Exhibit 2.1

Execution

EQUITY PURCHASE AGREEMENT

dated as of August 24, 2022

by and among

LAKES MARYLAND DEVELOPMENT, LLC

and

CENTURY CASINOS INC.,

VICI PROPERTIES L.P.,

And

Solely for purposes of SECTION 9.17,

GOLDEN ENTERTAINMENT, INC.

TABLE OF CONTENTS

i

ii

EXHIBITS

Exhibit AAssignment Agreement

Exhibit B Title Policy

Exhibit C Title Affidavit

Exhibit D CFO Certificate

Exhibit ETransition Services Agreement

iii

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement” is made and entered into as of August 24, 2022 by and among Lakes Maryland Development, LLC, a Minnesota limited liability company (“Seller”), Century Casinos, Inc., a Delaware corporation (“Buyer”), and VICI Properties, L.P., a Delaware limited partnership (“PropCo” and together with Buyer, each, an “Acquiror” and, collectively, the “Acquirors”) and, solely for purposes of Section 9.17, Golden Entertainment, Inc., a Minnesota corporation (“Guarantor”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9.1.

WHEREAS, Guarantor is the indirect owner of 100% of the equity interests of Seller;

WHEREAS, Seller is the record and beneficial owner of 100% of the outstanding equity interests (the “Purchased Interests”) of Evitts Resort, LLC, a Maryland limited liability company (the “Company”);

WHEREAS, the Company owns and operates the Rocky Gap Casino Resort in Flintstone, Maryland;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Purchased Interests, on the terms and subject to the conditions contained herein (the “Purchased Interests Sale”); and

WHEREAS, immediately prior to or substantially concurrent with the consummation of the Purchased Interests Sale, the Company and PropCo wish to effect the sale and assignment of certain real estate assets on the terms and subject to the conditions set forth in the Real Estate Purchase Agreement, which is being entered into concurrently herewith (as amended, supplemented or otherwise modified from time to time, the “Real Estate Purchase Agreement” and such transaction, the “Real Estate Purchase Transaction”).

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

Article I

PURCHASE AND SALE OF PURCHASED INTERESTS

1.1Purchase and Sale of Purchased Interests.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer free and clear of all Liens (other than restrictions under applicable securities Laws and Gaming Laws), and Buyer shall purchase from Seller, the Purchased Interests for an aggregate purchase price of $56,075,000 (the “Base Purchase Price”), as adjusted pursuant to Section 1.2 and Section 1.5.

1.2Purchase Price Elements.  As used herein, the aggregate purchase price for the Purchased Interests (the “Purchase Price”) shall be an amount equal to (i) the Base Purchase Price plus (ii) the amount (if any) by which the Closing Working Capital exceeds the Target Working

KL3 3395132.21

Capital, minus (iii) the amount (if any) by which the Target Working Capital exceeds the Closing Working Capital, plus (iv) an amount (if any) equal to the Closing Cash, minus (v) an amount (if any) equal to the Closing Indebtedness, plus  (vi) the Cage Cash Excess/Deficit (which may be a negative number), if any, minus  (vii) any Company Transaction Expenses. For the avoidance of doubt, any amount by which the Closing Working Capital is less than the Target Working Capital will reduce the Purchase Price (i.e., if the Closing Working Capital is more negative than the Target Working Capital, which is itself a negative figure, that shall reduce the Purchase Price), and any amount by which the Closing Working Capital is greater than the Target Working Capital will increase the Purchase Price (i.e., if the Closing Working Capital is a positive figure, or if it is closer to $0.00 than the Target Working Capital, then that shall increase the Purchase Price).

1.3Time and Place of Closing.  Unless this Agreement is earlier terminated pursuant to Article VII, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Interests (the “Closing”), will occur remotely by exchange of documents and signatures (or their electronic counterparts) pursuant to procedures and on a date to be agreed by the parties hereto acting reasonably, which date shall be no later than 10:00 a.m. Eastern Time on the fourth Business Day following satisfaction or waiver of all the conditions set forth in Article VI (other than those conditions intended to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”). At the Closing, Buyer shall pay the Closing Payment to Seller by wire transfer of immediately available funds to the account(s) designated in writing by Seller. The Closing shall be effective as of a time mutually agreed upon by the parties (subject to any requirements of applicable Gaming Authorities) (the “Effective Time”).

1.4Closing Transactions.  At the Closing in exchange for the Real Estate Purchase Price, the Company and PropCo (or its designee or designees) shall perform their respective obligations under the Real Estate Purchase Agreement (except to the extent waived), and thereby effect the Real Estate Purchase Transaction in accordance with and subject to the terms and conditions set forth in the Real Estate Purchase Agreement (including the conditions set forth in Article IX thereof). The transactions contemplated by this Agreement and the Real Estate Purchase Agreement are referred to herein as the “Transactions.”  At or prior to the Closing:

(a)Buyer shall pay the Closing Payment to Seller by wire transfer of immediately available funds to the account(s) designated in writing by Seller at least two Business Days prior to the Closing Date.

(b)Buyer shall pay (or cause to be paid) the Company Transaction Expenses, as set forth on the Estimated Closing Statement, which shall be payable to each payee thereof by wire transfer of immediately available funds to such payee’s account (which Seller shall provide at least two Business Days prior to the Closing Date).

(c)Buyer shall pay (or cause to be paid) the Indebtedness, as set forth in the Estimated Closing Statement, which shall be payable to each payee thereof by wire transfer of immediately available funds to such payee’s account (which Seller shall provide at least two Business Days prior to the Closing Date).

(d)Buyer shall deliver or cause to be delivered to Seller:

(i)counterparts to the Transition Services Agreement, duly executed by Buyer;

(ii)the certificates pursuant to Sections 6.3(a)(i) and 6.3(b)(i);   and

(iii)evidence reasonably satisfactory to Seller that Buyer has obtained, or caused to be obtained, all Gaming Approvals.

(e)Seller shall deliver, or cause to be delivered:

(i)to Buyer, counterparts to the Transition Services Agreement, duly executed by Seller;

(ii)to the Acquirors, the certificates required by Sections 6.2(a) and 6.2(b);

(iii)to the Acquirors, a properly completed IRS Form W-9 for Seller (or, if Seller is a disregarded entity for U.S. federal income tax purposes, its regarded owner) certifying that Seller (or regarded owner) is not subject to backup withholding;

(iv)to the Acquirors, evidence reasonably satisfactory to the Acquirors that Seller and any of its applicable Affiliates have obtained all approvals and all other material licenses and permits under applicable law required to consummate the transactions contemplated hereby and set forth on Section 1.4(e)(iv) of the Disclosure Schedules, including, with respect to the Ground Lease, the Ground Lease Consent (as defined in the Real Estate Purchase Agreement).

(v)to Buyer, an executed and delivered assignment agreement from Seller in the form attached hereto as Exhibit A (each, an “Assignment Agreement”) assigning Seller’s interest in the Purchased Interests to Buyer;

(vi)to the Acquirors and the Title Company, evidence from Seller reasonably satisfactory to the Title Company and Acquirors regarding due organization and the due authorization of the Transactions, to the extent required by the Title Company;

(vii)to PropCo, a title affidavit in the form attached as Exhibit C and such other customary affidavits in form and substance approved by Seller in its reasonable discretion as the Title Company may reasonably require in order to issue the Title Policy;

(viii)to Buyer, evidence of the resignation or removal, effective as of the Closing Date, of each director, officer or manager of Company, unless otherwise designated by Buyer in advance in writing no less than five Business Days prior to the Closing Date;

(ix)to the Acquirors, written evidence reasonably satisfactory to Acquirors that all Liens and Encumbrances (other than any Gaming Law restrictions and Permitted Encumbrances, including state and federal securities law restrictions) on the Purchased Interests and the assets of the Company, and guarantees by the Company, in each case set forth on Schedule 1.4(e)(ix), have been or will be released as of the Closing;

(x)to PropCo, all agreements, documents, instruments, or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 4(a) of the Real Estate Purchase Agreement and PropCo shall deliver to Seller the certificates required by Section 6.3(a)(ii) and Section 6.3(b)(ii);

(xi)to PropCo, a certificate of Seller’s chief financial officer (or other executive vested with similar duties) in the form of Exhibit D; and

(xii)solely to the extent required by applicable Maryland Gaming Laws or Maryland Gaming Authorities, as reasonably agreed upon by each of Seller and Buyer, Seller and Buyer shall prepare a detailed closing memorandum and submit it to the applicable Maryland Gaming Authorities with sufficient time to allow their review and approval and completion of the items set forth in such closing memorandum prior to the Closing Date.

1.5Purchase Price Adjustments.

(a)Not less than three Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of the Purchase Price, and each of the elements thereto, including the calculation thereof in reasonable detail calculated using the same methodology as the calculation set forth on Schedule 1.5(a) an amount equal to such good faith estimated Purchase Price shall be defined as the “Closing Payment”.

(b)Prior to the Effective Time and consistent with applicable Law, Seller shall conduct a count of the Cage Cash  (calculated using the same methodology as the calculation set forth on Schedule 1.5(b)) as well as a count of the Company’s liability for all outstanding chips, plaques, tokens, tickets, electronic credits, direct bet coupons (“Seller’s Chips”), and a count of any Front Money, in each case in a manner that complies with all applicable Gaming Laws. A Representative of Buyer may, subject to applicable Gaming Laws, be present to observe such Cage Cash, Seller’s Chips liability and Front Money count if it so elects. Such Cage Cash, Seller’s Chips and Front Money count shall be conclusive and binding upon Seller and Buyer, absent manifest error, and shall be used in the preparation of Closing Working Capital and the calculation of Purchase Price that is contained in the Post-Closing Statement (it being understood that the aggregate value of all outstanding Seller’s Chips will constitute a current liability of the Company in connection with the calculation of Closing Working Capital).

(c)As soon as reasonably practicable but in any event within 75 days after the Closing Date, Buyer will prepare (or cause to be prepared) and deliver to Seller a statement (the “Post-Closing Statement”) setting forth Buyer’s calculation of the Purchase Price, including the calculation thereof in reasonable detail calculated using the same methodology as the calculation set forth on Schedule 1.5; provided, that the calculation of Cage Cash  (calculated using the same methodology as the calculation set forth on Schedule 1.5(b)), Seller’s Chips liability and Front Money as determined pursuant to Section 1.5(b) shall be binding for purposes of the Post‑Closing Statement. The parties acknowledge that the purpose of preparing the Post-Closing Statement and determining the Purchase Price is to measure changes in the Purchase Price relative to the estimates provided pursuant to Section 1.5(a), and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Post‑Closing Statement or determining the Purchase Price or Closing Working Capital. Buyer shall promptly provide to Seller such backup or supporting data relating to the preparation of the Post‑Closing Statement and the calculation of the Purchase Price reflected thereon as Seller may request. Buyer shall also provide Seller and their Representatives with such reasonable on-site access, access to the books, records and personnel of the Company and Buyer (including Buyer’s accountants), at reasonable times and upon reasonable notice, as Seller may request for the purposes of evaluating the Post‑Closing Statement and Buyer’s calculation of the Purchase Price.

(d)Seller shall, within the 45-day period (the “Acceptance Period”)  following receipt of such Post-Closing Statement, notify Buyer of its acceptance or non‑acceptance (as the case may be) of the Post-Closing Statement and the calculation of the Purchase Price reflected thereon; provided,  however, that in the event that any backup or supporting data has been requested by Seller in accordance with Section 1.5(c) but not provided to Seller by the end of the Acceptance Period, then the Acceptance Period shall automatically be extended until the date that is 10 Business Days following the date such backup or supporting data is received by Seller. If no such notice is delivered to Buyer by Seller within the Acceptance Period, the Post-Closing Statement and the calculation of the Purchase Price reflected thereon shall be deemed to have been accepted by Seller and shall be binding thereon for all purposes of this Agreement. If the Post‑Closing Statement and the calculation of the Purchase Price reflected thereon are accepted or deemed to have been accepted by Seller, as contemplated by this Section 1.5(d), then payment of any related amounts shall be made pursuant to Section 1.5(f). If Seller gives notice (a “Dispute Notice”) to Buyer within the Acceptance Period that Seller does not agree with or otherwise does not accept the calculation of the Purchase Price reflected on the Post-Closing Statement, Seller shall describe in such Dispute Notice the nature of any disagreement so asserted. Buyer and Seller shall endeavor in good faith to resolve all such disagreements within the 30-day period (the “Negotiating Period”) following the delivery by Seller of such Dispute Notice.

(e)If Buyer and Seller are unable to resolve any disagreements regarding the Post-Closing Statement and the calculations reflected thereon within the Negotiating Period, then all such disputes shall be promptly referred to a nationally recognized independent accounting firm as is mutually acceptable to Buyer and Seller and provides reasonable assurances of limiting the members of such project to those who have not previously been engaged by Buyer, Seller or their respective Affiliates (the “Neutral Accounting Firm”). Buyer and Seller agree to execute, if requested by the Neutral Accounting Firm, a reasonable engagement letter. The Neutral Accounting Firm shall be instructed only to resolve outstanding specific disagreements relating to the Post-Closing Statement and the calculation of the Purchase Price reflected thereon, and shall be instructed not to otherwise investigate such matters independently or introduce different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies in connection therewith. The Neutral Accounting Firm shall investigate only those items that are in dispute and shall not assign a value to any item that is (A) greater than the greatest value for such item claimed by either of Buyer or Seller or (B) lower than the lowest value for such item claimed by either of Buyer or Seller. The Neutral Accounting Firm’s determination shall be based only upon written submissions by Buyer and Seller, and not upon an independent review by the Neutral Accounting Firm. The parties shall instruct the Neutral Accounting Firm, acting as experts and not as arbitrators, to render its determination within 30 Business Days of the referral of such matter thereto, and the determination of the Neutral Accounting Firm shall be final and binding upon Buyer and Seller for all purposes of this Agreement. Judgment may be entered upon the determination of the Neutral Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Neither Buyer nor Seller shall have any ex parte communications or meetings with the Neutral Accounting Firm without the prior consent of Buyer (in the case of Seller) or Seller (in the case of Buyer). The fees and expenses of the Neutral Accounting Firm shall be allocated between Buyer and Seller (as determined by the Neutral Accounting Firm) so that Seller’s share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller (as determined by the Neutral Accounting Firm) and the denominator of which is the total amount in dispute submitted to the Neutral Accounting Firm under this Section 1.5. The balance of such fees and expenses shall be paid by Buyer.

(f)No more than five Business Days following the final determination of the Purchase Price, (A) if the finally determined Purchase Price exceeds the purchase price as calculated in accordance with Section 1.5(a) (the amount of such difference, the “Actual Deficiency”), then Buyer shall pay to Seller, by wire transfer of immediately available funds to such account or accounts as may be designated by Seller to Buyer in writing, an amount equal to such Actual Deficiency, or (B) if the finally determined Purchase Price is less than the purchase price as calculated in accordance with Section 1.5(a) (such amount, the “Actual Overpayment”), then Seller shall pay to Buyer an amount equal to such Actual Overpayment by wire transfer of immediately available funds to such account or accounts as may be designated by Buyer to Seller in writing. Any payment under this Section 1.5(f) shall be treated as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

1.6Allocation of Purchase Price.  Within 30 days following the final determination of the Purchase Price pursuant to Section 1.5, Buyer shall deliver to Seller a schedule (the “Allocation Schedule”) allocating the Purchase Price (including any Liabilities of the Company and other items properly taken into account as part of the Purchase Price for U.S. federal income tax purposes) among the assets of the Company.  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. If Seller does not notify Buyer in writing within 20 days following Seller’s receipt of the Allocation Schedule that Seller objects to the Allocation Schedule, the Allocation Schedule shall be final and binding upon the parties to this Agreement. If within such 20 day period Seller so notifies Buyer (“Seller’s Objection Notice”), Seller and Buyer shall negotiate in good faith to resolve the disputed matters. Any matters not so resolved within 20 days following delivery of Seller’s Objection Notice shall be referred to the Neutral Accounting Firm for resolution (which resolution shall be consistent with Section 1060 of the Code and the Treasury Regulations thereunder). The fees and expenses of the Neutral Accounting Firm shall be allocated between Buyer and Seller (as determined by the Neutral Accounting Firm) so that Seller’s share of such fees and expenses shall be equal to the product of (i) the aggregate amount of such fees and expenses, and (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Seller in Seller’s Objection Notice (as determined by the Neutral Accounting Firm) and the denominator of which is the total amount in dispute submitted to arbitration. The balance of such fees and expenses shall be paid by Buyer. The Allocation Schedule (as revised to reflect the resolution of any disputed matters by mutual agreement of Buyer and Seller or by the Neutral Accounting Firm, as applicable) shall be final and binding upon Buyer, Seller and their respective Affiliates, and Buyer, Seller and their respective Affiliates shall (a) file all Tax Returns consistent with such Allocation Schedule and (b) take no position inconsistent with such Allocation Schedule in any Tax audit, assessment or proceeding; provided, that (i) Buyer, Seller and their respective Affiliates may settle any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Allocation Schedule, and (ii) none of Buyer, Seller or their respective Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity arising out of the Allocation Schedule.

1.7Withholding.  Buyer, PropCo, the Company and their agents, assigns and Affiliates (each, a “Payor”) will be entitled to deduct and withhold from the amounts payable under this Agreement and the Real Estate Purchase Agreement to Seller or any other Person such amounts as may be required to be deducted and withheld under the Code and any other applicable Tax Laws. If a Payor intends to withhold any such amounts (other than withholding with respect to payment of compensation to an employee for services or as a result of the failure by a Seller to comply with Section 1.4(e)(iii)), the applicable Payor shall promptly, upon becoming aware of such withholding obligation, notify Seller in writing of such intention to withhold. Furthermore, the applicable Payor shall provide a reasonable opportunity for Seller to provide forms, documents or other evidence that would mitigate or eliminate the amount of withholding Taxes and shall use commercially reasonable efforts to cooperate with Seller to mitigate or eliminate the amount of withholding Taxes to the maximum extent permitted by the Code or applicable Tax Law, including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, withholding Taxes. To the extent that amounts are so deducted and withheld by the applicable Payor, such deducted and withheld amounts (a) shall be remitted by the applicable Payor to the applicable Governmental Entity within the time and in the manner required by applicable Law and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Acquirors that the following representations and warranties are true and correct as of the time of execution of this Agreement (unless the particular statement speaks expressly as of another date, in which case Seller represents and warrants to Acquirors as of such other date), in each case, except as set forth herein and in the Disclosure Schedules delivered to Acquirors on the date of this Agreement (the “Disclosure Schedules”) (which Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections of this Agreement and the disclosure in any section shall qualify other sections of this Agreement only to the extent it is reasonably apparent that it is applicable thereto), as follows:

2.1Organization.  Each Seller Party is duly organized, validly existing and in good standing under the Laws of its state of formation and has the requisite corporate, limited partnership or limited liability company, as applicable, power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in the jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect. Seller is duly qualified or licensed to do business and are in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not materially impair or delay the Closing.

2.2Authority; No Conflict; Required Filings and Consents

(a)Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the agreements contemplated hereby and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)Subject to obtaining the Landlord’s and the Board of Public Works’ consent under the Ground Lease, the execution,  delivery and performance of this Agreement does not, and the consummation of the transactions contemplated by this Agreement do not and will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of any Seller Party, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material Contract to which Seller is a party or by which Seller is bound or to which any of its properties and assets are subject (including any Material Contract) or any Company Permit affecting the properties, assets or business of the Company or Lease Document, (iii) subject to the governmental filings and other matters referred to in Section 2.2(c), conflict with or violate any Law or order of a Governmental Entity applicable to Seller Parties, or (iv) result in the creation or imposition of any Encumbrance (excluding Permitted Encumbrances) on any properties or assets of the Company, except in the case of clauses (ii),  (iii), and (iv) for any such matters that (x) are not, individually or in the aggregate, or would not be reasonably expected to result in a material Liability to the Company or materially impair the operations or real or personal property of the Company or (y) would not be reasonably likely to materially impair or materially delay the Closing.

(c)No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of any Seller Party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) those required under the Gaming Laws (including all Gaming Approvals), (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or permits as may be required under the Laws of any jurisdiction in which any Seller Party conducts any business or owns any assets, the failure of which to make or obtain would not be material to the Company or its properties or assets taken as a whole, (iv) any consents, approvals, orders, authorizations, registrations, declarations, filings or permits required by Buyer or any of its Subsidiaries, Affiliates, Principals (as that term is defined in the Maryland Gaming Laws), or key employees (including under the Gaming Laws), and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or permits as may be required from the Landlord and Board of Public Works under the Ground Lease.

2.3Capitalization

(a)Seller owns of record and beneficially all of the Purchased Interests, free and clear of all Liens other than Permitted Encumbrances. Assuming Buyer has the requisite power and authority to be the lawful owner of the Purchased Interests, upon consummation of the transactions provided for in this Agreement in accordance with the terms hereof, Seller will deliver to Buyer good and valid title to the Purchased Interests, free and clear of all Liens, except for Liens created by or on behalf of or claiming through or under Buyer and restrictions imposed under applicable securities Laws or Gaming Laws. The Company does not directly or indirectly own any capital stock or other equity interests or investments in any Person. The Company does not have any Subsidiaries.

(b)The Purchased Interests constitute all of the issued and outstanding equity and voting interests of the Company. All of the issued and outstanding equity and voting interests of the Company have been duly authorized, and validly issued and all required capital contributions with respect to the Purchased Interests have been made, and are free of preemptive rights. There are no outstanding (i) securities convertible into or exchangeable or exercisable for equity interests of, or securities convertible into or exchangeable or exercisable for equity interests of the Company, (ii) options, warrants, contracts, pledges, calls, puts or other rights to purchase or subscribe for equity interests of the Company or (iii) Contracts or other obligations of any kind to which any Seller Party is party requiring the issuance after the date hereof of (A) any equity interests of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i), or (C) any options, warrants, contracts, pledges, calls, puts or rights of the type referred to in clause (ii).

2.4Financial Statements; Undisclosed Liabilities

(a)Schedule 2.4 contains (a) a true and complete copy of the Company’s audited balance sheet as of December 31, 2021, December 31, 2020 and December 31, 2019 and the related income statements for the twelve months ended December 31, 2021, December 31, 2020 and December 31, 2019 (collectively, the “Annual Financial Statements”) and (b) a true and complete copy of the Company’s unaudited balance sheet as of June 30, 2022 and income statement for the six months then ended (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”). The Annual Financial Statements were prepared in accordance with GAAP in effect at the time of such preparation (except as disclosed in the notes thereto), applied on a consistent basis throughout the periods involved and fairly and accurately present in all material respects the financial position, results of operations and cash flows of the Company as of such date. The Company has a system of internal accounting controls with respect to its business sufficient to provide reasonable assurances (i) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect the Company’s financial statements, (ii) that transactions are recorded as necessary to permit preparation of financial statements (A) in accordance with GAAP and (B) to maintain accountability for material assets, and (iii) that material receipts and expenditures of the Company are being made only in accordance with the authorization of management of the Company. The Financial Statements were prepared from, and in accordance with, the books and records of the Company that have been maintained in material compliance with applicable legal and accounting requirements and reasonable business practices.

(b)The Company has no Liabilities, whether or not accrued or unaccrued, absolute or contingent, asserted or unasserted, matured or unmatured or otherwise, other than Liabilities (i) reflected or reserved for on the balance sheet (or in the notes thereto) included in the Interim Financial Statements (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit, or violation of applicable Law or relates to any environmental, health or safety matter), (ii) incurred in the Ordinary Course of Business after the date of the Interim Financial Statements, (iii) incurred in connection with the transactions contemplated hereby, (iv) that are Permitted Encumbrances, (v) that are included in Closing Indebtedness or Company Transaction Expenses, (vi) that arise under Seller’s Contracts (other than Liabilities resulting from any breach or default of any such Contract), or (vii) that, individually or in the aggregate, would not be material to the Company or its properties or assets taken as a whole.

2.5Taxes

(a)The Company has timely filed (taking into account any applicable extension of time within which to file) with the appropriate Governmental Entities all income Tax Returns and all other material Tax Returns that are required to be filed by the Company and has paid all material Taxes due and payable by it (whether or not shown as due on any Tax Return) and all such Tax Returns are true, correct, and complete in all material respects.

(b)(b)The Company has withheld and paid over to the appropriate Governmental Entities all material Taxes required to be withheld and paid over in connection with any amounts paid or owing to any employee, creditor, independent contractor, member or other third party and has timely complied with all information reporting requirements related to any such amounts, including Forms W-2 and 1099 to the extent applicable, including maintenance of required records with respect thereto.

(c)(c)The Company has not received a written notice from any Governmental Entity with which the Company does not currently file a Tax Return indicating that the Company is or may be required to file a Tax Return with that Governmental Entity.

(d)(d)The Company has not extended or waived any statute of limitations with respect to any Taxes or Tax Returns of the Company, and no such waiver or extension has been requested in writing by any Governmental Entity.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than automatic extensions obtained in the ordinary course of business.

(e)(e)No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into or issued by any Governmental Entity with or in respect to the Company.

(f)(f)The Company is and has since its formation been classified as an entity disregarded as separate from its owner for U.S. federal (and, to the extent applicable, state and local) income tax purposes. Seller is and has since its formation been classified as an entity disregarded as separate from its owner for U.S. federal (and, to the extent applicable, state and local) income tax purposes.

(g)(g)There is no dispute, action, suit, proceeding, investigation, audit or written claim now pending against the Company in respect of any material Tax and no written notice of any such threatened dispute, action, suit, proceeding, investigation, audit or claim has been received by the Company or Seller from any Governmental Entity.

(h)(h)There are no Liens for Taxes (other than Permitted Encumbrances) upon the assets of the Company.

(i)(i)The Company (i) is not party to any written Tax sharing, allocation, indemnity or similar agreement pursuant to which it will have any obligation to make any payments after the Closing (other than credit or other commercial agreements the primary purpose of which does not relate to Taxes), (ii) has not been a member of any consolidated, combined, affiliated or unitary group for any Tax purposes, (iii) has no liability for the Taxes of any Person (A) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or (B) as a transferee or successor or otherwise by Contract (other than Contracts the primary purpose of which does not relate to Taxes) or operation of Law.

(j)The Company has not entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k)Neither Buyer nor the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period (or portion thereof) as a result of any of the assets or liabilities of the Company constituting a prepaid amount, deferred revenue, or advance payment received prior to the Closing Date.

(l)(m)The Company has not deferred the withholding, payment, or deposit of any payroll Taxes pursuant to Section 2302 of the CARES Act or the “Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” issued by the President of the United States on August 8, 2020.

(m)(i) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (along or in combination with any other event) will result in any payment to any “disqualified individual” of the Company that is reasonably likely to be characterized as a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code); and (ii) the Company has not made any payment or payments, is not obligated to make any payment or payments, and is not a party to (or a participating employer in) any Contract that has in the past three years resulted or would reasonably be expected to result in the imposition on the Company or any employee of the Company of any additional Tax or interest under Section 409A of the Code (or under any similar provision of state, local, or foreign law) or Section 457A of the Code.

(n)The Company is not obligated to pay or reimburse any Person for any Taxes imposed under Section 4999 of the Code (or any comparable provision or provisions of state, local or foreign law) as a result of any Contract currently in effect.

(o)  (s)The Company has not made any written requests for rulings or determinations, with respect to any Tax of any of the Company that are currently pending before a Governmental Entity.

2.6Real Property

(a)The Company does not own any real property except for the Improvements located on the Property, subject to the terms and conditions of the Ground Lease, including those certain Improvements set forth on Schedule 2.6(a). Except for the Leased Real Property (defined below), the Company does not lease (as lessee), sublease (as sublessee), license (as licensee) or otherwise occupy any real property. Schedule 2.6(a) identifies all real property leased or otherwise occupied by the Company as lessee, sublessee, licensee or otherwise (the “Leased Real Property”, and together with all of the Company’s rights, title,  and interest in and to all land, buildings, structures, easements, appurtenances,  and improvements thereon, collectively, the “Real Property”).

(b)The Real Property consists of all real property leased or occupied by the Company and its Affiliates in connection with the business of the Company.

(c)Schedule 2.6(c) is a correct and complete list of all documents and agreements pursuant to which the Company leases the Real Property (together with all guaranties, amendments, modifications, extensions, renewals, and replacements thereof, and other documents and agreements relating thereto, collectively, the “Lease Documents”).  True and correct copies of the Lease Documents have been made available to Acquirors on the Virtual DataSite.  To the knowledge of Seller Parties, the Lease Documents are in full force and effect.  The Company is not, and to the knowledge of Seller Parties, neither any landlord nor any other party to any Lease Document, is in default under the Lease Documents and to the knowledge of the Seller Parties, there are no events which, with notice, the passage of time, or both would constitute a default.  The Company has not given or received any written notice of default or intention to terminate or not renew, or assertion of any offset, counterclaim or deduction to the payment of rent under, any of the Lease Documents which remains outstanding and/or uncured, and, to the knowledge of Seller Parties, no right of offset, counterclaim or deduction to the payment of rent under any of the Lease Documents exists, except as otherwise disclosed on Schedule 2.6(c)  hereto.

(d)The Company does not lease (as lessor), sublease (as sublessor), license (as licensor) or allow any Person other than the Company to occupy all or any portion of the Real Property and there are no parties with rights of tenancy or occupancy of the Real Property other than the Company.

(e)Except as otherwise disclosed on Schedule 2.6(e) hereto, none of Seller Parties or the Company has received written notice of any, and to Seller’s knowledge (with no duty of reasonable due inquiry) there are no violations of any applicable Laws with respect to the use, occupancy and/or ownership of the Real Property, and, to the knowledge of Seller Parties (with no duty of reasonable due inquiry), the Real Property and the use thereof is not in violation of any applicable Laws with respect to the use, occupancy and ownership of the Real Property.

(f)There are no options to purchase, rights of first refusal, options to lease, Contracts, commitments, letters of intent or other obligations outstanding for the sale, exchange, encumbrance (other than Permitted Encumbrances), lease, sublease or transfer of the Company’s interest in the Real Property, or any portion thereof or interest therein except as set forth in the Lease Documents,  as disclosed on Schedule 2.6(c), or as a result of the transactions contemplated by or otherwise expressly permitted by this Agreement.

(g)The Company has not made or entered into any Contract to sell, mortgage, pledge or hypothecate, lease, sublease, convey, alienate, transfer or otherwise dispose of or encumber the Company’s interest in the Real Property, or any portion thereof, other than as a result of the transactions contemplated by or otherwise expressly permitted by this Agreement.

(h)All material certifications, permits, licenses and approvals, including certificates of completion and occupancy required of the Company for the legal use, occupancy and operation of each Improvement located on or about the Real Property (for its present use thereof), has been obtained and is in full force and effect.  Attached hereto as  Schedule 2.6(h) is a correct and complete list of all material repairs and replacements (to the extent characterized as a capital expenditure in accordance with GAAP) undertaken with respect to the Improvements during the prior three years.

(i)None of Seller Parties or the Company has any knowledge of (with no duty of reasonable due inquiry with respect to Landlord’s interest in the Premises), or has received written notice of any condemnation or eminent domain proceeding pending or threatened against the Company’s interest in the Real Property or the Landlord’s interest in the Premises (as defined in the Ground Lease), or any part thereof, and there are no such proceedings pending or, to the knowledge of Seller Parties (with no duty of reasonable due inquiry), threatened against the Real Property or the Premises. None of Seller Parties or the Company has received written notice from any Governmental Entity concerning any pending or the possible imposition of any special, general or other assessments on the Real Property.

(j)None of Seller Parties or the Company has any knowledge of (with no duty of reasonable due inquiry), or has received any written notice of, any default under any covenant, easement, restriction or other recorded agreement affecting or encumbering any Real Property or any portion thereof that remains outstanding and uncured.

(k)There is no material demolition, renovation, construction or other development-related activity ongoing at the Property.

(l)None of Seller Parties or the Company has any knowledge of, or has received any written notice from any insurer of any Real Property requiring any material work to be performed as a condition to the renewal of any insurance policy of the Company which has not heretofore been complied with.

2.7Intellectual Property

(a)Schedule 2.7(a) lists all (i) issued patents and pending applications therefor; (ii) registered trademarks and service marks, and applications therefor; (iii) registered copyrights and applications therefor; and (iv) registered domain names, in each case, owned by the Company (the “Registered IP” and together with all other Intellectual Property owned by the Company, the “Company Intellectual Property”).  The Company has complied with all applicable Laws to file, obtain, and maintain the enforceability of such registrations and applications for the Registered IP.  The registered trademarks are valid and enforceable, and no claim has been threatened in writing or, to the knowledge of Seller Parties, threatened against the Company alleging that the Registered IP is invalid or unenforceable in whole or in part.  The Company has the sole right to enforce all of the Company Intellectual Property.

(b)(b)The Company exclusively owns the entire right, title and interest in and to the Company Intellectual Property, free and clear of all Encumbrances and any requirement to pay any past, present or future royalty, fees or other charges or payments (other than payments to Governmental Entities or registries necessary for the maintenance of the Registered IP). The Company has had and currently owns or possesses adequate rights to use the Intellectual Property used in connection with the operation of the business of the Company; provided, however, that the foregoing is not a representation or warranty of non-infringement.  The Company has not infringed, misappropriated or otherwise violated the Intellectual Property of third parties.  Seller has not received any written communication that the Company is infringing, misappropriating or otherwise violating the Intellectual Property of any Person.  To the knowledge of Seller Parties, no third party is infringing, misappropriating, or otherwise violating the Company Intellectual Property.  The Company Intellectual Property and the Licensed Intellectual Property constitutes all Intellectual Property necessary for the conduct of the business of the Company as currently conducted and the same shall not be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, the foregoing not constituting a representation or warranty of non-infringement.

(c)(d)The Company has taken reasonable measures and implemented reasonable procedures, standards, systems, policies and technologies consistent with industry standards to maintain in confidence and protect the proprietary nature of all Company Intellectual Property.

(d)(e)Schedule 2.7(d) sets forth all of the Contracts for material licensed Intellectual Property used in or necessary to the conduct of the business of the Company, other than commercially available “off-the-shelf” software and licenses for the purchase or lease of hardware or equipment where software is pre-installed or embedded on such hardware or equipment  (“Licensed Intellectual Property”).

2.8Agreements, Contracts and Commitments.  Schedule 2.8 sets forth, as of the date of this Agreement, a true and complete list of, and Seller has made available to Acquirors true and complete copies of, the following Contracts (other than any Labor Agreements or Benefit Plans disclosed on Schedule 2.14(a)) (collectively, together with the Contracts for the Licensed Intellectual Property, and the Lease Documents (the “Material Contracts”)):

(a)each Contract of the Company involving aggregate payments by or to the Company of more than $100,000 in fiscal year 2021;

(b)each Contract of the Company that contains “requirements” provisions or other provisions obligating the Company to purchase or obtain a minimum or specified amount of any product or service from any Person;

(c)(i) all Contracts pursuant to which any Indebtedness for borrowed money of the Company is outstanding or may be incurred, and (ii) all Contracts of or by the Company guaranteeing any Indebtedness of any other Person;

(d)all Contracts pursuant to which the Company has agreed not to, or which, following the consummation of the transactions contemplated by this Agreement, would restrict the ability of the Company to compete with any Person in any business or in any geographic area or to engage in any business or other activity, other than any Lease Document,  including any restrictions relating to “exclusivity” or any similar requirement in favor of any Person other than the Company pursuant to which any material benefit is required to be given or lost as a result of so competing or engaging;

(e)all Contracts to which the Company is party granting any license to any material right, property or other asset (other than Intellectual Property);

(f)all Contracts pursuant to which material Intellectual Property rights are licensed from the Company to a third party;

(g)any employment, consulting, independent contractor, severance, deferred compensation, retention or change of control agreement or arrangement;

(h)any union collective bargaining agreement or other written agreement with any union;

(i)each management agreement, Lease Document, franchise or operating agreement relating to all or any portion of the Real Property involving aggregate annual payments by the Company in excess of $50,000;

(j)each Contract involving the purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of, or ground lease, by merger, purchase or sale of assets or stock or otherwise, of (i) any real property, including the Real Property, or (ii) any personal property, equipment, business, Person (or equity interests thereof) or other assets (other than real property);

(k)each Contract for any construction work (including any additions or expansion) to be performed at any Real Property and under which the Company has an obligation in excess of $100,000 in the aggregate;

(l)each Contract relating to interest rate caps, collars or swaps, currency hedging transactions and other similar arrangements to which the Company is a party or an obligor with respect thereto;

(m)all joint venture, limited liability company, partnership or other similar Contracts (including all amendments thereto) in which the Company holds an interest; and

(n)all Affiliate Contracts.

Each Material Contract is enforceable against Seller Party thereto and, to the knowledge of Seller Parties, the other parties thereto subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity. Except for any such matter that, individually or in the aggregate, has not and would not reasonably be expected to result in material Liability to the Company or materially impair the operations or property of the Company or prevent or materially delay Seller from consummating the transactions contemplated by this Agreement, (i) each Material Contract is valid, binding and enforceable on the Company in accordance with its terms and is in full force and effect; (ii) neither the Company or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any Material Contract, or has provided or received any written notice of any intention to cancel, terminate, modify, refuse to perform or refuse to renew such Material Contract; and (iii) to Seller’s knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. As of the date hereof, the Company has not given nor received any written notice of the intention of any Person to repudiate or terminate any Material Contract. Each Material Contract has been made available to the Acquirors through the Virtual DataSite. Notwithstanding the foregoing, the provisions of this paragraph shall not apply with respect to the Lease Documents.

2.9Litigation.  Except as set forth on Schedule 2.9, as of the date hereof, there is no, and during the past three years, there has not been any, action, suit or proceeding, claim, arbitration or investigation against a Seller Party, or as to which a Seller Party has received any written notice of assertion or, to the knowledge of Seller Parties, threatened against a Seller Party or the transactions contemplated by this Agreement, before any court, arbitrator, governmental or regulatory authority or body, domestic or foreign, except for any matters that individually or in the aggregate with respect to related actions, suits, proceeds, claims, arbitrations or investigations are not reasonably likely to result in $100,000 in liability to the Company or its properties or assets taken as a whole. The Company is not subject to any judgment, order, award, penalty or decree of any United States federal, state or local, or any supra-national or non-U.S. court or tribunal or other Governmental Entity any judgment, order, award, penalty or decree in any arbitration or other proceeding that, individually or in the aggregate, have been or are reasonably likely to result in material Liability to the Company or materially impair the operations or property of the Company or that would prevent or materially delay Seller from consummating the transactions contemplated by this Agreement.

2.10Environmental Matters.  Except as set forth on Schedule 2.10:

(a)the Company has obtained and is in compliance with all material permits, licenses or approvals required pursuant to Environmental Law (“Environmental Permits”) necessary to conduct its business and for the operations conducted at the Real Property. The Environmental Permits are in full force and effect and listed on Section 2.10(a) of the Disclosure

Schedules and Seller Parties have no knowledge of any fact that may result in the suspension, modification, revocation, or termination of such Environmental Permits except by their own terms;

(b)The Company’s operation and use thereof are, and for the past seven years have been, in material compliance with all applicable Environmental Laws and to the knowledge of Seller Parties, the Real Property has been operated in material compliance with all applicable Environmental Laws prior to that time;

(c)the Company is not subject to any pending or, to the knowledge of Seller Parties, threatened action, suit, proceeding or claim by any Governmental Entity or other Person alleging Liability under or violation of any Environmental Law related to any Real Property, or alleging responsibility for the release, investigation, monitoring, removal, cleanup, or remediation of any Hazardous Substances, which remain unresolved or prescribe on-going obligations for the Company;

(d)to the knowledge of Seller Parties, no Hazardous Substances have been Released on, under, or from any Real Property or any other property in quantities or locations that would reasonably be expected to result in a violation of, or claim of liability under, Environmental Law against the Company, or require investigation, monitoring, removal, cleanup, or remediation by the Company pursuant to any Environmental Law and the Seller Parties have not received any notice that any Real Property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (the “NPL”), under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Superfund Enterprise Management System, or any similar state list;

(e)all environmental site assessment reports (including any Phase I or Phase II reports), and all other material investigation or remediation studies, audits, agency correspondence, assessments or similar documents that, to the knowledge of Seller Parties, are in the possession of the Company and relate to the environmental conditions at the Real Property have been made reasonably available to Acquirors;

(f)there are no active or, to the knowledge of Seller Parties, abandoned aboveground or underground storage tanks, landfills, disposal units, surface impoundments, sumps, or catchment systems for the treatment, storage or disposal of Hazardous Substances on any Real Property;

(g)to the knowledge of the Seller Parties, the Company has not stored, disposed of, transported, arranged for or permitted the disposal, transport, handling or release of any Hazardous Substances except in material compliance with applicable Environmental Laws;

(h)there are no off-site Hazardous Substances treatment, storage, or disposal facilities or locations used by the Company with respect to which the Company has received any written notice within the past three years regarding potential liabilities with respect to such off‑site Hazardous Substances treatment, storage, or disposal facilities or locations used by the Company. To Seller’s knowledge, none of the foregoing off-site locations is subject to investigation or action under CERCLA or similar state requirements, or is or has been listed on, or has been proposed for listing on, the NPL under CERCLA, the Superfund Enterprise Management System, or any similar state list; and

(i)the Company has not retained or assumed by contract any material Liabilities or obligations of third parties under Environmental Law.

The Company makes no representation or warranty regarding Environmental Law, except as expressly set forth in this Section 2.10.

2.11Absence of Certain Changes or Events.  During the period from June 30, 2022 to the date of this Agreement, the Company has conducted its business in all material respects in the Ordinary Course of Business and:

(a)there has not been any event, circumstance or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(b)there has not been any change in financial accounting methods, principles or practices by the Company materially affecting the financial condition or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(c)except as described on Schedule 2.11(c), there has been no material physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting all or any portion of the Real Property or any other personal property or equipment of the Company, other than wear and tear in the Ordinary Course of Business and any damage, destruction or other casualty that has been repaired or remediated;

(d)the Company has not (x) increased the salary, wages or other compensation of any officer, employee or consultant of the Company by more than 3% or (y) adopted, entered into or became bound by any Benefit Plan or Labor Agreement, or (z) materially amended, materially modified or terminated any Benefit Plan or Labor Agreement, in each case except to the extent required by applicable Law or as required by the terms of any Benefit Plan,  Labor Agreement or other Contract then in effect or in effect as of the date of this Agreement, or, in connection promotions of such officers or employees in the Ordinary Course of Business;

(e)the Company has not entered into, amended, modified, terminated (partially or completely) or granted a waiver of material rights under any Material Contract, in each case other than in the Ordinary Course of Business; provided, that the parties acknowledge and agree that renewal of Contracts or licenses on substantially the same terms shall be deemed to be in the Ordinary Course of Business;

(f)there has not been any material adverse change in any rights that the Company has under or to any Intellectual Property that is owned by the Company or, to the knowledge of Seller Parties, any such change in such rights under or to Intellectual Property owned by third parties that the Company has the right to use, other than the expiration of any such rights in accordance with the terms thereof;

(g)the Company has not acquired, disposed of or encumbered any real property; and

(h)the Company has not entered into any Contract to do or engage in any of the foregoing after the date hereof.

2.12Permits; Compliance with Gaming Laws

(a)The Company is in compliance with, and during the past three years has been in compliance with, all applicable Laws (including Gaming Laws), except where such non‑compliance has not and would not reasonably be expected to, individually or in the aggregate, result in material Liability to the Company or materially impair the operations or property of the Company or materially impair or delay the Closing. Each Seller Party and, to the knowledge of Seller Parties, each of their respective directors, managers, officers and Persons performing management functions similar to officers, hold, and the Real Property has, all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including a video lottery operation license and all Gaming Approvals), necessary to conduct the business and operations conducted by the Company, each of which is in full force and effect in all material respects (the “Company Permits”), except the failure of which to hold would not, individually or in the aggregate, be reasonably likely to materially impair or delay the Closing or is material to the Company and its properties taken as a whole or to the Real Property. To the knowledge of Seller Parties, no event has occurred or condition or state of facts exists that permits, or upon the giving of notice or passage of time or both, would be reasonably expected to permit, revocation, non‑renewal, modification, suspension, limitation or termination of any of the Company Permits that currently are in effect,  the revocation, non-renewal, modification, suspension, limitation or termination of which would, individually or in the aggregate, materially impair or delay the Closing or is material to the Company and its properties taken as a whole or to the Real Property. Each Seller Party and their respective directors, officers, and Persons performing management functions similar to officers, are in compliance in all material respects with the terms of the applicable Company Permits. The business conducted by the Company is not being conducted in violation of any applicable Law of any Governmental Entity (including any Gaming Laws). During the past three years, no Seller Party has received a written notice of any investigation of the Company by any Governmental Entity that is pending, and, to the knowledge of Seller Parties, no such investigation is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same.

(b)As of the date of this Agreement, none of Seller Parties, nor, to the knowledge of Seller Parties, any of their respective directors, managers, officers or Persons performing management functions similar to officers has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to, any violation or possible violation of any Gaming Laws exclusively related to actions or inactions at the Property.

2.13Personnel; Labor Matters

(a)(1) Except for the Collective Bargaining Agreement and the union and employees covered by the Collective Bargaining Agreement, and the Labor Peace Agreement, (x) the Company is not a party to any collective bargaining or similar labor agreement, including without limitation, any side letters or memorandums of understanding, with a labor union or similar organization relating to employees of the Company (collectively, “Labor Agreements”), (y) no such agreement is currently being negotiated by the Company and (z) no employee of the Company is represented by a union with respect to his or her employment by the Company; (2) except for the Collective Bargaining Agreement and the union and employees covered by the Collective Bargaining Agreement, within the last three years, no union (with respect to employees of the Company) or group of employees of the Company has filed any representation petition, instituted any proceedings, or made any written or, to the Seller Parties’ knowledge, oral demand for recognition of a bargaining representative; (3) except for the Collective Bargaining Agreement and the union and employees covered by the Collective Bargaining Agreement, within the past three years, to Seller Parties’ knowledge, no union organizing or decertification effort is or has been underway or threatened by, or on behalf of, any union with respect to employees of the Company; (4) within the past three years, there has been no labor strike, picketing, lockout, work stoppage, slowdown or other material labor dispute, and none is underway or, to the Company’s knowledge, threatened; and (5) within the last three years, the Company has not received any written complaint or grievance alleging the Company engaged in any unfair labor practice.

(b)The Company is, and has been in the last three years, in compliance in all material respects with the terms of the Collective Bargaining Agreement, the Labor Peace Agreement and all applicable Laws  concerning labor and employment laws, practices, and regulations, including all applicable Laws relating to employment discrimination, equal employment, harassment, retaliation or reprisal, whistleblowing, reasonable accommodation, civil rights, equal pay/pay equity, pay transparency, the classification of employees as exempt or non-exempt under the Fair Labor Standards Act and similar applicable Laws and classification of workers as employees or independent contractors, wages and hours (including overtime pay and meal and rest break periods), child labor, hiring, background checks, collective bargaining and labor relations, unfair labor practices, parenting, family, pregnancy, disability, military and all other leaves of absence required under applicable Laws, occupational safety and health, workers’ compensation, unemployment compensation, work authorization and immigration, and the payment of income (including with respect to pay stubs and payroll records).

(c)(c)There is no pending or, to the knowledge of Seller Parties, threatened charge, complaint, investigation, grievance, action or claim filed by or on behalf of any employee of the Company and there are no pending or, to the knowledge of Seller Parties, threatened unfair labor practices charges with or by any Governmental Entity against the Company, including the U.S. Equal Employment Opportunity Commission, Occupational Safety and Health Administration, the National Labor Relations Board, United States Department of Labor, or any similar state or local government agency.

(d)(d)Within the last three years, the Company has not implemented any plant closing or mass layoff of employees governed by the WARN ACT or any similar state or local law and no such plant closing or mass layoff has been announced or is planned. The Company has not placed any employee on a paid or unpaid furlough or temporary layoff, or required any employee to quarantine away from work, for any reason relating to COVID-19 since March 1, 2020.

(e)(e)Schedule 2.13(e) contains a complete and accurate list identifying all current employees of the Company and specifying with respect to each such employee: (i) hire date; (ii) job title; (iii) status as full-time or part-time (with “full-time” being defined as regularly scheduled to work at least 40 hours per week), or on a leave of absence (e.g., workers compensation, parental leave, long-term sickness or disability leave, military leave, including leave start date and anticipated return to work date (if known)); (iv) classification as exempt or non-exempt under the Fair Labor Standards Act (as applicable); (v) current annual salary, draw or hourly rate of compensation and cash incentive compensation opportunity (as applicable); (vi) total compensation paid for the period from January 1, 2021 through December 31, 2021; (vii) primary work location; (viii) current accrued vacation and or other paid time off balances; and (ix)  the Labor Agreement, if any, the employee is represented under, in each case, as applicable.

(f) (g)The Company has complied in all material respects with any Laws or orders issued by federal, state or local Governmental Entities related to COVID-19.

(g)(h)The Company does not have a present intention to terminate the employment of any management-level employee or other key employee of the Company and, to the knowledge of Seller Parties, no such employee has any present intention to terminate their employment in the next three months.

(h)(i)In the past three years, (i) no allegations of harassment have been made against any employee of the Company who is in a position of manager or above, and (ii) the Company has not entered into any settlement agreements related to specific allegations of sexual harassment or misconduct by or against any employee of the Company at a manager level or above.

(i)(Seller has provided Buyer copies of all written employment policies covering employees of the Company presently in effect.j)

(j)(k)To Seller’s knowledge, no employee or agent of the Company has committed any act or omission giving rise to any material Liability for any violation or breach by the Company (or any of their managers, officers or directors) of the Code,  any applicable Law, or any Contract to which the Company is a party.

(k)(l)Each of the employees of the Company is a United States citizen or otherwise has the lawful right to work in the United States.  The Company has in its files a Form I-9 that is validly and properly completed in accordance with applicable Law for each employee of the Company with respect to whom such form is required under applicable Law.

(l)(m)The Company has not received any notice or other communication from any Governmental Entity regarding any material violation or alleged material violation by the Company of any applicable Law relating to hiring, recruiting, employing (or continuing to employ) any Person not authorized to work in the United States.

(m)(n)Except for travel advances in the Ordinary Course of Business, the Company has not loaned any money to any of its employees, officers, managers, members, consultants or Affiliates.

(n)(o)There are no pending claims by employees of the Company for benefits under applicable workers’ compensation or similar laws or under any disability plan (whether insured or self‑insured) maintained by the Company.

2.14Employee Benefits

(a)(a)Schedule 2.14(a) contains a correct and complete list of all Benefit Plans (excluding any individual award agreements, employment agreements (or offer letters) or other agreements, in any case, related to the Benefit Plans that are substantially on the form(s) disclosed on Schedule 2.14(a)).  With respect to each Benefit Plan, Seller has provided to Acquirors or their counsel a copy, to the extent applicable, of: (i) each material writing constituting the plan document for or a part of such Benefit Plan and all amendments thereto; (ii) the current summary plan description and any material modifications thereto; (iii) the most recent annual financial and actuarial reports; (iv) the most recent determination, advisory or opinion letter received by the Company from the IRS regarding the tax-qualified status of such applicable Benefit Plan; (v) all material correspondence to or from any Governmental Entity or regulatory agency relating to any Benefit Plan, (vi) any agreement with a professional employer organization, (vii) the annual report (Form 5500), with all schedules and attachments, for the last complete plan year, and (viii) nondiscrimination and coverage testing results for the most recent plan year.

(b)As of the date hereof, the Company does not sponsor any Benefit Plans, does not serve as the plan administrator of any Benefit Plans, and is not party to any administrative service contracts for any Benefit Plans.

(c)With respect to each Benefit Plan, the Company has not made any commitments or obligations or any representations to any employee, officer, manager, independent contractor or consultant of the Company, whether or not legally binding, to adopt, maintain, amend, modify or terminate any such Benefit Plan following the Closing.

(d))(c)Except as disclosed on Schedule 2.14(d):

(i)no “prohibited transaction” under Section 4975 of the Code or Section 406 of ERISA (excluding transactions exempted under Section 408 of ERISA and regulatory guidance under Section 408) has occurred with respect to any Benefit Plans that would reasonably be expected to subject Buyer, the Company or any officer, employee, fiduciary or agent of the Company to any material Tax or penalty on such prohibited transaction imposed by Section 4975 of the Code; and

(ii)there exists no condition that would reasonably be expected to subject the Company or, following the Closing, Buyer to any Liabilities relating to Benefit Plans under the terms of the Benefit Plans or under applicable Laws other than Liabilities in the normal course of plan operation.

(e)The Company has not, in the past six years, maintained, sponsored or contributed to, and does not currently maintain, sponsor or participate in, or contribute to, and does not have any obligation to contribute to, or have any Liabilities with respect to, (x) a single-employer plan (within the meaning of Section 4001(a)(15) of ERISA) or (y) a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code), in each case, that is (i) a defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a plan that is otherwise subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA).  The Company does not have any actual or contingent Liability under Title IV of ERISA with respect to any defined benefit pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA.  The Company has not been, in the past six years, a party to or a sponsoring employer of, and does not have any Liability for, any other defined benefit pension scheme, final salary scheme or death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item (excluding, for clarity, any defined contribution or similar plan or arrangement).

(f)(x) During the six-year period prior to Closing, the Company did not sponsor, maintain, contribute to, or have any obligation to contribute to, any Multiemployer Plan, and (y) the Company does not have any Liability with respect to any Multiemployer Plan, whether actual or contingent, including but not limited to (i) withdrawal liability, within the meaning of Section 4201 of ERISA, that has been incurred but not satisfied by Seller or any of its Affiliates, (ii) Liability for contributions or withdrawal liability installment payments, (iii) Liability for any transaction described in Section 4212(c) of ERISA, or  (iv) Liability for a lien against the assets of Seller, its Affiliates or the Company imposed under ERISA due to the failure to make contributions or payments due under Sections 515, 4201, 4204 or 4212 of ERISA.

(g)The Company is in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), as well as any similar provisions of applicable state or local Law, including all applicable requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder.  As to the Company, no material excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen during the three-year period prior to the Closing. The Company has, as of the date hereof, no unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any applicable state or local Law governing health care coverage or benefits, that would reasonably be expected to result in any material Liability to the Company. To the knowledge of the Seller Parties, the Company has maintained all written records necessary to demonstrate its compliance in all material respects with the applicable requirements of the ACA.

(h)(g) (h)No Benefit Plan provides retiree health or life insurance benefits to any employee of the Company, except (i) continued coverage as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law, (ii) continued coverage through the end of the month in which such termination occurs and/or (iii) continued coverage at the sole expense of the participant or the participant’s beneficiary.  Except as would not reasonably be expected to result in material Liability to Buyer following the Closing, no Benefit Plan is subject to Title IV of ERISA or is a Multiemployer Plan.

(i)Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter (or opinion letter (in the case of any prototype plans) or advisory letter (in the case of any volume submitter plans)) from the IRS that it is so qualified, and, to the knowledge of Seller Parties, no event has occurred that would be reasonably expected to adversely affect such qualified status.

(j)(k)Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, with respect to the Company and its current and former employees and their dependents, (i) each Benefit Plan has been administered and operated in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws; (ii) there are no pending or, to the knowledge of Seller Parties, threatened actions, claims or lawsuits against any Benefit Plan (other than routine claims for benefits) and, to the knowledge of Seller Parties, no facts or circumstances exist that would be reasonably expected to give rise to any such action; (iii) all required contributions, and payments from or in connection with, any Benefit Plan have been timely made in accordance with the terms of such Benefit Plan, applicable Contracts, and applicable Law, and all contributions for any period ending on or before the Closing Date that are not yet due are reflected as an accrued Liability on the most recent Financial Statements (to the extent required by GAAP); and (iv)  to Seller Parties’ knowledge, as of the date of this Agreement, no Benefit Plan is under audit or investigation by the IRS or the U.S. Department of Labor.

(k)(l)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any compensatory payment becoming due, or increase the amount of any compensation or benefits due, from the Company to any employee thereof, including but not limited to severance pay or benefits due to a change of control, increased vesting or benefit accruals, or guarantees of employment or restrictions on changes in terms or conditions of employment for any period following a change of control; and (ii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, including but not limited to severance pay or benefits due to a change of control, increased vesting or benefit accruals, or guarantees of employment or restrictions on changes in terms or conditions of employment for any period following a change of control.

(l)(m)The Company makes no representation or warranty regarding compliance with Laws relating to employee compensation and benefits, except as expressly set forth in this Section 2.14.

2.15Insurance.  All of the insurance policies of the Company are in full force and effect, and the Company is not in material default with respect to its obligations under any of such insurance policies. Schedule 2.15 contains a correct and complete list of all insurance claims filed by the Company within the prior three years and a summary of the status of the claim and any payment on such claim.

2.16Affiliate Contracts.  Schedule 2.16 contains a list of all Contracts between the Company, on the one hand, and Seller, its Affiliates or any director, manager, officer or equityholder of Seller or its Affiliates, on the other hand, true, correct and complete copies of which have been provided to Acquirors (the “Affiliate Contracts”), provided that Affiliate Contracts do not include Benefit Plans. Neither Seller, nor any of its Affiliates, directors, managers, officers or equityholders has a material interest in any material Property, or tangible or intangible right thereto, used by the Company.

2.17Propriety of Past Payments.  None of the Company nor any manager, director, officer, employee, agent, or to the knowledge of Seller Parties, any other Person associated with or acting for or on behalf of the Company has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other similar payment to any Person, public or private, regardless of form, whether in money, property or services, to obtain any benefit for the Company or any of its Affiliates, in each case, in violation of any applicable Law. To Seller’s Knowledge, the Company has not accepted or received any unlawful contribution, payment, gift, kickback, or expenditure.

2.18Complimentaries.  The Company has not committed to any material complimentary arrangement for food or beverage for any of its guests or clients which has not been taken into account in determining its “current liabilities,” as determined in accordance with GAAP.

2.19Customer Database.  Neither the Company nor either Seller or its Affiliates has delivered, and neither the Company nor Seller or its Affiliates has knowingly permitted any of their respective employees, representatives, agents, officers, managers or any other Person to: (i) copy the Customer Database file, including any subsets thereof, or any other records of the Company for any use outside of the Ordinary Course of Business; (ii) deliver, the Customer Database file, including any subsets thereof, or other records of the Company to a third party or (iii) authorize a third party to access the Customer Database files, including any subsets thereof, and other records of the Company (other than, in the case of clauses (i) and (ii) above, mailing houses to use or process such information solely on its behalf, Governmental Entities as required by Law, or vendors and consultants in the Ordinary Course of Business). The Customer Database files and other records have been updated, maintained and secured in the Ordinary Course of Business. The Customer Database is the sole property of Company and the Company has exclusive rights to such database and the collective information contained in such files and records for purposes of its business. To the knowledge of Seller Parties, the Customer Database files and other records of the Company have not been accessed, copied, used or disclosed in any unauthorized manner, including by any unauthorized Person.

2.20Privacy; Security

(a)The Company is and has (i) been in compliance in all material respects with applicable Data Protection Requirements; and (ii) developed, implemented, and conducted its business in material compliance with any public privacy notices and data security or privacy policies and procedures (copies of which have been made available to Buyer). The Company has not, in the past five years, been subject to or received any claims, notices, or written complaints regarding the Company’s information practices or alleging a violation of any individual’s privacy rights from any Person or any other Governmental Entity or received any written (or to the knowledge of Seller Parties, oral) subpoenas, demands, or other notices from any Governmental Entity or any other party investigating, inquiring into, or otherwise relating to any violation of any Data Protection Requirements, and to the knowledge of Seller Parties, no such action is threatened against the Company.

(b)The Company has maintained commercially reasonable administrative, technical, and physical safeguards designed to protect the security, confidentiality, availability, and integrity of Personal Information processed by the Company IT Systems and to prevent the loss and unauthorized use, access, alteration, destruction, or disclosure of Personal Information. The Company has not discovered, experienced, or been notified within the past five years of:  (i)

any Liability attributable to a defect or failure of the Company IT Systems; (ii) any material unauthorized access to the Company IT Systems; or (iii) any unauthorized access to, acquisition, use, disclosure, or breach of Personal Information that constitutes a breach or a data security incident under any Privacy and Cybersecurity Laws.

(c)To the knowledge of the Seller Parties, the execution of this Agreement does not violate any Data Protection Requirements. Upon the Closing Date, the Company will own and continue to have the right to use all Personal Information on materially identical terms and conditions as the Company enjoyed immediately prior to the Closing Date.

(d)The Company has not filed a claim for coverage relating to any data security or privacy matter under an insurance policy issued to, or on behalf, of the Company.

(e)The Company has not reported a breach or compromise of Personal Information to any Person or Governmental Entity, either voluntarily or based on Data Protection Requirements.

(f)The Company has (i) performed an annual security risk assessment and (ii) has addressed and remediated all critical and high-level threats and deficiencies identified in such security risk assessment.

2.21Tangible Personal Property.  The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all material tangible personal property necessary for the operation of the Company’s business, including all tangible personal property reflected on the balance sheet included in the Financial Statements and tangible personal property acquired since the date of the Interim Financial Statements (other than property disposed of since such date in the Ordinary Course of Business). Such tangible personal property is in reasonably serviceable condition (subject to normal wear and tear) and is free and clear of all Liens, other than Permitted Encumbrances, and its use complies in all material respects with all applicable Laws, including all Gaming Laws. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are (a) to Seller’s knowledge, structurally sound, (b) in good operating condition and repair (ordinary wear and tear excepted), and (c) adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. After giving effect to the transactions contemplated by this Agreement, the tangible personal property owned by the Company, together with the Real Property, (x) will be sufficient for the continued conduct of the business of the Company immediately after the Closing in substantially the same manner as currently conducted and (y) constitute in all material respects all of the properties, assets and rights, tangible and intangible, necessary to conduct the business of the Company immediately following the Closing in substantially the same manner as currently conducted. Neither Seller nor any of its Affiliates (other than the Company) own, lease or have possession of any Contracts, buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles or other items of tangible personal property necessary for the Company to continue to conduct the Company’s business after the Closing in substantially the same manner as currently conducted.

2.22Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller Parties.

2.23Availability of Assets.  Except as set forth on Section 2.23 of the Disclosure Schedule and the services and benefits provided under the Transition Services Agreement, immediately following the Closing, the Company will own, lease or have the rights to use all of the assets necessary for the operation of the business of the Company as currently conducted in all material respects (other than the Real Property).

2.24No Additional Representations.  NOTWITHSTANDING ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS, CONFIDENTIAL INFORMATION MEMORANDA, MANAGEMENT PRESENTATIONS OR OTHER SUPPLEMENTAL DATA) MADE AVAILABLE TO OR DISCLOSED TO ACQUIRORS OR THEIR REPRESENTATIVES, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE II, THE REAL ESTATE PURCHASE AGREEMENT OR ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR THE REAL ESTATE PURCHASE AGREEMENT, SELLER AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE) OR PROSPECTS OR ANY OTHER BUSINESSES, ASSETS OR LIABILITIES OF SELLER AND ITS SUBSIDIARIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY SUCH DOCUMENTATION OR OTHER INFORMATION SO MADE AVAILABLE OR DISCLOSED.  EACH OF SELLER AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REAL ESTATE PURCHASE AGREEMENT OR IN ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SELLER, THE COMPANY OR EITHER OR BOTH OF THEM PURSUANT TO THIS AGREEMENT OR THE REAL ESTATE PURCHASE AGREEMENT, SUCH ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND ACQUIRORS ARE RELYING ONLY ON THEIR OWN RESPECTIVE EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND THE COMPANY SET FORTH IN THIS AGREEMENT, THE REAL ESTATE PURCHASE AGREEMENT AND ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY SELLER, THE COMPANY OR EITHER OR BOTH OF THEM PURSUANT HERETO OR THERETO.  THE PROVISIONS OF THIS SECTION 2.24 SHALL NOT, AND SHALL NOT BE DEEMED OR CONSTRUED TO, WAIVE OR RELEASE ANY CLAIMS FOR FRAUD.

Article III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the following representations and warranties are true and correct as of the time of the execution of this Agreement:

3.1Organization.  Buyer is duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. Buyer is, and prior to the Closing Date will be, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not materially impair or delay the Closing.

3.2Authority; No Conflict; Required Filings and Consents

(a)Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which it is a party. The execution and delivery of this Agreement and the agreements contemplated hereby and the consummation by Buyer of the transactions contemplated by this Agreement to which it is a party have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated by this Agreement to which it is a party will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate or articles of incorporation, bylaws or other organizational document of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, Contract or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.2(c), conflict with or violate any permit, concession, franchise, license, judgment, or Law applicable to Buyer or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations that would not materially impair or delay the Closing.

(c)No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act, (ii) those required under the Gaming Laws (including all Gaming Approvals), (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco or the renaming or rebranding of the operations at the Property, (iv) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which Buyer conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to materially impair or delay the Closing,  (v) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by Seller or its Affiliates or key employees (including under the Gaming Laws), and (vi) the consents and approvals of Landlord and the Board of Public Works required under the Ground Lease.

3.3Brokers.  Neither Buyer nor any of its Representatives has employed any broker, financial advisor or finder other than Stifel Financial Corp., the fees and expenses of which will be paid by Buyer.

3.4Capital Resources.  Buyer has, and at the Closing Buyer will have, sufficient cash, available lines of credit or other sources of funds immediately available to it, without requiring the prior consent, approval or other discretionary action of any third party, to consummate the transactions contemplated hereby, including the payment of: (i) the Purchase Price, (ii) all fees and expenses to be paid by Buyer in connection with the transactions contemplated hereby and (iii) any other payment obligations that may arise in connection with, or may be required in order to consummate, the transactions contemplated hereby. Buyer, on behalf of itself and its Affiliates, expressly acknowledges and agrees that its obligations under this Agreement, including its obligation to consummate the Closing, are not contingent upon its receipt of financing of any kind and that the only conditions precedent to the Closing are set forth in Article VI.

3.5Licensability and Compliance with Gaming Laws.

(a)Neither Buyer nor, to its knowledge, any of its officers, directors, managers, members, stockholders, Affiliates or Principals (as that term is defined in the Maryland Gaming Laws) that may reasonably be considered in the process of determining the qualification of Buyer by the Maryland Gaming Authority (any such Persons, including Buyer, the “Licensing Affiliates”) has ever (i) had an application for a Gaming Approval be denied, or withdrawn an application for a Gaming Approval with prejudice, or (ii) had a Gaming Approval terminated, suspended, limited, revoked, or conditioned (other than conditions applicable to all such licenses or Gaming Approvals)Buyer and each of its Licensing Affiliates that are licensed (collectively, the “Licensed Parties”) are in good standing with the Gaming Authority in each of the jurisdictions in which the Licensed Parties or their respective Affiliates own or operate gaming facilities.

(b)Buyer and to Buyer’s knowledge, each of the Licensed Parties hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities, including under the Gaming Laws, necessary to conduct the business and operations of the Licensed Parties, each of which is in full force and effect in all material respects (the “Buyer Permits”) except for such Buyer Permits, the failure of which to hold would not, individually or in the aggregate, be reasonably likely to materially impair or delay the Closing. To the actual knowledge of Buyer, no event has occurred that permits, or upon the giving of notice or passage of time or both would be reasonably expected to permit, revocation, non-renewal, modification, suspension, limitation or termination of any Buyer Permit that currently is in effect, other than such Buyer Permits the revocation, non‑renewal, modification, suspension, limitation or termination of which, either individually or in the aggregate, would not be reasonably likely to materially impair or delay the Closing. Buyer, and, to the knowledge of Buyer, each of the Licensed Parties directors, is in compliance with the terms of the Buyer Permits, except for such failures to comply, that, individually or in the aggregate, would not be reasonably likely to materially impair or delay the Closing. Neither Buyer nor, to Buyer’s knowledge, any of its Licensing Affiliates has received notice of any investigation or review by any Governmental Entity under any Gaming Law with respect to Buyer or any of its Licensing Affiliates that is pending, and, to the knowledge of Buyer, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not be reasonably likely to materially impair or delay the Closing.

(c)None of Buyer or, to Buyer’s knowledge, any Licensed Party has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of any Gaming Laws other than as would not be reasonably likely, individually or in the aggregate, to result in the revocation, suspension or imposition of conditions upon any Gaming Approval held by Buyer or any of its Licensing Affiliates or materially impair or delay the Closing. To the knowledge of Buyer, there are no facts that if known to the Gaming Authorities could, under the Gaming Laws, reasonably be expected to materially impair or delay the Closing.

3.6Litigation.  There are no actions, claims, suits or proceedings pending or, to the knowledge of Buyer, threatened against Buyer before any Governmental Entity, that, if determined adversely would be reasonably likely to (a) materially and adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement or (b) could prevent or materially delay Buyer from completing any of the transactions contemplated by this Agreement.

3.7No Implied Representations.  Buyer acknowledges that it is familiar with the Company and the Property and has had the opportunity, directly or through its Representatives, to inspect the assets of the Company, including the Property, and to conduct due diligence activities. Buyer further acknowledges and agrees that, (i) except as expressly set forth in Article II, none of Seller Parties, nor any of their respective Subsidiaries, Affiliates, Representatives or purported Representatives has made representations or warranties pertaining to the businesses or properties of the Company or Seller Parties, or any part thereof, and (ii) all other representations and warranties of any kind or nature are specifically disclaimed and Buyer did not rely on any representation or warranty not contained in Article II or any certificate delivered by Seller or any officer thereof pursuant to Section 6.2 hereof when making its decision to enter into this Agreement. Without limiting the foregoing, Buyer acknowledges and agrees that Seller (a) has not made any representations or warranties with respect to financial projections, financial models or forecasts regarding the Company and (b) is not making any implied warranty or representation as to condition, merchantability or suitability as to any of the assets or properties of the Company. Seller hereby acknowledges and agrees that nothing in this Section 3.7 will limit in any way the representations and warranties of Seller made in Article II or Buyer’s rights to indemnification or other remedies for any breach of the same as contemplated hereby. Notwithstanding any provision of this Agreement to the contrary, nothing in Section 3.7 shall limit any rights or remedies of Buyer in the case of Fraud by Seller.

3.8No Distribution.  The Purchased Interests being acquired by Buyer hereunder are being acquired for Buyer’s own account, for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Purchased Interests so acquired by it in violation of any of the registration requirements of the Securities Act, and the rules and regulations promulgated thereunder. Buyer acknowledges that Seller has informed it that the Purchased Interests have not been registered under the Securities Act and may not be sold until they have been registered or an exemption from such registration is available.

3.9Accredited Investor.  Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment as contemplated by this Agreement and the related documents to which it is a party, and is able to bear the economic risk of such investment for an indefinite period of time. Buyer has been furnished access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from Representatives of Seller Parties concerning the terms and conditions of this Agreement and the related documents to which it is a party and the purchase of the Purchased Interests contemplated hereby. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

Article IV

REPRESENTATIONS AND WARRANTIES OF PROPCO

PropCo represents and warrants to Seller, that the following representations and warranties are true and correct as of the time of the execution of this Agreement, except as set forth herein:

4.1Organization.  PropCo is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted. PropCo is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not materially impair or delay the Closing.

4.2Authority; No Conflict; Required Filings and Consents

(a)PropCo has all requisite power and authority to enter into this Agreement and to consummate the Transactions to which it is party. The execution and delivery of this Agreement and the Real Estate Purchase Agreement and the agreements contemplated hereby and thereby, and the consummation by PropCo of the Transactions to which it is party have been duly authorized by all necessary action on the part of PropCo. This Agreement and the Real Estate Purchase Agreement have been duly executed and delivered by PropCo and constitute the valid and binding obligations of PropCo, enforceable against PropCo in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

(b)The execution and delivery of this Agreement and the Real Estate Purchase Agreement by PropCo do not, and the consummation by PropCo of the Transactions to which it is party will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of PropCo, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, Contract or obligation to which PropCo is a party or by which it or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, or Law applicable to PropCo or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations that would not materially impair or delay the Closing.

(c)No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to PropCo in connection with the execution and delivery of this Agreement and the Real Estate Purchase Agreement by PropCo or the consummation by PropCo of the Transactions, except for (i) those required under the Gaming Laws (including all Gaming Approvals), (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or tobacco or the renaming or rebranding of the operations at the Property, to the extent applicable, (iii) such other filings, consents, approvals, orders, authorizations, permits, registrations and declarations as may be required under the Laws of any jurisdiction in which PropCo conducts any business or owns any assets, the failure of which to make or obtain materially impair or delay the Closing, (iv) such filings as necessary to comply with any applicable federal or state securities or “blue sky” laws or the applicable requirements of the New York Stock Exchange, (v) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by Seller, Buyer or their respective Affiliates or key employees (including under the Gaming Laws) and (vi) the consents and approvals of Landlord and the Board of Public Works required under the Ground Lease.

4.3Brokers.  Neither PropCo nor any of its Representatives has employed any broker, financial advisor or finder in connection with the Transactions.

4.4Capital Resources.  PropCo will have on the Closing Date internal funds or available borrowing capacity in an amount sufficient to satisfy all of its obligations under the Real Estate Purchase Agreement, including payment of the Real Estate Purchase Price and all associated costs and expenses (including all costs and expenses necessary to obtain all Governmental Approvals and Gaming Approvals required to consummate the Transactions); provided,  however, that it shall not be a condition precedent to the Closing in favor of the PropCo that PropCo have obtained any financing and the only conditions precedent to the Closing are set forth in Article VI.

4.5Licensability and Compliance with Gaming Laws

(a)Neither PropCo, nor, to its knowledge, any of its officers, directors, managers, members, stockholders, or controlled Affiliates that may reasonably be considered in the process of determining the suitability of PropCo by the Maryland Gaming Authorities (any such Persons, including PropCo, the “PropCo Licensing Affiliates”) has ever (i) had an application for a Gaming Approval be denied, or withdrawn an application for a Gaming Approval with prejudice, or (ii) had a Gaming Approval terminated, suspended, limited, or revoked. PropCo and each of its PropCo Licensing Affiliates that are licensed (collectively, the “PropCo Licensed Parties”) are in good standing with the Gaming Authority in each of the jurisdictions in which the PropCo Licensed Parties own and lease gaming facilities.

(b)PropCo, and, to PropCo’s knowledge, each of the PropCo Licensed Parties, holds all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities, including under the Gaming Laws, necessary to conduct the business and operations of PropCo, each of which is in full force and effect in all material respects (the “PropCo Permits”), except for such PropCo Permits, the failure of which to hold would not, individually or in the aggregate, be reasonably likely to materially impair or delay the Closing. To the actual knowledge of PropCo, no event has occurred that permits, or upon the giving of notice or passage of time or both would permit, revocation, non‑renewal, modification, suspension, limitation or termination of any PropCo Permit that currently is in effect, other than such PropCo Permits the revocation, non‑renewal, modification, suspension, limitation or termination of which, either individually or in the aggregate, would not be reasonably likely to materially impair or delay the Closing. PropCo, and, to the knowledge of PropCo, each of the PropCo Licensed Parties is in compliance with the terms of the PropCo Permits, except for such failures to comply, that, individually or in the aggregate, would not be reasonably likely to materially impair or delay the Closing. Neither PropCo nor, to PropCo’s knowledge, any of its PropCo Licensing Affiliates, has received a written notice of any investigation or review by any Governmental Entity under any Gaming Law with respect to PropCo or any of its PropCo Licensing Affiliates that is pending, and, to the knowledge of PropCo, no investigation or review is threatened, nor has any Governmental Entity indicated in writing any intention to conduct the same, other than those the outcome of which would not be reasonably likely to materially impair or delay the Closing.

(c)None of PropCo or, to PropCo’s knowledge, any PropCo Licensing Affiliate, has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years, under, or relating to any violation or possible violation of any Gaming Laws other than as would not be reasonably likely, individually or in the aggregate, to result in the revocation, suspension or imposition of conditions upon any Gaming Approval held by PropCo or any of its PropCo Licensing Affiliates or materially impair or delay the Closing. To the knowledge of PropCo, there are no facts applicable to PropCo or PropCo’s Licensing Affiliates that if known to the Gaming Authorities could, under the Gaming Laws, reasonably be likely to under the Gaming Laws, reasonably be likely to materially impair or delay the Closing.

4.6Litigation.  There are no actions, claims, suits or proceedings pending or, to the knowledge of PropCo, threatened against PropCo before any Governmental Entity, that, if determined adversely, could prevent, materially impair or delay PropCo from completing any of the Transactions to which it is party.

4.7No Implied Representations.  PropCo acknowledges that it is familiar with the Company and the Property and has had the opportunity, directly or through its Representatives, to inspect the assets of the Company, including the Property, and to conduct due diligence activities. PropCo further acknowledges and agrees that, (i) except as expressly set forth in Article II or the Real Estate Purchase Agreement none of Seller Parties, nor any of its respective Subsidiaries, Affiliates, Representatives or purported Representatives has made, representations or warranties pertaining to the businesses or properties of the Company or Seller Parties, or any part thereof and (ii) all other representations and warranties of any kind or nature are specifically disclaimed and PropCo did not rely on any representation or warranty not contained in Article II or the Real Estate Purchase Agreement or any certificate delivered by Seller or any officer thereof pursuant to Section 6.2 hereof or the Real Estate Purchase Agreement when making its decision to enter into this Agreement and the Real Estate Purchase Agreement. Without limiting the foregoing, PropCo acknowledges and agrees that, except as expressly set forth in this Agreement, no Seller (a) has made any representations or warranties with respect to financial projections, financial models or forecasts regarding the Company or (b) is making any implied warranty or representation as to condition, merchantability or suitability as to any of the assets or properties of the Company. Seller hereby acknowledges and agrees that nothing in this Section 4.7 will limit in any way the representations and warranties of Seller made in Article II or the Real Estate Purchase Agreement or PropCo’s rights to indemnification or other remedies for any breach of the same as contemplated hereby or thereby. Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 4.7 shall limit any rights or remedies of PropCo in the case of Fraud by any Seller.

Article V

COVENANTS

5.1Conduct of Business of the Company

(a)During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, subject to the qualifications set forth below, Seller shall (except as otherwise contemplated by this Agreement or to the extent that Acquirors shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed) cause the Company to operate in the Ordinary Course of Business in all material respects; provided,  however, that no action by the Company with respect to matters specifically addressed by any of clauses (i) through (xxviii) of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such clauses (i) through (xxviii)  of Section 5.1(b);  provided,  further,  however,  that (x) the Company shall not be required to make any capital expenditures other than such capital expenditures necessary in order to maintain the Company’s Property in substantially the same condition as of the date of this Agreement (ordinary wear and tear and damage due to any casualty (as to which Section 5.18 shall apply) excepted), or expenditures required by applicable Law, including without limitation any Gaming Approvals, and those described in Section 5.4, and (y) no action by the Company with respect to matters permitted pursuant to Section 5.1(c) shall be deemed a breach of this Section 5.1(a).

(b)Except as contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, without the written consent of Buyer (which consent shall not, other than as set forth in the Real Estate Purchase Agreement with respect to the consent of PropCo, be unreasonably withheld, conditioned or delayed), the Company shall not:

(i)sell, pledge, lease, license, dispose of, grant, encumber or otherwise authorize or market for sale, pledge, lease, license, disposition, grant or Encumbrance of any property or assets of the Company, except for (A) sales or other dispositions of inventory and equipment in the Ordinary Course of Business, (B) Permitted Encumbrances, or (C) pursuant to a Material Contract (other than the Lease Documents) in effect as of the date hereof;

(ii)declare, set aside or pay any dividend or distribution in respect of the equity interests of the Company, other than the payment of cash dividends or cash distributions;

(iii)(A) modify, amend, accelerate, cancel or terminate any of the Material Contracts (other than the Lease Documents) or waive, release or assign any material rights, claims or benefits of the Company thereunder, except in the Ordinary Course of Business or as required by applicable Law or (B) enter into any Contract (other than the Lease Documents) that, if it had been in effect as of the date hereof, would have been required to be set forth on Schedule 2.8, other than in the Ordinary Course of Business;

(iv)either temporarily or permanently shut down any Real Property (including any Property), except for any temporary shutdown that is (A) required by Law or a Governmental Entity, (B) due to acts of God or other force majeure events; (C) in the Ordinary Course of Business, including for repairs or maintenance of assets, properties, or equipment used in the operation of the Company or shut downs based on the seasonality of the business, or (D) a Temporary Shutdown;

(v)issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any equity or voting interests or any limited liability company interests or fractional units thereof, any other securities convertible into, or exchangeable for, or any warrants, options or other rights to acquire or receive, any such shares, interests or securities or any “phantom” stock, “phantom” stock rights or awards, stock appreciation rights, or stock-based performance units of the Company;

(vi)create, incur or assume any indebtedness for money borrowed or obligations in respect of capital leases (other than (A) indebtedness that will be repaid, discharged or otherwise satisfied at or prior to Closing and (B) leases for gaming equipment entered into in the Ordinary Course of Business);

(vii)make any loans or advances to any Person, except for loans or advances to Seller or Guarantor, the extension of credit to customers or the advancement of expenses to employees, in each case in the Ordinary Course of Business;

(viii)enter into any transaction with any Affiliate;

(ix)except to the extent required by any Gaming Authorities, amend or propose to amend the organizational documents of the Company in any material respect;

(x)acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than the purchase or acquisition of assets in the Ordinary Course of Business;

(xi)(A) enter into, adopt, amend or terminate any Benefit Plan or Labor Agreement or (B) accelerate, fund or secure the vesting or payment of compensation or benefits under any Benefit Plan, in each case, except (1) as required by any Benefit Plan or Labor Agreement as in effect on the date of this Agreement, (2) in the Ordinary Course of Business, (3) as required by Law,  (4) as otherwise permitted under this Section 5.1(b), or (5) extension of the Collective Bargaining Agreement (on the same terms as exist as of the date of this Agreement other than the expiration date);

(xii)except (1) as required by any Benefit Plan or Labor Agreement as in effect on the date of this Agreement or (2) as otherwise permitted under this Section 5.1(b), grant or increase any severance or termination pay to, terminate the employment or engagement of (other than for cause or due to death), or hire, engage, or enter into any employment, independent contractor, or severance agreement with, any employee or other individual service provider who earns or will, once hired or engaged, earn an annual base compensation in excess of $100,000;

(xiii)increase any compensation payable or to become payable or the benefits provided to any employee or other individual service provider, except (1) as required by any Benefit Plan or Labor Agreement as in effect on the date of this Agreement and (2) for increases in the Ordinary Course of Business and consistent with past practices in salaries or wages of employees or other individual service providers whose annual base compensation does not exceed $100,000 after giving effect to such increase if such increases do not in the aggregate exceed 3% of the total salary and hourly wages paid to all employees of the Company whose base compensation did not exceed $100,000;

(xiv)institute or effectuate any reductions in force or layoffs, furlough (other than in the Ordinary Course of Business) or place employees on unpaid leave of absence, or materially reduce the hours or weekly pay of employees in such numbers to trigger Liabilities under the WARN Act other than as required by government order, casualty, or other extraordinary event that would cause the need for such actions;

(xv)enter into or amend any Labor Agreement or other contract with any union;

(xvi)except (1) as required by any Benefit Plan or Labor Agreement as in effect on the date of this Agreement, (2) as otherwise permitted under this Section 5.1(b), or (3) in the Ordinary Course of Business, grant any award to any employee or other individual service provider under any Benefit Plan (including the removal of any existing restriction in any Benefit Plan or award made thereunder);

(xvii)except as required by GAAP or applicable Law, make a change in its fiscal year or make material changes in financial or accounting methods principles, periods or practices;

(xviii)(A) enter into the settlement of any claim, unless such settlement contains an unconditional release of the applicable Company or Company’s Subsidiary in respect of such claim and provides only for monetary damages that will be paid in full prior to the Closing, or (B) waive or release any material rights or claims of the Company in an amount in excess of $1,000,000;

(xix)(A) make, change or revoke any Tax election, (B) adopt or change any Tax accounting method; (C) settle or compromise any claim, notice, audit report or assessment in respect of Taxes; (D) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; (E) surrender any right to claim a Tax refund; or (F) consent to any extension or waiver of the statute of limitations period applicable to any Tax Claim or assessment, other than, in all cases, as required by Law or as will not have the effect of increasing the Tax Liability or reducing any Tax asset of Buyer or the Company in any Post-Closing Tax Period;

(xx)amend, modify, extend or terminate any of the Lease Documents, or otherwise enter into any Contract or other agreement for the use and occupancy of the Real Property or any interests therein, other than Permitted Encumbrances;

(xxi)enter into any commitments that would obligate the Company to make capital expenditures or commitments for capital additions to the Property, including property, plant or equipment constituting capital assets, after the Closing in excess of $500,000;

(xxii)make any material change in the lines of business in which the Company participates or is engaged;

(xxiii)fail to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it as of the date hereof;

(xxiv)except as required by GAAP, write off or write down any of its assets and Property outside of the Ordinary Course of Business;

(xxv)acquire any real property;

(xxvi) enter into any lease, sublease or license of, or other occupancy agreement with respect to, Real Property or other real property or any renewal, modification, amendment or termination of any of the foregoing;

(xxvii)fail to perform in all material respects all of its obligations under the Lease Documents; or

(xxviii)agree, whether or not in writing, to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

(c)Notwithstanding anything to the contrary contained in this Agreement:

(i)From time to time prior to the Closing, Seller may sweep Cash from the accounts of the Company, including causing the Company to make any distributions or dividends in furtherance thereof;

(ii)All Excluded Software are specifically excluded from the transactions contemplated by this Agreement and shall be retained by Seller or its Subsidiaries (other than the Company) as of and following the Closing;

(iii)The True Rewards loyalty program is specifically excluded from the transactions contemplated by this Agreement and will not be available at the Real Property as of and following the Closing; provided that Buyer will be able to utilize the True Rewards loyalty program at the Real Property for a period of six months after the Closing. All liabilities or obligations of the Company arising from or related to the True Rewards loyalty program shall be transferred by the Company to Buyer at the Closing and Buyer shall assume any and all such liabilities or obligations of the Company at the Closing.

(iv)Seller may pay or otherwise settle (including by means of a contribution to capital), or cause the Company to pay or otherwise settle, any intercompany balances among the Company, on one hand, and Seller or its Affiliates, on the other hand, up until the Effective Time;

(v)Subject to Section 5.13 Seller may assign, amend or terminate the Company’s rights with respect to any enterprise level Contracts, intercompany Contracts or transactions, and management agreements with the Company; and

(vi)Seller may remove from the Real Property and any other real property owned and/or operated by the Company any Excluded Software, and the Customer Database (other than the Players List, which shall remain with the Company), provided that any such removal shall be done in a manner that does not result in material physical damage to such Real Property. The Company shall be permitted, and Seller shall be permitted to cause the Company, to take COVID Actions.

5.2Employee Matters

(a)Buyer and its Subsidiaries shall provide credit for each Continuing Employee’s length of service with the Company and its Affiliates (and their predecessors) prior to the Closing for all purposes (including eligibility and vesting) under each compensation and/or benefit plan, program, policy or arrangement of Buyer and its Subsidiaries in which any Continuing Employee is eligible to participate on or following the Closing (“Buyer Plans”), except that such prior service credit shall not be required to be provided to the extent that it results in a duplication of benefits.

(b)Buyer shall, and shall cause its Subsidiaries (including the Company) to: (i) cause any pre-existing conditions or limitations, exclusions, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any Buyer Plan providing medical, dental, hospital, pharmaceutical or vision benefits to be waived with respect to Continuing Employees and their spouses and eligible dependents, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her spouse and covered dependents under Benefit Plans providing medical, dental, hospital, pharmaceutical or vision benefits prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co‑payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her spouse and covered dependents for such plan year under comparable Buyer Plans, as if such amounts had been paid in accordance with such plan.

(c)Buyer agrees that it shall not, nor shall it permit its Subsidiaries to, at any time within the 90-day period immediately following the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined under the WARN Act.

(d)As soon as administratively practicable following (but no later than 10 days after) the Closing, Buyer shall (or shall cause any of its Affiliates to) cause a defined contribution plan intended to qualify under Section 401(a) of the Code that is maintained by Buyer or any of its Affiliates (including, following the Closing, the Company) to accept rollovers by each Continuing Employee of their “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) (including any promissory notes for any participant loan that is outstanding as of immediately prior to Closing) from a Benefit Plan that is a tax-qualified defined contribution plan under Section 401(a) of the Code.

(e)Seller and the “selling group” (as defined in Treasury Regulation Section 54.4980B-9) shall be solely responsible for providing continuation coverage to the extent required by Section 4980B of the Code to those individuals who are “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b) with respect to the transactions contemplated by this Agreement.

(f)No provision of this Section 5.2 shall create any third-party beneficiary rights in any person, including any Continuing Employee or other current or former service provider of Seller, Buyer or any of their respective Affiliates, or any beneficiary or dependent of any of the foregoing. In addition, nothing in this Agreement shall be deemed to constitute an amendment or other modification of any benefit plan, program, policy or arrangement of Seller, Buyer or any of their respective Affiliates, or shall otherwise limit the right of Seller, Buyer and their respective Affiliates to amend, terminate or otherwise modify any benefit plan, program, policy or arrangement following the Closing Date.

(g)Notwithstanding anything to the contrary in this Section 5.2 or elsewhere in this Agreement, Buyer shall, as an express condition of this Agreement, assume the Collective Bargaining Agreement, and the compensation, benefits, and other terms and conditions of employment for each Continuing Employee who is covered by the Collective Bargaining

Agreement shall be provided in accordance with such Collective Bargaining Agreement, subject to negotiations with the labor unions representing such Continuing Employees.

(h)The Parties acknowledge and agree that PropCo shall have no obligations or liability whatsoever pursuant to Section 5.2, including with respect to any Buyer Plans and Labor Agreement.

5.3Access to Information and the Property

(a)Upon reasonable written notice, subject to the rights of landlords, under Lease Documents and applicable Law, including antitrust Laws and Gaming Laws, Seller shall (and shall cause the Company and its Representatives to) provide Acquirors’ Representatives with reasonable access, during normal business hours during the period from the date hereof to the Closing, to the Property, to all its personnel, properties, books, Contracts and records as Acquirors may reasonably request, including the opportunity to discuss the business and operations of the Company with management of Seller, the Company and the financial advisors and representatives of the Company (collectively, the “Inspection”); provided,  however, that (i) Acquirors shall provide Seller with at least 48 hours’ prior written notice of any Inspection; (ii) Acquirors’ Representatives shall not enter a “Restricted area” as that term is defined in Maryland Gaming Law without the consent of Seller and Maryland Gaming Authorities; (iii) if Seller so requests, Acquirors’ Representatives shall be accompanied by a Representative of Seller; (iv) Acquirors shall not initiate contact with employees or other Representatives of any Seller Party other than Representatives of Seller set forth on Schedule 5.3 without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed (and, at Seller’s option, one Representative of Seller or other agent of Seller shall be present at all Inspections); (v) Acquirors’ Representatives shall not be entitled to perform any physical environmental testing of any nature with respect to any portion of the Property, including sampling or analysis of soil, groundwater, building materials or other environmental media, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion; (vi) Acquirors shall not interfere, in any material respect, with the operation of the business conducted at the Property or disturb the guests at the Property; (vii) no Seller Party shall be required to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller may result in the disclosure of any trade secrets of third parties or violate any of their obligations with respect to confidentiality of any Seller Party; (viii) no Seller Party shall be required to disclose any privileged information of the applicable Seller Party; (ix) no Seller Party shall be required to make the Customer Database or, prior to the Closing, Players List (or any portions thereof) available to Acquirors or its Representatives; and Acquirors shall, at its sole cost and expense, promptly repair any damage to the Property or any other property owned by a Person other than Acquirors arising from or caused by such Inspection, and shall indemnify, defend and hold harmless each Seller Party and its Affiliates from and against any personal injury or property damage claims, liabilities, judgments or expenses (including reasonable attorneys’ fees), but excluding any consequential, punitive or special damages of any kind whatsoever except where such damages are actually awarded to a third party, incurred by any of them arising or resulting therefrom; provided,  however, such indemnification, defense and hold harmless of obligation of such Acquiror shall not be applicable to any losses, costs damages, liens, claims, liabilities or expenses to the extent arising from (A) the mere discovery of any pre-existing adverse physical or environmental condition at the Real Property, except to the extent Acquiror contributed to or aggravated such condition, or (B) the gross negligence or willful misconduct of Seller, the Company, or their respective Representatives. Acquirors shall have the right to obtain, at their sole expense, as applicable, surveys or zip maps or updates of existing surveys or zip maps of the Real Property, and in connection therewith, Seller shall provide surveyors with reasonable access to the Real Property for such purpose, in each case, subject in all respects to compliance with this Section 5.3(a).  Acquirors shall not permit any mechanics’ liens to be filed against all or any part of the Property as a result of Acquirors’ activities pursuant to this Section 5.3(a), and such obligation shall survive the termination of this Agreement. Acquirors will hold and cause its Representatives to hold any such information furnished to it by Seller Parties, which is nonpublic, in confidence in accordance with the applicable Confidentiality Agreement; provided,  however, that subsequent to the Closing Date, the terms of such Confidentiality Agreement shall survive only with respect to Information (as defined in the Confidentiality Agreements) provided with respect to Seller or its respective Affiliates, other than the Company, and that after the Closing Date, the Confidentiality Agreements shall no longer apply to any Confidential Information (as defined in the Confidentiality Agreements) provided in respect of the Company. The Confidentiality Agreements, as modified by the immediately preceding sentence, shall survive the Closing or the termination of this Agreement pursuant to Section 7.1 and continue in full force and effect thereafter.

(b)As promptly as practicable and in any event no later than 30 days after the end of each fiscal month ending after the date hereof and before the Closing Date, 60 days after the end of each fiscal quarter ending after the date hereof and before the Closing Date (other than the fourth quarter) or 120 days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, Seller shall deliver to Acquirors true and complete copies of the financial statements of the Company, in each case as of and for the fiscal year then ended or as of and for each such fiscal quarter or fiscal month, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Financial Statements.

(c)As promptly as practicable, Seller shall deliver to the Acquirors copies of all license applications and other filings made related to the Company after the date hereof and before the Closing Date with any Governmental Entity or Gaming Authority with such redactions as are necessary to protect nonpublic information related to Seller (other applications or other filings made by individuals and routine, recurring applications and filings made in the Ordinary Course of Business).

(d)From the date of this Agreement until the delivery of any Form 8-K Financial Statements (or, if this Agreement is terminated pursuant to Section 7.1, the date of such termination), to the extent that PropCo, or any of its Subsidiaries or Affiliates, or Buyer or any of its Subsidiaries or Affiliates (each such Person, a “Requesting Acquiror”) determines that any financial statements of the Company or the Property are required to be filed with the SEC, including under Rule 3-05 or Rule 3-14 or Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”) (such financial statements, “S-X Financial Statements”), (x) to satisfy such Requesting Acquiror’s reporting obligations on Form 8-K (or any amendments thereto) in connection with the Transactions as a result of the Closing (such financial statements, “Form 8-K Financial Statements”), upon reasonable written notice from such Requesting Acquiror at any time after the date hereof but no later than the 10th day following the Closing Date, Seller shall, and prior to the Closing shall cause the Company to (in each case at the Requesting

Acquiror’s sole expense), prepare and deliver such Form 8-K Financial Statements to the Requesting Acquiror as soon as reasonably practical (but in no event later than the 60th day following the Closing Date) and (y) in connection with any registration statement, proxy statement, prospectus, or prospectus supplement filed with the SEC, or offering memorandum prepared by or on behalf of the Requesting Acquiror, upon reasonable written notice from such Requesting Acquiror, Seller shall use commercially reasonable efforts prior to the Closing to cause the Company (at the Requesting Acquiror’s sole expense) to prepare and deliver such S-X Financial Statements to the Requesting Acquiror as soon as reasonably practical. From and after the Closing, the Acquirors shall cause the Company to provide Seller with access to the books and records and financial information and financial data as necessary for Seller to take the foregoing actions.

(e)In furtherance of the provisions of Section 5.3(d) Seller shall prior to or after the Closing Date, and prior to the Closing shall and shall cause the Company to use commercially reasonable efforts to (A) provide reasonable assistance and cooperation with such Requesting Acquiror’s preparation of such financial statements (including by providing reasonable access to such financial information and financial data as shall be reasonably requested by the Requesting Acquiror or its Representatives in connection with the preparation of such financial statements) and any required pro forma financial information and pro forma financial statements or any required non-GAAP reconciliations, in each case, in accordance with Regulation S-X (it being understood that Seller and the Company shall not be required to provide any Excluded Information), (B) provide reasonable assistance to the Requesting Acquiror and its independent accounting firm in completing audits and the preparation of such financial statements and other financial information, (C) upon reasonable request prior to the Closing, deliver to the Requesting Acquiror or its independent accounting firm, a customary representation letter signed by an authorized officer of the Company in such form as is reasonably required by the Requesting Acquiror’s independent accounting firm, and (D) use commercially reasonable efforts to cause the Company’s independent accounting firm to take the actions contemplated by Section 5.9 with respect to the S-X Financial Statements or other financial statements or information prepared pursuant to this Section 5.3, including by providing such independent accounting firm with reasonable access to the books, records and employees of the Company reasonably required to conduct such audit and reasonable assistance in completing such audit; provided,  further, that nothing in this Section 5.3(e) shall (i) unreasonably interfere with the business or operations of Seller, the Company or Seller’s Subsidiaries or (ii) provided that Seller is in compliance with their obligations under Section 5.3(d) and Section 5.3(e) prior to such date, require assistance beyond the 60th day after the Closing Date.

(f)For the avoidance of doubt, any such obligations of Seller or, prior to the Closing, the Company, under Section 5.3(d)-(e) shall be at the Requesting Acquiror’s sole expense and Requesting Acquiror(s) will promptly reimburse Seller for any costs and expenses (including reasonable legal and accounting fees, third party labor costs and contractor costs) incurred by Seller or, prior to the Closing, Seller, the Companies or any of Seller’s Subsidiaries (including those of their respective Affiliates or Representatives) in connection with its performance under Section 5.3(d)-(e). Each Requesting Acquiror shall indemnify, defend and hold harmless Seller and its Affiliates and Representatives (including, prior to the Closing, the Company) from and against any and all liabilities, losses, damages, claims, documented out-of-pocket costs and expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the S-X Financial Statements or the Form 8-K Financial Statements and any

information utilized, in each case requested by such Requesting Acquiror except to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arise as a direct result of the willful misconduct of Seller and its Affiliates or its Representatives.

(g)Buyer shall make available, and shall cause the Company after the Closing to make available, to Seller and its Affiliates and Representatives, its personnel and any and all books and records and other documents and information in its and the Company’s possession or control relating to the Company reasonably requested by Seller relating to Taxes for a period of seven years from the Closing Date. In accordance with applicable Gaming Laws, Buyer shall retain, and cause the Company after the Closing to retain, all books and records that are in the Company’s possession at the Closing for a period of at least seven years from the Closing Date or such further period as may be required by applicable Gaming Laws.

(h)As soon as practicable after Closing, but in no event more than 10 Business Days after the Closing Date, Seller shall deliver to the Acquirors the fixed asset ledger of the Company as of the last day of the most recent calendar month prior to the Closing Date prepared in accordance with GAAP in all material respects.

5.4Governmental Approvals.

(a)Each party shall, and shall use reasonable best efforts to cause its respective Affiliates (including all Licensing Affiliates) to cooperate with each other and use their reasonable best efforts to, (i) take, or cause to be taken, all appropriate actions, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, resolutions, findings of suitability, orders, authorizations, registrations, declarations, filings, licenses, waivers or permits (including all Gaming Approvals and the consents and approvals of Landlord and the Board of Public Works required under the Ground Lease) required (A) to be obtained or made by such party or any of its Affiliates (including all Licensing Affiliates) or any of its Representatives and (B) to avoid any action or proceeding by any Governmental Entity (including, with respect to Seller Parties and Buyer only, those in connection with the HSR Act and antitrust Laws of any other applicable jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under (A) any applicable federal or state securities Laws, (B) the HSR Act and antitrust Laws of any applicable jurisdiction (with respect to Seller Parties and Buyer only), (C) the Gaming Laws and (D) any other applicable Law (collectively, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals.

(b)Without limiting Section 5.4(a), each of Seller Parties and Buyer shall, and shall use reasonable best efforts to cause their respective Representatives and Affiliates (including all Licensing Affiliates) to, file, or cause to be filed, within 30 days after the date hereof, all filings pursuant to the HSR Act (and, to the extent applicable, all filings under the antitrust laws of any applicable jurisdiction). In addition, each of Seller Parties and Buyer (i) shall, and shall use reasonable best efforts to cause its Representatives and Affiliates (including all Licensing Affiliates) to, file, or cause to be filed within 30 days after the date hereof, all required initial applications and documents in connection with obtaining all required Gaming Approvals, (ii) shall act diligently and promptly to pursue the Governmental Approvals and, (iii) subject to applicable Laws relating to the exchange of information, supply as promptly as practicable to the appropriate Governmental Entity any additional information and material that may be requested thereby, including in respect of required Gaming Approvals, the HSR Act and the antitrust laws of any applicable jurisdiction (with respect to Seller Parties and Buyer only), and shall cooperate with the other parties hereto in connection with the making of all filings referenced in this and the preceding sentence including, subject to applicable Laws relating to the exchange of information, providing copies of all such filed documents to the other parties hereto and their Representatives (other than copies of personal applications made under applicable Gaming Laws and any documents or information related thereto; provided further, that materials may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns) as promptly as practicable following the filing thereof. Prior to Closing, Buyer shall use its reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as possible;  provided,  however, that Buyer shall not participate in any meeting or have any substantive communication with any Governmental Entity in connection with this Agreement (excluding any meetings or substantive communication regarding Gaming Approvals) unless it consults with Seller in advance and, to the extent not prohibited by such Governmental Entity, gives Seller the opportunity to attend and participate therein. From the date of this Agreement until the Closing, each party shall keep the other parties hereto reasonably informed with respect to such party’s pursuit of Governmental Approvals. Each party agrees to notify the other parties promptly upon receipt of any concerns expressed in writing by any Gaming Authority with respect to the prospects for the timely consummation of the Transactions or the qualification of the applicable Licensing Affiliates. Notwithstanding anything herein to the contrary, as between Seller and Buyer, Buyer shall determine the strategy to be pursued for obtaining.

(c)and lead any efforts to obtain, all necessary actions or nonactions and Governmental Approvals from any Governmental Entities in connection with the Transactions; provided, that Buyer agrees to take into consideration Seller’s reasonable views, suggestions and comments regarding such strategy and efforts.

(d)Without limiting Section 5.4(a) or (c),  if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, Seller and Buyer shall use their reasonable best efforts to avoid or eliminate any impediment under the HSR Act or any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity or any other Person with respect to the Closing so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside Date), including implementing, contesting or resisting any litigation before any court or administrative tribunal seeking to restrain or enjoin the Transactions. Notwithstanding anything in this Agreement to the contrary, reasonable best efforts for purposes of this Section 5.4 shall not require Buyer or its Affiliates to litigate or defend any suit or proceeding brought by the Federal Trade Commission or Department of Justice, whether judicial or administrative except to the extent that there is a reasonable prospect of success in relation to such litigation. Further, no party shall be required to take any action with respect to any order, judgment or applicable Law or in order to obtain any approval or resolve any objection or impediment under any applicable Law that is not conditioned upon the consummation of the Closing.

(e)To the extent requested in writing by any Maryland Gaming Authority, PropCo shall, and shall cause its Affiliates to, use its and their reasonable best efforts to prepare and submit to the Maryland Gaming Authorities reasonably promptly but in no event later than 45 days after the date requested in writing by Buyer or Seller (or such longer period as may be permitted by such Maryland Gaming Authority; provided that such longer period does not materially delay the Closing), any applications and supporting documents applicable to PropCo or its Affiliates as may be required under applicable Maryland Gaming Laws for PropCo to be approved as a certified vendor and to consummate the Real Estate Purchase Transaction (“PropCo Transaction Filings”).

(f)Notwithstanding anything in this Agreement to the contrary, neither PropCo nor any of its Affiliates shall have any obligation to take any action or refrain from taking any action as required by this Section 5.4 to the extent that such action or inaction would, individually or in the aggregate, reasonably be expected to (v) (i) result in PropCo not acquiring the Real Property, or (ii) require PropCo or any of its Affiliates to (A) divest any facility located on the applicable Real Property (or the leasehold rights therein) or (B) sell, divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of their respective businesses, assets, equity interests or Contracts, (w) require PropCo or any of its Affiliates to undertake new construction activity, (x) require (i) PropCo or any of its Affiliates to obtain a video lottery operation license, casino operator license, casino management company license, or such other Gaming Approval for which the holder is responsible for the management, operation or conduct of video lottery, sports wagering or other gaming operations from a Governmental Entity or (ii) a video lottery operation license, casino operator license, casino management company license, or such other Gaming Approval for which the holder is responsible for the management, operation or conduct of video lottery, sports wagering or other gaming operations to own the building where video lottery and gaming operations are conducted, (y) require PropCo or any of its Affiliates to terminate, modify or extend existing relationships and contractual rights and obligations with respect to any real property including any real property lease or any tenant, (z) require PropCo or any of its Affiliates to agree to any prohibition on the ownership of any other Affiliates, (aa) require Propco or any of its Affiliates to litigate or defend any suit or proceeding brought by any Governmental Entity, whether judicial or administrative, or (bb) otherwise have a material and adverse impact on PropCo or its Affiliates.

(g)From the date of this Agreement until the Closing, each party shall promptly notify all other parties hereto in writing of any pending or, to the knowledge of Buyer, PropCo or Seller Parties, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Closing of any transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing or subject the consummation to any condition not set forth herein.  In addition, each of the parties shall promptly notify the other parties of any communication it receives from any Governmental Entity relating to the transactions that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by or on its behalf to any Governmental Entity, unless the staff of such Governmental Entity requires otherwise.

(h)Notwithstanding anything to the contrary in this Agreement, PropCo and its Affiliates shall have no obligation to (i) take any action or refrain from taking any action pursuant to this Section 5.4, including, for the avoidance of doubt, any action or inaction requested by Governmental Entities, including Gaming Authorities, Landlord or the Board of Public Works, if PropCo obtains a legal opinion from a nationally recognized law firm that such action or inaction would be reasonably likely to materially impair PropCo, its direct or indirect owner or its Subsidiaries from continuing to be treated as a “real estate investment trust” under Section 856(a) of the Code, or any similar or successor provisions thereto; (ii) file or cause to be filed premerger notification or take any action under or related to the HSR Act; or (iii) seek, request or obtain approval from any Governmental Entity in connection with the operation or ownership of the business conducted at the Real Property as of the date hereof or as of the Closing Date.

5.5Publicity.  The Acquirors and Seller shall issue the initial press release regarding this Agreement concurrently and the transactions contemplated hereby after the parties have mutually agreed upon the contents of such initial release, and thereafter Seller and the Acquirors each shall use commercially reasonable efforts to consult reasonably with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except (a) as may be required by Law, by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or at the request of any Governmental Entity or (b) in any periodic report filed by the Acquirors with the SEC after the initial disclosure of this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby by the Acquirors on Form 8-K (provided, that each Acquiror or Seller, to the extent permitted by Law, will consult with the other party on those parts of such periodic reports that relate to this Agreement and the transactions contemplated hereby to the extent such disclosure is not consistent with the scope and manner of public disclosures by the Parties related to this Agreement and the transactions contemplated hereby prior to the date such periodic reports are filed and will, in good faith, take into account such party’s reasonable comments thereto).

5.6Further Assurances and Actions

(a)Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) fulfill all conditions precedent applicable to such party pursuant to this Agreement.

(b)In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the proper officers and/or directors of the Acquirors and Seller, and their respective Affiliates, as applicable, shall take all action reasonably necessary (including executing and delivering further affidavits, instruments, notices, assumptions, releases and acquisitions).

5.7Transfer Taxes; HSR Filing Fee; Gaming Approvals

(a)All transfer, documentary, sales, use, registration and similar Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes) and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”) incurred in connection with this Agreement and the Transactions shall be borne 50% by Buyer, on the one hand, and 50% by Seller, on the other hand.  Buyer shall prepare and file all Tax Returns related to such Transfer Taxes; provided that Seller shall join in the execution of any such Tax Returns where required by applicable Law.

(b)All filing fees pursuant to the pre-merger notifications under the HSR Act shall be borne by Buyer.

(c)All fees related to Buyer receiving Gaming Approvals required or necessary in connection with the Transactions and necessary for ownership and operation of the Property shall be borne by Buyer. All fees related to PropCo or its applicable Affiliate applying to the Maryland Gaming Authorities for approval as a certified vendor in connection with the Real Estate Purchase Transaction.

5.8Insurance

(a)Provided that no Casualty Event shall have occurred prior to the Closing, the Company’s fire and casualty insurance and other insurance policies may be cancelled by Seller or an Affiliate of Seller as of the Closing Date, and any refunded premiums shall be retained by Seller or an Affiliate of Seller. Buyer will be responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods from and after the Closing and, if required, shall post any collateral required by an insurer in respect of any insurance policies held by the Company in respect of the Property, its operations or its employees immediately prior to the Closing.

5.9Financing Cooperation.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, at the sole expense of Buyer, Seller shall, and shall cause the Company to, and shall use its reasonable best efforts to cause the Representatives of Seller and the Company to provide to Buyer such cooperation as may be reasonably requested by Buyer in connection with obtaining Financing for any of the Transactions,  provided, that nothing in this Section 5.9 shall require (i) such cooperation to the extent it would (A) subject Seller, the Company or any of their Affiliates or Representatives to any actual or potential personal liability, or (B) unreasonably interfere with the business or operations of Seller or the Company, (ii) the taking of any action that would conflict with or violate (x) the organizational documents of Seller or the Company or (y) any applicable Law or (iii) such cooperation, or the taking of any action, that would cause the Company to breach any provision or fail to perform any of its obligations under this Agreement or cause any condition to Closing set forth in Article VI to fail to be satisfied. Buyer shall indemnify, defend, and hold harmless the Company, Seller and each of their respective Affiliates and Representatives, successors and assigns from and against any and all losses suffered or incurred by them in connection with (A) any action taken by them at Buyer’s request pursuant to this Section 5.9 or (B) any information utilized in connection therewith. Buyer shall promptly, upon request by the Company, reimburse Seller for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller or the Company in connection with the cooperation of Seller or the Company contemplated by this Section 5.9 taken at Buyer’s request. Seller hereby consents to the use of the Company’s logos as may be reasonably necessary in connection with such Financing. For the avoidance of doubt, the Financing is not a condition to Buyer’s obligations under this Agreement, including Section 6.2.

5.10Certain Transactions.  Prior to the Closing, Buyer and Seller shall not, and shall not permit any of their Affiliates to, take, or agree to commit to take, (i) any action that would or is reasonably likely to materially delay the receipt of, or materially impact the ability of a party to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement or (ii) any action that would or is reasonably likely to cause any Governmental Entity having jurisdiction over federal antitrust or competition Laws of the United States to commence or re-open a proceeding or investigation that could reasonably be expected to challenge or prevent the transactions contemplated by this Agreement or delay the Closing thereof beyond the Outside Date.

5.11No Control.  Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the operations of the Company. Until the Closing, the operations and affairs of the Company are the sole responsibility of and under the complete control of Seller, except as expressly provided for in this Agreement.

5.12Guests’ Property; Reservations; Chips; Front Money

(a)Buyer, on behalf of the Company, shall be responsible from and after the Effective Time for all property of guests at the Property, including (i) all motor vehicles that were checked and placed in the care of the Property, (ii) all baggage, suitcases, luggage, valises and trunks of customers checked or left in the care of the Property and (iii) any personal property stored in the safe deposit boxes located at the Property. All such items shall be stored as Buyer shall choose, and Buyer shall be responsible for any claims with respect thereto.

(b)Buyer will honor the terms and rates of all reservations (in accordance with their terms) made prior to the Closing at the Property by guests or customers, including advance reservation Cash deposits or services confirmed by Seller Parties for dates on or after the Closing Date in the Ordinary Course of Business. Buyer recognizes that such reservations may include discounts or other benefits, including benefits extended in the Ordinary Course of Business under any frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Buyer to the guest(s) holding such reservations.

(c)Following the Effective Time and subject to applicable Law, the Company may continue to use Seller’s Chips that were in use prior to the Effective Time. Buyer shall, if required by the applicable Gaming Laws, submit a plan to the relevant Gaming Authorities at least

30 days prior to the Closing Date, or such earlier date required by the Gaming Authorities, for the redemption and destruction of all Seller’s Chips used by the Company. After such plan is approved by the relevant Gaming Authorities, Buyer shall redeem for cash all of Seller’s Chips issued by the Company at the Property for a period of not less than 120 days or such longer period as may be required by Gaming Laws. Following the Effective Time, except in connection with the redemption and destruction of Seller’s Chips described in such plan, Buyer shall cease to issue or use (and Buyer shall not reissue or reuse) any Seller’s Chips. After the Closing, Buyer shall be solely responsible and liable for compliance with applicable Gaming Laws and regulations of Gaming Authorities with respect to operation and support of the business of the Company subsequent to Closing, including any obligation to redeem or destroy Seller’s Chips.

(d)Effective as of the Effective Time, Representatives of each of Buyer and Seller shall take inventory of all Front Money and identify what Persons are entitled to what portions of such Front Money. All such Front Money shall be retained in the cages of the Property and listed in an inventory prepared and signed jointly by Representatives of Buyer and Seller no later than the Effective Time. From and after the Effective Time, Buyer shall distribute Front Money only to the Persons and only in the amounts as determined pursuant to this Section 5.12(d).

5.13Termination of Affiliate Contracts.  Seller shall, and shall cause its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, to terminate the Contracts and any other transactions between Seller, its Affiliates and the Company, effective as of the Effective Time, such that none of Buyer, the Company or any of their respective Affiliates has any Liability or obligation pursuant to such Affiliate Contracts or other transactions;  provided that, for the avoidance of doubt, with respect to any Affiliate Contracts that are enterprise-level Contracts maintained by Seller or its Affiliates (other than the Company), Seller shall terminate only the Company’s rights and obligations with respect to such Affiliate Contracts.

5.14Reserved.

5.15Title Policies

(a)Buyer and PropCo each shall have the right to obtain, at such party’s sole expense, as applicable, ALTA surveys or zip maps or updates of existing surveys or zip maps of the Leased Real Property and owner’s ALTA extended coverage form of Title Policies, and in connection therewith Seller shall, and shall cause the Company to provide surveyors with reasonable access to the Leased Real Property for such purpose.

(b)The cost of any title commitment and the costs of the base premium for the Title Policy shall be borne 50% by Seller, on the one hand, and 50% by Buyer, on the other hand. The costs related to premiums for incremental, extended title insurance coverage and any endorsements (except for any affirmative coverage endorsements required to remove any exception to title that Seller has agreed to remove, the cost of which shall be paid by Seller) shall be paid by Buyer.  All other costs and expenses (if any) with respect to any Real Property shall be allocated between Buyer and Seller in accordance with the customary practice of the county in which any such Real Property is located.

5.16Tax Matters

(a)Seller shall prepare and file or cause to be prepared and filed all Tax Returns of the Company for any Pre-Closing Tax Periods ending on or prior to the Closing Date. Buyer shall prepare and file or cause to be prepared and filed all Tax Returns of the Company for any Straddle Periods. All Tax Returns prepared under this Section 5.16(a) shall be prepared in a manner consistent with the past practice of the Company, except as otherwise required by applicable Law. No later than 20 days prior to the due date for filing any Tax Returns prepared by Buyer or Seller, as the case may be, under this Section 5.16(a), the preparing party shall submit such Tax Return to other party for its review and comment and shall accept any reasonable comments provided by the other party prior to the due date for filing such Tax Return.

(b)The amount of any Taxes attributable to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and Post-Closing Tax Period (i) in the cases of Taxes imposed on a periodic basis, the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in (i) above (such as franchise Taxes, payroll Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended on the Closing Date. With respect to all Tax Returns to be filed by Buyer or of the Company related to a Straddle Period,  Seller shall make any payment due to Buyer with respect to such Tax Returns at least two Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Governmental Entity except to the extent such Taxes were included in the computation of the Closing Indebtedness, Closing Working Capital or Company Transaction Expenses, in each case, as finally determined pursuant to Section 1.5.

(c)After the Closing Date, Seller and Buyer shall (and shall cause their respective Affiliates to) (i) assist the other party in preparing, executing and filing any Tax Returns of or relating to the Company, (ii) cooperate fully in responding to any inquiries from or preparing for any audits of, or disputes with Governmental Entities regarding, any Taxes or Tax Returns relating to the Company, and (iii) make available to the other party, as reasonably requested, all information in its possession relating to the Company that may be relevant to any Tax Return, audit or examination, proceeding or determination and to any Governmental Entity as reasonably requested by Seller or Buyer all information, records and documents regarding any Taxes relating to the Company. Notwithstanding anything to the contrary herein, Seller and its Affiliates will not be required at any time to provide Buyer any right to access or to review any Tax Return, Tax work papers or related materials of Seller and any Affiliate of Seller other than the Company.

(d)Seller shall be entitled to the amount of any refund or credit of Taxes of the Company with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the Company prior to the Closing, are reflected as a liability in the calculation of Net Working Capital, as finally determined pursuant to Section 1.5 or pursuant to a payment by Seller under Section 5.16(c) or Article VIII) which refund is actually received or credit is actually recognized, by Buyer or its Subsidiaries or Affiliates (including the Company) after the Closing, net of any cost to Buyer and its Affiliates attributable to the obtaining and receipt of such refund or credit, except to the extent such refund or credit arises as the result of a carryback of a loss or other tax benefit from a tax period beginning after the Closing Date or such refund or credit was included as an asset in the calculation of Net Working Capital, as finally determined pursuant to Section 1.5 (“Pre-Closing Tax Refunds”). Buyer shall pay, or cause to be paid, to Seller any Pre-Closing Tax Refunds within 10 days of the receipt or recognition thereof. To the extent requested by Seller, Buyer will reasonably cooperate with Seller, at Seller’s cost and expense, in obtaining any Pre-Closing Tax Refund, including through the filing of amended Tax Returns for Pre-Closing Tax Periods or claim for refund; provided, however, that (i) any such amended Tax Return or claim for refund shall be prepared at Seller’s cost and expense by (A) independent accountants retained by Seller and acceptable to Buyer, or (B) at Buyer’s election, by Buyer’s independent accountants (as applicable, the “Accountants”), (ii) neither Buyer nor its Subsidiaries or Affiliates (including the Company) or their employees or personnel shall have any duty or obligation to prepare any such amended Tax Return or claim for refund or make any of its personnel available for such purpose, (iii) Buyer and its Subsidiaries or Affiliates (including the Company) shall only be obligated to provide the Accountants with reasonable access to the Company’s books and records in their possession; (iv) any such amended Tax Return or claim for refund shall be in form and substance reasonable acceptable to Buyer and neither Buyer nor its Subsidiaries or Affiliates (including the Company) shall have any obligation to file an amended Tax Return or claim for refund hereunder that would have the effect of increasing the Tax liability, or reducing any Tax asset, of Buyer or its Subsidiaries or Affiliates (including the Company) in respect of any post-Closing tax period; and (v) neither Seller nor the Accountants shall have any power or authority to file any amended Tax Return or claim for refund on behalf of Buyer or its Subsidiaries or Affiliates (including the Company).

(e)Without the consent of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit any of its Affiliates (including the Company) to, (i) make any Tax election with respect to the Company, (ii) amend, file or re-file any Tax Return of the Company, or (iii) voluntarily approach, or initiate any voluntary disclosure with, a Governmental Entity with respect to Taxes of the Company, in each case of clauses (i) through (iii) with respect to any Pre-Closing Tax Period.  Buyer shall not, and shall not permit any of its Affiliates to, take any action outside the Ordinary Course of Business on the Closing Date after the Closing with respect to the Company.

(f)Buyer and Seller agree that, for U.S. federal (and applicable state and local) income Tax purposes, (i) all of the income, gains, losses and deductions of the Company through (and including) the Closing Date will be reported on the income Tax Returns of Seller, (ii) the purchase and sale of the Purchased Interest shall be treated as a taxable purchase by Buyer and, except as otherwise provided in Section 5.16(g), a taxable sale by Seller of all of the assets of the Company pursuant to Section 1001 of the Code. No party shall file any Tax Return or take any position in a Tax audit, assessment or other proceeding which is inconsistent with the foregoing.

(g)At Seller’s request and at Seller’s cost and expense, Acquirors shall cooperate with Seller in effectuating a tax-deferred exchange under Section 1031 of the Code and related regulations in connection with the transaction contemplated hereby; provided, however, that the Closing shall not be delayed and Acquirors shall incur no additional unreimbursed cost or expense,  and no liability in connection with the transactions contemplated under this Agreement than Acquirors would have incurred without such exchange.  Acquirors shall execute all documents reasonably requested by Seller or any “qualified intermediary” to effectuate said exchange (including Seller’s assignment of its rights under this Agreement to the qualified intermediary), provided that (i) such documents are in a form reasonably satisfactory to Acquirors,  (ii) the form of such documents are delivered to Acquirors for review not less than five days prior to the Closing Date, and (iii) Acquirors shall not suffer any additional risk or liability on account of any such documents or actions.  Seller shall indemnify and hold Acquirors harmless from and against all claims, expenses (including reasonable attorneys’ fees), losses and liabilities resulting from its participation in any exchange undertaken pursuant to this Section 5.16(g).  Each party acknowledges and agrees that neither an assignment of a party’s rights under this Agreement nor any other actions taken by a party or any other Person in connection with an exchange shall release any party from, or modify, any of its Liabilities and obligations (including indemnity obligations to each other) under this Agreement.

(h)Except as otherwise provided in Section 5.16(g),  the parties acknowledge and agree that PropCo shall have no obligations or liability whatsoever pursuant to Section 5.16, including with respect to any Taxes or Tax Returns of the Company.

5.17Director and Officer Liability and Indemnification

(a)Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the certificate or articles of incorporation or formation, by-laws, partnership agreement or limited liability company agreement of the Company, in each case as in effect on the date of this Agreement, shall not be terminated or modified in a manner as to adversely affect any director or officer to whom such provisions apply, and shall survive the Closing Date and continue in full force and effect in accordance with their respective terms for a period of not less than six years.

(b)The obligations of Buyer under this Section 5.17 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.17 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.17 applies shall be third-party beneficiaries of this Section 5.17).

(c)In the event that all or substantially all of the assets of the Company are sold, whether in one transaction or a series of transactions, then Buyer and the Company shall, in each such case, ensure that the successors and assigns of the Company assume the obligations set forth in this Section 5.17.  The provisions of this Section 5.17 shall apply to all of the successors and assigns of the Company.

(d)The parties acknowledge and agree that PropCo shall have no obligations or liability whatsoever pursuant to Section 5.17.

5.18Casualty and Condemnation.  In the event that a Casualty Event or Condemnation shall have occurred prior to the Closing and the Company shall not have rebuilt, repaired and restored the Property in accordance with the remainder of this Section, (i) with respect to any Condemnation, one or both Acquirors (as directed in writing to Seller), at the Closing, shall receive a credit against the Purchase Price or the Real Estate Purchase Price equal to, in the aggregate, the actual amount of any award paid to Seller or the Company on account of the Property, net of any actual reasonable, out-of-pocket expenses incurred in obtaining same, and an assignment of Seller’s or the Company’s right to any award then payable or that thereafter may become payable by or on behalf of the condemning authority with respect to the Property and (ii) with respect to any Casualty Event, one or both Acquirors, (as directed in writing to Seller) at the Closing, shall receive a credit against the Purchase Price or the Real Estate Purchase Price equal to, in the aggregate, the amount of the deductible with respect to any applicable insurance policies plus all insurance proceeds actually received by Seller or the Company as a result of such Casualty Event, net of any actual reasonable, out-of-pocket expenses incurred in obtaining same and less any portion of such insurance proceeds constituting proceeds of business interruption that is applicable to any period prior to the Closing, and an assignment of Seller’s or the Company’s rights to all such insurance proceeds then payable or that thereafter may become payable.  Notwithstanding anything herein to the contrary, in the event that a Casualty Event or Condemnation shall have occurred prior to the Outside Date (x) within 120 days after the occurrence of such Casualty Event or Condemnation, the Company shall provide to Acquirors a budget setting forth the Company’s good faith estimate of the cost to rebuild, restore and repair the Property to the Prior Condition (as defined below) and the Company’s good faith estimate of the time it will take to complete such rebuilding, restoring and repairing, which such budget and time estimate are subject to Acquirors reasonable approval and must be accompanied by reasonable third-party invoices, cost and time estimates and other applicable back-up materials upon which the Company’s budget and estimate were based (collectively, the “Cost and Time Estimate”) and (y) the Company shall have the right, but not the obligation, to rebuild, restore and repair the Property following any such Casualty Event or Condemnation; provided that the Company shall not have such right to rebuild, restore and repair if the aggregate cost to fully rebuild, restore and repair the Property to the condition of the Property immediately prior to such Casualty Event (in the case of a Casualty Event) or to nearly as practicable to the condition of the Property immediately prior to such Casualty (in the case of a Casualty) (the “Prior Condition”), is estimated to exceed $45,000,000 as reflected in the Cost and Time Estimate and/or such rebuilding, restoration and repair cannot reasonably be completed before the Outside Date, based upon the Cost and Time Estimate.    In all events, prior to the Company beginning any rebuild, restoration or repair of the Property, the Company will deliver to both Acquirors the Cost and Time Estimate reflecting that such rebuild, restoration or repair of the Property will cost $45,000,000 or less and that shows that such rebuild, restoration or repair will be completed prior to the Outside Date. With respect to any rebuilding, restoration and repair, the Company shall, on or before the Outside Date, without incurring or permitting any Liens (other than Permitted Encumbrances), rebuild, restore and repair the Property to the Prior Condition, in a good and workerlike manner and in compliance with applicable Law (including issuance of all applicable certificates of occupancy) and applicable contracts, indentures, licenses or other instruments affecting the Property using new materials, the quality of which is not less than that of the affected Property immediately prior to such Casualty Event or Condemnation and using duly licensed, reputable and financially solvent third-party architects, engineers and contractors, and pursuant to plans and specifications, in each case, reasonably acceptable to the Acquirors. The

Acquirors shall have the right from time to time during the restoration of such Casualty Event or Condemnation to inspect the improvements to confirm the Company’s compliance with this Section 5.18.

5.19Mechanics’ Liens.  Buyer shall deliver to the Title Company such affidavits, certificates, documents or instruments in form and substance as the Title Company may reasonably require in order to omit from each Title Policy those liens against any Property for which Buyer has received or will receive a credit against the Purchase Price in accordance with the terms of this Agreement.

5.20Exclusivity.  From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Seller shall not, and shall not permit or cause any of their respective Affiliates, officers, managers, members, directors, employees, investment bankers, consultants, advisors, other agents and Representatives (collectively, “Seller Representatives”), to directly or indirectly, (a) sell or otherwise transfer any equity interests in the Company, all or a material portion of the assets or the properties (including the Property) of the Company (other than inventory in the Ordinary Course of Business), or enter into any agreement to sell or otherwise transfer such an equity interest or all or a material portion of such assets or properties, (b) take any action to solicit, initiate, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer to acquire all or any significant part of the Company or any of its assets, whether by merger, sale of equity interests, joint venture, business combination, sale of assets or real estate or a sale-leaseback, reorganization, recapitalization, share exchange, liquidation, dissolution or otherwise (each, an “Acquisition Proposal”), (c) disclose or provide any nonpublic information relating to the Company (including this Agreement) in connection with an Acquisition Proposal, (d) afford access to a transaction data room, the properties, books or records of the Company to any third party that has made or is reasonably believed by Seller to be contemplating any Acquisition Proposal, or (e) otherwise cooperate with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than Acquirors or its respective Representatives) with respect to, or which would reasonably be likely to lead to, an Acquisition Proposal. Seller shall and shall cause Seller Representatives to promptly cease and cause to be terminated all discussions and negotiations, if any, which have taken place prior to the date hereof with respect to any Acquisition Proposal. Notwithstanding anything herein to the contrary, if Seller, any of its Subsidiaries or any of their respective representatives receives an inquiry, proposal or offer from any Person or group relating to any transaction other than an Acquisition Proposal, including a sale, purchase, merger, consolidation, combination or other transaction involving Seller or any of its Subsidiaries (other than the Company) (a “Separate Proposal”), then Seller, any of its Subsidiaries (including the Company) and any of the representatives of any of the foregoing, as applicable, may (i) furnish any information and other access to any Person making such Separate Proposal and any of its representatives, (ii) engage in discussions or negotiations with any Person making such Separate Proposal and any of its representatives or (iii) enter into any transaction relating to such Separate Proposal.

5.21Nonsolicitation

(a)From and after the Closing Date until the date 12 months after the Closing Date, Buyer shall not and shall cause its Affiliates (including the Company on or after the Closing) not to, directly or indirectly, solicit for employment any employees of Seller or its Affiliates (but, following the Closing, excluding the employees of the Company) with whom Buyer had substantial contact as a result of the transactions contemplated by this Agreement; provided,  however, that the foregoing restriction shall not prohibit (i) the general solicitation of any such employees that is not specifically directed to any employees of Seller or its Affiliates,  (ii) the hiring of any employee of Seller or its Affiliates that responds to any advertisement or solicitation described in clause (i),  (iii) making offers of employment to or employing or hiring any employee of the Seller if Seller notified Buyer or its Affiliates in writing that following Closing, Seller does not intend to keep such employee employed, or such employee has stated to Buyer and Seller that such employee does not intend to remain employed with the Seller or its Affiliates following Closing, and (iv) soliciting or hiring any former employee of the Seller or its Affiliates who is not employed by the Seller or its Affiliates at the time of such solicitation or hiring of such employee and so long as Buyer and its Affiliates did not cause, induce or attempt to cause or induce such employee to no longer be employed by the Seller or its Affiliates in violation of this Section 5.21.

(b)From and after the Closing Date until the date 24 months after the Closing Date, Seller shall not and shall cause its Affiliates not to, directly or indirectly, solicit for employment or in any other capacity any employee of the Company; provided,  however, that the foregoing restriction shall not prohibit (i) the general solicitation of any such employees that is not specifically directed to any employees of the Company, (ii) the hiring of any employee of the Company that responds to any advertisement or solicitation described in clause (i), (iii) making offers of employment to or employing or hiring any employee of the Company if Buyer notified Seller or its Affiliates in writing that following Closing, Buyer does not intend to keep such employee employed, or such employee has stated to Buyer and Seller that such employee does not intend to remain employed with the Company following Closing, and (iv) soliciting or hiring any former employee of the Company who is not employed by the Company (Buyer or its Affiliates after the Closing) at the time of such solicitation or hiring of such employee and so long as Seller and its Affiliates did not cause, induce or attempt to cause or induce such employee to no longer be employed by the Company (Buyer or its Affiliates after the Closing) in violation of this Section 5.21.

5.22Non Competition.  From and after the Closing until the date 36 months after the Closing Date, Seller, shall not and cause its Affiliates and Representatives (the “Restricted Parties”) not to, (a) use the Customer Database or any portion thereof to make any direct marketing to the customers on the Players List for any property located within a 45-mile radius of the Properties (the “Restricted Area”), (b) sell, license or otherwise permit any Person to use the Customer Database or any portion thereof to make any direct marketing to the customers on the Players List for any property located within the Restricted Area or (c) own, operate, lease, manage, control, engage in, invest in, act as consultant or advisor to, or render a service that is utilized primarily for the operation of slot machines, table games or pari-mutuel wagering for (in each case whether alone or in association with any Person), any Person that generates more than 10% of its revenues from the ownership or operation of slot machines, table games or pari-mutuel wagering at a facility located within the Restricted Area. Notwithstanding the immediately preceding sentence or anything else to the contrary in this Agreement, (x) the Restricted Parties may own, operate, lease, manage, control, engage in, invest in, act as a consultant or advisor to, or render a service that is used primarily for the operation of video lottery terminals outside of the state of Maryland, (y) the Restricted Parties may invest in any pooled investment vehicle if no Restricted Party is a controlling person of, or a member of a group which controls, such pooled investment vehicle and may own, solely through passive ownership as a portfolio investment (with no director designation rights or other special governance rights), securities of any person which are publicly traded on a national or regional stock exchange or over the counter if no Restricted Party (i) is a controlling person of, or a member of a group which controls, such person and (ii) directly or indirectly owns 5% or more of any class of securities of such person (z) the provisions set forth in clauses (a) and (b) of the immediately preceding sentence shall not apply to the use, sale or license of any information relating to any customer or player of the Company that is included, at the time of acquisition or merger, in any customer list, customer database or historical records of any Person that operates slot machines, table games or pari mutual wagering that Guarantor or any of its Affiliates acquires, in a single transaction, by purchase of all of the outstanding equity securities or substantially all the assets of such Person or its parent entity or merger with such Person or its parent entity, after the date hereof and (aa) the provisions set forth in clause (c) of the immediately preceding sentence shall not apply to or prohibit the acquisition by Guarantor or any of its Affiliates of another company that operates a business in the Restricted Area, or the ownership or operation of such business following such acquisition, that would otherwise violate clause (c) of the immediately preceding sentence; provided, that in the case of clauses (ii) and (iii), such acquired Person or its Subsidiaries operates multiple gaming or wagering locations outside of the Restricted Area.

5.23Ground Lease

(a)PropCo or Buyer, as applicable, shall deliver, or cause to be delivered, to Seller at least 30 days prior to the Closing Date, (i) the certification required pursuant to Section 10.3(a) of the Ground Lease, (ii) evidence that it will have at Closing working capital in the amount required under Section 10.3(b) of the Ground Lease and (iii) information required by Landlord to confirm that PropCo or Buyer, as applicable, satisfy the requirements under Section 10.3(c) and (d) of the Ground Lease.

(b)PropCo, Buyer and Seller each agree to deliver, or cause to be delivered, to Landlord information as Landlord may promptly and reasonably request from such party with respect to the transactions contemplated by this Agreement.

(c)PropCo, Buyer and Seller shall each cooperate with each of the others and each of PropCo, Buyer and Seller shall use its respective commercially reasonable efforts to (i) cause the transactions contemplated by this Agreement and the Real Estate Purchase Agreement to qualify as a permitted transfer under Section 10.3 of the Ground Lease and (ii) obtain the Ground Lease Consent (as defined in the Real Estate Purchase Agreement).  Seller shall use its commercially reasonable efforts to facilitate discussions between PropCo and Buyer, on the one hand, and the Landlord and the State of Maryland Board of Public Works (together, the “Landlord Parties”), on the other hand, as needed or reasonably requested by PropCo and/or Buyer to clarify and explain such structure to the Landlord Parties and to obtain the Ground Lease Consent (as defined in the Real Estate Purchase Agreement) and modifications to the Ground Lease as contemplated under the Real Estate Purchase Agreement. Seller shall use its commercially reasonable efforts to facilitate discussions regarding other reasonably requested modifications to the Ground Lease by PropCo and Buyer, provided however such additional modifications shall not be a condition to closing.

Article VI

CONDITIONS TO CLOSING

6.1Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to this Agreement to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in a writing executed by all of the parties hereto:

(a)No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, or regulation that is in effect (whether temporary, preliminary or permanent) and that prevents or prohibits the consummation of any of the transactions contemplated by the Agreement or that makes it illegal for either party hereto to perform its obligations hereunder.

(b)Governmental Approvals. The parties shall have received the Governmental Approvals (including Gaming Approvals)  specified on Schedule 6.1(b)(i) and Schedule 6.1(b)(ii) and such Governmental Approvals (including Gaming Approvals) shall be in full force and effect.

(c)HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the antitrust or competition Laws of any other applicable jurisdiction set forth on Schedule 6.1(c) shall have expired or been terminated.

(d)Real Estate Purchase. The Real Estate Purchase Transaction shall be consummated concurrently with the Closing in accordance with the terms of the Real Estate Purchase Agreement.

6.2Additional Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, which may be waived in whole or in part in writing exclusively by Buyer:

(a)Representations and Warranties. The representations and warranties contained in Article II shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”  set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect provided,  however, that (i) the representations and warranties contained in Sections 2.1, 2.2(a), 2.3 and 2.22 shall be true and correct in all material respects at and as of the Closing as if made at and as of such time. Buyer shall have received a certificate signed on behalf of Seller by an officer of Seller to such effect.

(b)Performance of Obligations of Seller. Seller shall have performed in all material respects all covenants, agreements and obligations required to be performed by Seller under this Agreement and the Real Estate Purchase Agreement at or prior to the Closing including delivery of the items listed in Section 1.4(e) hereof. Buyer shall have received a certificate signed on behalf of Seller by an officer of Seller to such effect.

(c)No Material Adverse Effect, Material Condemnation Event or Material Casualty Event. Since the date of this Agreement, there shall not have been any change, circumstance, event, occurrence, condition, development or effect that, taken together with all other changes, circumstances, events, occurrences, conditions, developments and effects, individually or in the aggregate, with or without the lapse of time, has had, or would be reasonably likely to have a Material Adverse Effect, Material Condemnation Event or Material Casualty Event (unless the Property has been restored to the Prior Condition (including, without limitation, the issuance of a temporary or permanent certificate of occupancy) in accordance with the provisions of Section 5.18).

(d)Players List.  At or prior to Closing, Seller shall provide or make available to, or cause to be provided or made available to, Buyer the Players List, and, in connection therewith, shall have delivered to Buyer a certificate of an officer of the Company certifying on behalf of the Company that to the Company’s knowledge, the Players List as provided or made available to Buyer (as it relates to the Company) is the current Players List as maintained by the Company.

(e)Minimum Required Cash. The Company shall have an amount of Cash at the Property that is not less than the Minimum Required Cash.

(f)Title Policy. The Title Company shall be irrevocably committed to issue to the Company and PropCo the Title Policy upon payment of the premium therefor.

(g)No Shut Down of Real Property.  No material portion of the Property shall be either temporarily or permanently shut down, other than with respect to any temporary shutdown done so in the Ordinary Course of Business, nor shall 30% or more of the gaming positions at the Property be temporarily or permanently shut down.

6.3Additional Conditions to Obligations of Seller.  The obligations of Seller to effect the Closing are subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by Seller:

(a)Representations and Warranties.

(i)The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality (or any variation thereof) shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Seller shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

(ii)The representations and warranties of PropCo contained in this Agreement that are qualified as to materiality (or any variation thereof) shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Seller shall have received a certificate signed on behalf of PropCo by an officer of PropCo to such effect.

(b)Performance of Obligations of Acquirors.

(i)Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing. Seller shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

(ii)PropCo shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing. Seller shall have received a certificate signed on behalf of PropCo by an officer of PropCo to such effect.

(c)Buyer Deliverables. Buyer shall have delivered to Seller the required deliverables under Section 1.4(d).

6.4Frustration of Closing Conditions.

(a)Buyer may not rely on the failure of any condition set forth in Section 6.1 or Section 6.2 to be satisfied if such failure was caused by the failure of Buyer to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Closing.

(b)Seller may not rely on the failure of any condition set forth in Section 6.1 or Section 6.3 to be satisfied if such failure was caused by the failure of Seller to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Closing.

Article VII

TERMINATION AND AMENDMENT

7.1Termination.  This Agreement may be terminated at any time prior to the Closing (with respect to Section 7.1(b) through (h), by written notice by the terminating party to the other parties):

(a)by mutual agreement of Seller and Acquirors;

(b)by Seller, on the one hand, or Acquirors, on the other hand, if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided,  however, that if transactions contemplated hereby shall not have been consummated on or prior to the Outside Date and the receipt of any of the Governmental Approvals (including Gaming Approvals) required pursuant to Section 6.1(b) or Section 6.1(c) and/or the condition set forth in Section 7(a)(iii) of the Real Estate Purchase Agreement is the sole remaining condition to Closing (other than conditions to be satisfied or waived at or upon the Closing) and the satisfaction of such conditions remains reasonably possible, either Seller, on the one hand, or Acquirors, on the other hand, shall have the right to extend the Outside Date by written notice given to the other prior to the expiration of such period for (i) up to an additional 90 days following the original Outside Date, (ii) up to an additional 60 days following the expiration of such 90-day extension period and (iii) up to an additional 30 days following the expiration of such 60-day extension period, with each such extension period being a successive occasion; provided further that the Outside Date shall be automatically extended if the condition in Section 6.2(g) has not been satisfied or waived on the date that would otherwise be the Outside Date, until the date that is the earlier of five Business Days following the date the Real Property is no longer shut down or 90 days following such applicable Outside Date then in effect; provided, however that the Outside Date is not automatically extended pursuant to the immediately foregoing proviso if on the Outside Date the Seller has not satisfied the conditions in Section 6.2 other than Section 6.2(g); provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the primary cause of or has resulted in the failure of the Closing to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement;

(c)by (i) Seller, on one hand, or Acquirors, on the other hand, if any Gaming Authority has made a final determination that such Gaming Authority will not unconditionally issue to Acquirors all Gaming Approvals or (ii) Seller if Buyer fully and finally withdraws its application for any required Gaming Approval in each case that are necessary to satisfy the condition set forth in Section 6.1(b);

(d)by Seller, on the one hand, or Acquirors, on the other hand, if a court of competent jurisdiction or other Governmental Entity shall have issued a final nonappealable order, decree or ruling or taken any other final nonappealable action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and one or more of the transactions contemplated hereby; provided,  however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose action or failure to act has been the primary cause of such order, decree, ruling or final action, and such party’s action or failure to act constitutes a breach of this Agreement;

(e)by Acquirors, if Seller has breached any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement or the Real Estate Purchase Agreement that (i) would result in a failure of a condition set forth in (A) Section 6.1,  Section 6.2(a),  or Section 6.2(b) or (B) Section 9(a) or Section 9(b) of the Real Estate Purchase Agreement and (ii) is not cured in all material respects within 30 calendar days after written notice thereof; provided,  however, that if such breach cannot reasonably be cured within such 30 day period but can be reasonably cured prior to the Outside Date, and Seller are diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 7.1(e); and

(f)by Seller, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement that (i) would result in a failure of a condition set forth in Section 6.1,  Section 6.3(a)(i) or Section 6.3(b)(i) and (ii) is not cured in all material respects within 30 calendar days after written notice thereof; provided,  however, that if such breach cannot reasonably be cured within such 30-day period but can be reasonably cured prior to the Outside Date, and Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 7.1(f);

(g)by Seller, if PropCo has breached any representation, warranty, covenant or agreement on the part of PropCo set forth in this Agreement or the Real Estate Purchase Agreement that (i) would result in a failure of a condition set forth in Section 6.1,  Section 6.3(a)(ii) or Section 6.3(b)(ii) or Section 7(c)(ii) of the Real Estate Purchase Agreement and (ii) is not cured in all material respects within 30 calendar days after written notice thereof; provided,  however, that if such breach cannot reasonably be cured within such 30-day period but can be reasonably cured prior to the Outside Date, and PropCo is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 7.1(g).

7.2Termination Recourse

(a)Buyer Termination Fee.

(i)If (A) this Agreement is terminated pursuant to (1) Section 7.1(b) as a result of the failure to satisfy the conditions set forth in Section 6.1(b) or Section 6.1(c), (2) Section 7.1(c), (3) Section 7.1(d) if the relevant order, decree or ruling relates to a failure to obtain the necessary clearances under the HSR Act,  or (4) Section 7.1(f), (B) at the time of such termination, all of the conditions to Buyer’s obligations to consummate the Closing under Section 6.1 and Section 6.2 have been satisfied (other than (x) the conditions set forth in Section 6.1 as they relate to the necessary clearances under the HSR Act or the condition set forth in Section 6.1(b) as it relates to a Gaming Approval set forth on Schedule 6.1(b)(i), and (y) any such conditions which by their nature are to be satisfied by the Closing Date or the satisfaction of which are conditioned on the Closing occurring, but that are reasonably capable of being so satisfied by the Outside Date), and (C) at the time of such termination, this Agreement could not have been terminated by Seller in a manner which would result in the payment of a PropCo Termination Fee or Partial PropCo Termination Fee pursuant to Section 7.2(b), the parties agree that Seller shall have suffered a loss of an incalculable nature and amount, unrecoverable in law, and Buyer shall pay to Seller a fee equal to $20,000,000 (the “Buyer Termination Fee”).  The Buyer Termination Fee shall be payable in immediately available funds by wire transfer no later than three Business Days after such termination.

(ii)If (A) this Agreement is terminated pursuant to (1) Section 7.1(b) as a result of the failure to satisfy the conditions set forth in Section 6.1(b) or Section 6.1(c),  (2) Section 7.1(c), (3) Section 7.1(d) if the relevant order, decree or ruling relates to a failure to obtain the necessary clearances under the HSR Act, or (4) Section 7.1(f), (B) at the time of such termination, all of the conditions to consummate the Closing under Section 6.1 and Section 6.2 of this Agreement and Section 7(a) and Section 7(b) of the Real Estate Purchase Agreement have been satisfied (other than (x) the conditions set forth in Section 6.1 as they relate to the necessary clearances under the HSR Act or the condition set forth in Section 6.1(b) as it relates to a Gaming Approval set forth on Schedule 6.1(b)(i), (y) the condition set forth in Section 6.1(a) of this Agreement or Section 7(a)(i) of the Real Estate Purchase Agreement, in each case as it relates to a Gaming Approval set forth on Schedule 6.1(b)(ii) and (z) any such conditions which by their nature are to be satisfied by the Closing Date or the satisfaction of which are conditioned on the Closing occurring, but that are reasonably capable of being so satisfied by the Outside Date), and (C) at the time of such termination, this Agreement could have been terminated by Seller in a manner which would result in the payment of a Partial PropCo Termination Fee pursuant to Section 7.2(b)(ii), the parties agree that Seller shall have suffered a loss of an incalculable nature and amount, unrecoverable in law, and Buyer shall pay to Seller a fee equal to $10,000,000 (the “Partial Buyer Termination Fee”).  The Partial Buyer Termination Fee shall be payable in immediately available funds by wire transfer no later than three Business Days after such termination.

(b)PropCo Termination Fee.

(i)If (A) this Agreement is terminated pursuant to Section 7.1(b), Section 7.1(c), in each case solely as a result of either a denial of PropCo’s (or its Affiliate’s) application to be approved as a certified vendor or the revocation of the current approval of PropCo’s Affiliate as a certified vendor or pursuant to Section 7.1(g), (B) at the time of such termination, all of the conditions to consummate the Closing under Section 6.1 and Section 6.2 of this Agreement and Section 7(a) and Section 7(b) of the Real Estate Purchase Agreement have been satisfied (other than (x) the conditions set forth in Section 6.1 of this Agreement or Section 7(a)(i) of the Real Estate Purchase Agreement, in each case as they relate to a Gaming Approval set forth on Schedule 6.1(b)(ii),  and (y) any such conditions which by their nature are to be satisfied by the Closing Date or the satisfaction of which are conditioned on the Closing occurring,  but that are reasonably capable of being so satisfied by the Outside Date) and (C) at the time of such termination, this Agreement could not have been terminated by Seller in a manner which would result in the payment of a Buyer Termination Fee or Partial Buyer Termination Fee pursuant to Section 7.2(a), the parties agree that Seller shall have suffered a loss of an incalculable nature and amount, unrecoverable in law, and PropCo shall pay to Seller a fee equal to $20,000,000 (the “PropCo Termination Fee”).  The PropCo Termination Fee shall be payable in immediately available funds by wire transfer no later than three Business Days after such termination.

(ii)If (A) this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(c), in each case solely as a result of either a denial of PropCo’s (or its Affiliate’s) application to be approved as a certified vendor or the revocation of the current approval of PropCo’s Affiliate as a certified vendor, or pursuant to Section 7.1(g), (B) at the time of such termination, all of the conditions to consummate the Closing under Section 6.1 and Section 6.2 of this Agreement and Section 7(a) and Section 7(b) of the Real Estate Purchase Agreement have been satisfied (other than (x) the condition set forth in Section 6.1(a) of this Agreement or Section 7(a)(i) of the Real Estate Purchase Agreement, in each case as they relate to a Gaming Approval set forth on Schedule 6.1(b)(ii), (y) any condition set forth in Section 6.1 as it relates to the necessary clearances under the HSR Act or the condition set forth in Section 6.1(b) as it relates to a Gaming Approval set forth on Schedule 6.1(b)(i), and (z) any such conditions which by their nature are to be satisfied by the Closing Date or the satisfaction of which are conditioned on the Closing occurring,  but that are reasonably capable of being so satisfied by the Outside Date) and (C) at the time of such termination, this Agreement could have been terminated by Seller in a manner which would result in the payment of a Partial Buyer Termination Fee pursuant to Section 7.2(a)(ii), the parties agree that Seller shall have suffered a loss of an incalculable nature and amount, unrecoverable in law, and PropCo shall pay to Seller a fee equal to $10,000,000 (the “Partial PropCo Termination Fee”). The Partial PropCo Termination Fee shall be payable in immediately available funds by wire transfer no later than three Business Days after such termination.

(c)If either of Buyer or PropCo fails to pay, or cause to be paid, any Buyer Termination Fee or Partial Buyer Termination Fee, or PropCo Termination Fee or Partial PropCo Termination Fee, as applicable, by the due date set forth herein, and, in order to obtain such payment, Seller commences a suit that results in a final and non-appealable judgment against Buyer and/or PropCo, as applicable, for the amounts set forth in this Section 7.2, Buyer and/or PropCo, as applicable, shall, severally as to itself only, pay to Seller its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller or any of its Affiliates in connection with such suit, together with interest on the amounts due pursuant to this Section 7.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (such costs, expenses and interest, collectively, the “Collection Costs”). Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(d)Liquidated Damages.

(i)Notwithstanding anything to the contrary in this Agreement, Acquirors payment of an Acquiror Termination Fee is not a penalty, but constitutes liquidated damages in a reasonable amount that will compensate Seller in circumstances in which such fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In the event that this Agreement and the Real Estate Purchase Agreement are validly terminated under the circumstance described in Section 7.1 or this Section 7.2 and an Acquiror Termination Fee is payable pursuant to Section 7.2(a) or Section 7.2(b), then (a) in no event will any of the Seller Releasing Parties be entitled to recover damages in excess of, and the maximum aggregate liability of Buyer and/or PropCo for damages in connection with this Agreement and the Real Estate Purchase Agreement or the Transactions, shall be limited to, the sum of the applicable Acquiror Termination Fee and the Collection Costs, if any and (b)  Seller’s right to receive payment of the applicable Acquiror Termination Fee and the Collection Costs, if any, shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any of the Seller Releasing Parties against the Buyer, PropCo, the Financing Parties, and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates, employees, representatives or agents for any Loss as a result of any breach of any representation, warranty, covenant or agreement in this Agreement and the Real Estate Purchase Agreement or the failure of the Transactions to be consummated in circumstances where an Acquiror Termination Fee is payable (including with respect to any breach (whether a willful and material breach, intentional breach or otherwise)), and the Seller (on its behalf and on behalf of the Seller Releasing Parties) hereby waives all other remedies with respect to this Agreement and the Real Estate Purchase Agreement or the failure of the Transactions to be consummated, and any breach by Buyer or PropCo of its obligation to consummate the Transactions or any other covenant, obligation, representation, warranty or other provision set forth in this Agreement. In no event shall Buyer be required to pay the Buyer Termination Fee or Partial Buyer Termination Fee on more than one occasion, and in no event shall Buyer be required to pay both the Buyer Termination Fee and Partial Buyer Termination Fee. In no event shall PropCo be required to pay the PropCo Termination Fee or Partial PropCo Termination Fee on more than one occasion, and in no event shall PropCo be required to pay both the PropCo Termination Fee and Partial PropCo Termination Fee.

(ii)The Acquirors acknowledge that the right of Seller to receive the applicable Acquiror Termination Fee, shall not limit or otherwise affect Seller’s right to pursue a grant of specific performance as provided in Section 9.3 prior to the termination of this Agreement by Seller pursuant to Section 7.1 and that Seller may pursue both a grant of specific performance under Section 9.3 and the payment of the applicable Acquiror Termination Fee under this Section 7.2;  provided that Seller shall not be permitted or entitled to receive both a grant of specific performance and any Acquiror Termination Fee.

7.3Effects of Termination.

(a)Liability. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no Liability on the part of Acquirors, on the one hand, or Seller, on the other hand, or their respective Affiliates or Representatives, other than pursuant to Section 7.2 and Article IX which provisions shall survive such termination. Except to the extent otherwise set forth in this Article VII, nothing in this Section 7.3 shall be deemed to release any party from any liability for Fraud or any willful and material breach of an agreement or obligation hereof prior to such termination with respect to such party’s obligations under this Agreement.

(b)Confidentiality Agreements. Notwithstanding anything to the contrary contained in this Agreement (including this Section 7.3), in the event of termination of this Agreement, and regardless of the reason for the termination, each Confidentiality Agreement shall continue in full force and effect in accordance with their respective terms and any such termination shall not amend, modify, release, waive or otherwise limit any rights, obligations or remedies under such Confidentiality Agreement.

Article VIII

INDEMNIFICATION

8.1Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that the Fundamental Representations shall survive and remain in full force and effect until the date that is five years from the Closing Date; provided,  further, that the representations and warranties set forth in Section 2.5 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. The agreements, covenants or other obligations made by a party in this Agreement to be performed or satisfied prior to the Closing, shall not survive beyond, and shall terminate automatically as of, the Closing, after which there shall be no liability in respect thereof. The agreements, covenants and other obligations made by each of the parties contained herein to be performed or satisfied after the Closing shall survive the Closing until fully performed in accordance with their terms. Notwithstanding the foregoing, (a) any claims asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved and (b) nothing in this Agreement shall limit a party’s ability to make a claim for Fraud at any time following Closing.

8.2Indemnification by Seller.  Subject to the other terms and conditions of this Agreement, from and after the Closing, Seller shall indemnify and defend each of the Acquirors and their respective Affiliates (including, after the Closing, the Company) and its and their respective Representatives (collectively, the “Acquiror Indemnitees”  and individually an “Acquiror Indemnitee”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred, sustained by, or imposed upon, the Acquiror Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller after the Closing pursuant to this Agreement;

(c)except to the extent taken into account in the calculation of the Purchase Price, as finally determined pursuant to Section 1.5 or otherwise paid by Seller pursuant to Section 5.16(b) (i) all Taxes of the Company for all Pre-Closing Tax Periods; and (ii) all Taxes of Seller and its Affiliates (other than the Company) for any taxable period;

(d)any Indebtedness or Company Transaction Expenses to the extent not included in the calculation of Purchase Price, as finally determined in accordance with Section 1.5; or

(e)any third-party claim resulting from the Ransomware Incident.

8.3Indemnification by Acquirors.

(a)Indemnification by Buyer. Subject to the other terms and conditions of this Agreement, from and after the Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees” and individually a “Seller Indemnitee”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(i)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(ii)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

(b)Indemnification by PropCo. Subject to the other terms and conditions of this Agreement, from and after the Closing, Buyer shall indemnify and defend Seller Indemnitee against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(i)any inaccuracy in or breach of any of the representations or warranties of PropCo contained in this Agreement; or

(ii)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by PropCo pursuant to this Agreement.

8.4Certain Limitations.  The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)Seller shall not be liable to the Acquiror Indemnitees for indemnification under Section 8.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(a) exceeds $2,600,000 (the “Basket”), at which time, Seller shall indemnify the Acquiror Indemnitees for all such Losses from in excess of such amount; provided, that the foregoing limitation shall not apply to any breach or alleged breach of any Fundamental Representations or the representations and warranties set forth in Section 2.5.  Further, Seller shall not be liable to the Acquiror Indemnitees for indemnification under Section 8.2(e) until the aggregate amount of all Losses in respect of indemnification under Section 8.2(e) exceeds $50,000 (“Ransomware Basket”), at which time, Seller shall indemnify the Acquiror Indemnitees for all such Losses from in excess of such amount.

(b)Buyer shall not be liable to Seller Indemnitees for indemnification under Section 8.3(a)(i) and PropCo shall not be liable to Seller Indemnitees for indemnification under Section 8.3(b)(i),  until the aggregate amount of all Losses in respect of indemnification under Section 8.3(a)(i) and Section 8.3(b)(i), as applicable, exceeds the Basket, at which time Buyer or PropCo, as applicable, shall indemnify Seller Indemnitees for all such Losses from in excess of such amount; provided, that the foregoing limitation shall not apply to any breach or alleged breach of the Fundamental Representations.

(c)Notwithstanding any other provision to the contrary, the maximum aggregate Liability of Seller for Losses under Section 8.2(a) and Section 8.2(e) shall be $26,000,000, and (ii) Buyer and PropCo for Losses under Section 8.3(a)(i) and Section 8.3(b)(i), shall be $26,000,000 in the aggregate; provided, that the maximum Liability of Seller for Losses resulting from a breach or alleged breach of any Fundamental Representations shall be $130,000,000. Furthermore, indemnification claims pursuant to Section 8.2(a),  Section 8.2(e),  Section 8.3(a)(i) and Section 8.3(b)(i) must be brought within the applicable survival periods set forth in Section 8.1.

(d)Notwithstanding the foregoing, the limitations set forth in this Section 8.4 shall not apply to Losses as a result of Fraud. Solely with respect to actions grounded in Fraud, (A) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity and (B) no party shall, by exercising any remedy available to it under this Article VIII, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

(e)For purposes of determining the dollar amount of Losses with respect to any claim resulting from any breach or inaccuracy of a representation or warranty, all “material”, “materiality”, “in all material respects”, or “Material Adverse Effect” qualifications or exceptions in such representation or warranty shall be disregarded (but such qualifications shall not be so disregarded for purposes of the determination of the underlying breach or inaccuracy); provided, however, that the disregarding of such qualifications and exceptions shall not apply to the representations and warranties, or otherwise affect, the definitions of “Material Contracts” and “Material Adverse Effect”.

(f)The amount of any Losses subject to indemnification pursuant to this Agreement (i) shall not be duplicative of any other Losses for which an indemnification claim has been paid and (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy (including any title insurance policy) with respect to such Losses (net of any costs and expenses incurred in obtaining such recovery). The existence of a claim by an Indemnified Party for monies from an insurer or other party shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make timely payment of the full amount of Losses determined to be due and owing by it, and if the Indemnified Party later actually recovers insurance or other proceeds in respect of such Losses then the Indemnified Party shall promptly reimburse the Indemnifying Party to the extent necessary to avoid double recovery of the same Losses. The Indemnified Party shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder. Any deductible attributable to claims made shall be indemnifiable Losses. Nothing herein shall waive any party’s common law duty to mitigate any such claim or liability upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable under this Article VIII,  provided,  that the failure to so mitigate shall only reduce the rights of such party to recover for Losses to the extent of the Losses that would have been avoided by such mitigation.

8.5Indemnification Procedures.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”:

(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except to the extent that such failure has a prejudicial effect on the defense or other rights available to the Indemnifying Party. Such written notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof, shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party, shall set forth the basis thereof and the provisions of this Agreement upon which claim for indemnification is made, and, to the extent practicable, shall include any other material details pertaining thereto. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) seeks an injunction or other equitable relief against the Indemnified Party, (y) relates to any Gaming Authority, criminal or quasi‑criminal matter or (z) the Indemnified Party is reasonably advised by outside counsel chosen by it that there are one or more legal or equitable defenses available to the Indemnified Party that Indemnifying Party cannot assert on behalf of the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b) it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by Indemnified Party (at its expense) subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of a single counsel to the Indemnified Party. If the Indemnifying Party elects not to or is not permitted under this Section 8.5(a) to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise or defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.3) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. No Indemnified Party shall be entitled to recover under Article VIII unless a claim has been asserted by written notice, specifying the details of the alleged breach with reasonable particularity, the sections of this Agreement alleged to have been breached, a good faith estimate of the Losses claimed, and all the relevant facts with respect thereto, delivered to Seller, PropCo or Buyer (as the case may be) on or prior to the expiration of the applicable survival period (in which case the applicable survival period shall be deemed to extend until such claim has been finally resolved).

(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) except as provided in this Section 8.5(b). Notwithstanding the foregoing, the consent of the Indemnified Party shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release of the Indemnified Party from all Liability in respect of such Third Party Claim, (ii) there is no finding or admission of any violation of Law, wrongdoing or guilt by the Indemnified Party (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages which are paid in full by or on behalf of the Indemnifying Party.

(c)Direct Claims. Any action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that such failure has a prejudicial effect on the defense or other rights available to the Indemnifying Party. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party, shall set forth the basis thereof and the provisions of this Agreement upon which claim for indemnification is made, and, to the extent practicable, shall include any other material details pertaining thereto. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30‑day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Notwithstanding anything herein to the contrary, any claim under this Article VIII with respect to the Taxes of Seller and its Affiliates (other than the Company) for any taxable period shall be controlled exclusively by Seller and its Affiliates.

8.6Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds to the Indemnified Party.

8.7Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Laws.

8.8Effect of Investigation.  Except as set forth in Section 8.8 of the Disclosure Schedules, the representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 6.2 or Section 6.3 as the case may be.

8.9Sole and Exclusive Remedy.  Except in the case of Fraud, from and after the Closing, the contractual right to indemnification under this Article VIII, subject to the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to the Acquiror Indemnitees and Seller Indemnitees for any and all Losses or other claims relating to or arising from this Agreement, the Real Estate Purchase Agreement and the transactions contemplated hereby and thereby;  provided,  however, that notwithstanding the foregoing: (a) the parties shall be entitled to enforce the right to specific performance as set forth in Section 9.3, and (b) the parties to the Ancillary Agreements shall be entitled to enforce the terms of each of the Ancillary Agreements (as applicable). In furtherance of the foregoing, except pursuant to the indemnification provisions set forth in this Article VIII, each of Buyer and Seller hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (including for rescission) that such party or any of its Affiliates may have against the other party and its Affiliates arising under or based upon this Agreement and the Real Estate Purchase Agreement, any document or certificate delivered in connection herewith or therewith or the transactions contemplated hereby or thereby;  provided,  however, that notwithstanding the foregoing, the parties to the Ancillary Agreements shall be entitled to enforce the terms of each of Ancillary Agreements (as applicable).

8.10Seller Release.  Effective as of the Closing, Seller, on its own behalf and on behalf of the other Seller Related Parties and its and their respective successors and assigns (collectively, the “Seller Releasing Parties”), hereby knowingly, voluntarily, expressly, unconditionally and irrevocably waives, releases and forever discharges any and all liabilities, rights, claims, causes of action, obligations, demands, suits, debts, damages, costs, expenses and losses of any type or nature, in each case, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent that it has had, now has or might have in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, common law, statute, violation of law, matter or cause whatsoever, in each case, against the Acquirors, the Company and each of their respective successors and assigns (each, a “Seller Releasee”), in each case, in respect of, relating to or arising in connection with Seller’s ownership and disposition of the Purchased Interests and the operations of the Company prior to the Closing; provided,  however, that this Section 8.10 shall not apply to (a) this Agreement or any Ancillary Agreement, or (b) any rights, claims or remedies with respect to exculpation, indemnification, contribution, advancement of expenses or reimbursement against or from the Company by reason of the fact that any such Person or any of its equity holders, directors, managers, officers, or employees is or was an equity holder, employee, officer, director, manager or other agent of the Company pursuant to, in each case, as in effect as of the date hereof: (i) any organizational document, of Seller Parties, or (ii) the director and officer liability insurance (as in effect pursuant to this Agreement) or any directors’ and officers’, fiduciary, employment practices and/or similar insurance policies.

8.11Acquiror Release.  Effective as of the Closing, (i) Buyer, on its own behalf and on behalf of the Company and the other Buyer Related Parties and its and their respective successors and assigns, and (ii) PropCo, on its own behalf and on behalf of other PropCo Related Parties and its and their respective successors and assigns hereby knowingly, voluntarily, expressly, unconditionally and irrevocably waives, releases and forever discharges any and all liabilities, rights, claims, causes of action, obligations, demands, suits, debts, damages, costs, expenses and losses of any type or nature, in each case, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent that the Company has had, now have or might have now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, common law, statute, violation of Law, matter or cause whatsoever, in each case, against any Seller Related Party and each of their respective successors and assigns (each, an “Acquiror Releasee” and, together with Seller Releasees, the “Releasees”), in each case, in respect of, relating to or arising in connection with Seller’s ownership and disposition of the Purchased Interests and the operations of the Company prior to the Closing; provided,  however, that this Section 8.11 shall not apply to (a) this Agreement, the Real Estate Purchase Agreement or any Ancillary Agreement, or (b) employees of the Company, in their capacity as such, prior to the Closing.

Article IX

MISCELLANEOUS

9.1Definitions.

(a)For purposes of this Agreement, the term:

“Acquiror Termination Fee” means the Buyer Termination Fee, the Partial Buyer Termination Fee, the PropCo Termination Fee and the Partial PropCo Termination Fee.

“Affiliate”  means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreement”  means the Transition Services Agreement and each other agreement, certificate and document required to be delivered by any of the parties pursuant to the terms of this Agreement.

“Benefit Plan”  means (i) each “employee benefit plan” within the meaning of Section 3(3) of ERISA and (ii) each other severance, retention, compensatory equity or equity-based, incentive, commission, bonus, change in control, deferred compensation, employee loan, fringe benefit, health or welfare insurance, and other compensation or benefit plan, policy, program or agreement, whether or not subject to ERISA, and whether or not reduced to writing, funded or unfunded, in any case, which is sponsored, maintained or contributed to by Golden Entertainment, Inc., the Company or their Subsidiaries and which provides compensation and/or benefits to any employee of the Company,  other than any governmental plans, programs, policies or any such plan, program or policy mandated by Law.

“Board of Public Works” means the State of Maryland Board of Public Works.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Flintstone, Maryland or New York, New York are authorized or required by Law to be closed for business.

“Buyer Related Parties”  means, collectively, Buyer, each of the direct and indirect equity holders and Affiliates (including, after the Closing, the Company) of Buyer and each of the incorporators, members, partners, equity holders, Affiliates or current, former or future Representatives of any of the foregoing.

“Cage Cash”  means Cash located, as applicable, in cages, drop boxes, purses, kiosks, slot machines and other gaming devices, cash on hand for such Property’s manager’s petty cash fund and cashiers’ banks, coins and slot hoppers, carousels, slot vault and poker bank (in each case, only to the extent owned by the Company), in each case, as set forth on Schedule 1.5(b).

“Cage Cash Excess/Deficit” means an amount (which may be a negative amount) equal to the Cage Cash minus the Target Cage Cash.

“Cash” means, with respect to the Company, all cash, negotiable instruments and cash equivalents, held by the Company, whether restricted or unrestricted, including, in retail outlets owned by the applicable Company, in food and beverage outlets owned by the applicable Company, and elsewhere within the business of the applicable Company.

“Casualty Event”  means damage or destruction of any Property or any portion thereof by fire or other casualty.

“Closing Cash” means the Cash of the Company as of the Effective Time, excluding Cage Cash.

“Closing Indebtedness”  means the Indebtedness of the Company as of the Effective Time.

“Closing Working Capital”  means the Net Working Capital of the Company as of the Effective Time and calculated using the same methodology as set forth on Schedule 1.5(a).

“Code”  means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means that certain Collective Bargaining Agreement, dated November 2, 2019, by and between United Food and Commercial Workers Union, Local 27 and Evitts Resort, LLC, as amended.

“Company IT Systems” means the hardware, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, and software, data and databases owned, leased or licensed by the Company.

“Company Transaction Expenses”  means (a) all fees, costs and expenses (including, fees, costs and expenses of legal counsel, investment bankers, brokers or other Representatives and consultants and appraisal fees, costs and expenses) incurred by a Company or Seller (to the extent that the Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby) or (b) all amounts (plus the employer portion of any associated payroll Taxes required to be paid by the Company with respect thereto) payable by the Company, whether immediately or in the future, under any “change of control,” retention, incentive, termination, compensation, severance or other similar arrangements as a result of the consummation of the transactions contemplated hereby (including, any such amounts payable to any employee, director or consultant (as applicable) of the Company at the election of such employee, director or consultant (as applicable) pursuant to any such arrangements).

“Condemnation” means the commencement of any condemnation proceeding or other proceeding in eminent domain by a Governmental Entity for the taking of all or any portion of any Property.

“Confidentiality Agreement” means with respect to (i) Buyer, that certain confidentiality agreement dated April 25, 2022, by and between Buyer and Guarantor and (ii) PropCo, that certain confidentiality agreement dated May 19, 2022, by and between PropCo and Guarantor.

“Continuing Employee” means any employee of the Company as of immediately prior to the Closing who continues in employment with Buyer or its Subsidiaries (including, after the Closing, the Company) after the Closing.

“Contract”  means any agreement, contract, lease, power of attorney, note, loan, evidence of Indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“COVID”  means SARS-CoV-2 or COVID-19, and any evolutions, variants or mutations thereof and/or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

“COVID Actions”  means any commercially reasonable actions that Seller reasonably determines are necessary for Seller, or any of its Subsidiaries, including the Company, to take in connection with directives or guidelines promulgated by any Governmental Entity or quasi-governmental authority (such as the Centers for Disease Control and Prevention and the World Health Organization) relating to any pandemic or public health emergency caused by COVID including those intended to mitigate the risk of exposure to or spread of COVID, or protect the health and safety of customers, employees and other business relationships and to ensure compliance with any Law, in each case (A) as generally applied by the Company to its gaming operations that are subject to substantially similar recommendations or restrictions imposed by the Centers for Disease Control and Prevention or any other governmental or quasi-governmental authorities having jurisdiction over the applicable properties or (B) undertaken with Acquirors’ consent, such consent not to be unreasonably withheld, conditioned or delayed.

“Customer Database”  means all customer lists, customer databases and historical records with respect to the customers of Seller and their Subsidiaries’ casino properties collected or maintained by or on behalf of Seller or its Subsidiaries with respect to its or its Subsidiaries’ casino properties.

“Data Protection Requirements” mean, regarding the protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Information, all applicable (i) Privacy and Cybersecurity Laws, (ii) the Payment Card Industry Data Security Standards (“PCI DSS”), (iii) publicly facing policies, notices or statements, (iv) internal written policies and procedures, and (v) Contract obligations and other written commitments, of the Company.

“Encumbrances”  means Liens, covenants, conditions, restrictions, agreements, easements, title defects, restrictions on transfer, rights of other parties, limitations on use, limitations on voting rights, or other encumbrances of any kind or nature.

“Environmental Laws”  means all applicable Laws relating to pollution or protection of the environment, the protection of natural resources, or, to the extent related to exposure to Hazardous Substance, human health and safety, including, but not limited to, the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), as amended by the Clean Water Act of 1977, Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. §§ 6901 et seq.), Safe Drinking Water Act (42 U.S.C. §§ 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), Clean Air Act (42 U.S.C. §§ 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.) and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq. and other analogous or similar state and local statutes, and their implementing regulations, in effect as of the date hereof.

“ERISA”  means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act”  means the Securities Exchange Act of 1934, as amended.

“Excluded Software”  means any computer software on Schedule 5.1(c) that is designated as “Excluded” or “NA / Discontinued”.

“Financing” means a debt or equity or equity linked securities financing in connection with any of the Transactions.

“Financing Parties” means the prospective Financing providers involved in any Financing and any agent or arrangers thereof, together with each former, current and future Affiliate thereof and each former, current and future Representative of each such Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.

“Fraud”  means, with respect to any Person, a misrepresentation or omission of a material fact in the making of the representations and warranties contained in this Agreement, which the Person making such misrepresentation or omission knew to be false, which was made with the intent to induce reliance by another Person and upon which such other Person reasonably relied to such other Person’s detriment.

“Front Money”  means all money stored on deposit at the cages of the Property belonging to, and stored in an account for, any Person other than the Company.

“Fundamental Representations”  means the representations and warranties contained in Section 2.1,  Section 2.2(a),  Section 2.3 (other than the last sentence of Section 2.3(a)),  Section 2.22,  Section 3.1 and Section 3.2(a),  Section 4.1, and Section 4.2(a).

“GAAP”  means United States generally accepted accounting principles, consistently applied in effect at the time in question.

“Gaming Approvals”  means all licenses, permits, approvals, resolutions authorizations, registrations, findings of qualification or suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or pursuant to any Gaming Law necessary for or relating to the conduct of gaming and related activities by any party hereto or any of its Affiliates, including, in the case of the Company, the ownership, operation, management and development of the business of the Company and, in the case of Buyer, the ownership, operation, management and development of the business of Buyer and its Subsidiaries, and following the Closing, the Company.

“Gaming Authorities”  means any administrative, regulatory or governmental agency, commission, board, body, authority or instrumentality with regulatory control, licensing authority or jurisdiction over the conduct of lawful gaming or gambling,  or the ownership of an interest therein, the transfer of an interest therein by any party hereto or any of its Affiliates, including, in the case of the Company, the ownership, operation, management and development of the business of the Company and, in the case of Buyer, the ownership, operation, management and development of the business of Buyer, specifically including the Maryland Lottery and Gaming Control Commission and the Maryland Lottery and Gaming Control Agency.

“Gaming Laws”  means any federal, state, local or foreign statute, ordinance, rule, regulation, minimum internal control standard, permit, consent, registration, finding of qualification or suitability, approval, license, judgment, order, decree, resolution injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of the business of the Company, Seller, Buyer or any of their respective Affiliates.

“Governmental Entity” means any federal, state, local, tribal, provincial or foreign government or political subdivision thereof, or any legislative, judicial, administrative or regulatory agency or instrumentality of such government or political subdivision, or any self‑regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction, including Gaming Authorities.

“Ground Lease”  means that certain Amended and Restated Ground Lease, dated as of August 3, 2012, by and between the State of Maryland to the use of the Department of Natural Resources (“Landlord”) and Evitts Resort, LLC, a Maryland limited liability company (“Tenant”), as amended, restated, supplemented or otherwise modified from time to time prior to the Closing to the extent permitted hereunder.

“Hazardous Substance”  means any chemical, pollutant, contaminant or hazardous or toxic substance, material, hazardous waste, solid waste, infectious/medical waste, or other substance that is subject to regulation under any applicable Environmental Law, including without limitation, asbestos, urea formaldehyde foam insulation, mold polychlorinated biphenyls, and petroleum and petroleum products, by-products or derivatives, and per-and polyfluoroalkyl substances (PFAS).

“Improvements” means the buildings, structures, fixtures and such other improvements affixed to the Real Property either owned or leased by Seller or its Affiliates.

“Indebtedness”  means, with respect to any Person at any date, without duplication: (a) all obligations for borrowed money; (b) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of Seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (c) all obligations of such Person evidenced by bonds (convertible or not), debentures, notes or similar instruments, but excluding undrawn surety bonds related to ongoing projects of such Person; (d) all obligations of such Person for the payment of deferred purchase price, “earnout” or similar consideration in respect of property or services; (e) all obligations of such person in respect of any performance bonds, letters of credit, surety or bond solely to the extent drawn, (f) obligations under any interest rate, currency or other hedging or swap agreement; (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above; (h) all obligations or Liabilities of such Person for accrued but unpaid interest, unpaid prepayment penalties, expenses, breakage fees, costs, make whole payments or premiums (to the extent due and payable) with respect to any Liability or obligation of a type described in clauses (a) through (h).

“Intellectual Property”  means all foreign and domestic intellectual property rights, including all (i) patents and patent applications, and reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part, and inventions, proprietary processes, technologies and discoveries (whether or not patentable); (ii) copyrightable and copyrighted works, and all applications, registrations and renewals pertaining thereto; (iii) trademarks, service marks, trade names, trade dress and domain names, and all registrations and applications pertaining thereto and goodwill associated therewith; and (iv) trade secrets, know‑how, databases and confidential technical information.

“IRS”  means the U.S. Internal Revenue Service.

“Knowledge” means, when used in the phrase “knowledge of Seller Parties,” or “Seller Parties’ knowledge”  and words of similar import, the actual knowledge, after reasonable due inquiry, of Charles Protell and Brian Kurtz.

“Labor Peace Agreement” means that certain Principles of Organizing Efforts and Labor Peace Agreement, dated April 16, 2013, by and between The Seafarers Entertainment and Allied Trades Union and Evitts Resort, LLC.

“Landlord” has the meaning given in the definition of “Ground Lease”.

“Law”  means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

“Liabilities”  mean any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person, whether accrued, absolute, contingent, matured, unmatured, liquidated, or unliquidated.

“Liens”  means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, exaction, imposition, charge or other claims of third parties of any kind or nature.

“Loss” means any and all damages, fines, penalties, deficiencies, losses, Taxes, and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment); provided,  however, that “Losses”  (i) shall not include any punitive damages and (ii) shall not include any consequential (including lost profits, opportunity costs, diminution of value or loss of business reputation), indirect, incidental, exemplary or special damages solely to the extent such consequential, indirect, incidental, exemplary or special damages were not a reasonably foreseeable consequence of the event giving rise to such damages, except in the case of clauses (i) and (ii), to the extent paid or payable in connection with any Third Party Claim. Losses shall not be calculated by applying any “multiple of profits”, “multiple of earnings” or “multiple of cash flow” or similar valuation methodology to such Losses.

“Maryland Gaming Authorities” means the Maryland Lottery and Gaming Control Commission and the Maryland Lottery and Gaming Control Agency.

“Maryland Gaming Laws” means any Gaming Law regulating or pertaining to the ownership, control or jurisdiction over the conduct of gaming and related activities in the State of Maryland, specifically including Maryland Code, STATE GOVERNMENT § 9-1A-01 et seq.  and the regulations promulgated thereunder, specifically including COMAR Title 36.

“Material Adverse Effect” means any change, event, circumstance, effect, development or state of facts that, individually or in the aggregate, is or is reasonably likely to become materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company, the Real Property or the lessee’s interest under the Ground Lease; provided that no change, event, circumstance, effect, development or state of facts arising out of or resulting from the following, individually or in the aggregate, shall constitute a Material Adverse Effect or be taken into account for determining whether a Material Adverse Effect has occurred: (A) changes in or affecting the (i) travel, hospitality or gaming industries generally, (ii) travel, hospitality or gaming industries in the gaming market in which the Property operates, or (iii) the financial, banking, currency or capital markets in general, in each case in the United States or any foreign jurisdiction (including interest rate and exchange rate fluctuations), (B) the negotiation, execution or public announcement of the transactions contemplated by this Agreement, including any impact thereof on relationships, contractual or otherwise, with any customer, supplier, distributor, partner, employee, consultant or regulator, (C) any act of war (whether or not declared), sabotage, terrorism, military actions or any escalation or worsening of any such acts of war (whether or not declared), sabotage, terrorism or military actions or, (D) the prospects of the Company, or the failure of the Company to meet any internal or public projections, budgets, forecasts or estimates of revenue, earnings, cash floor or cash position or other financial or operating metrics for any period, (E) any change or prospective change in credit ratings and in any analyst recommendations or ratings with respect to Seller or the Company, (F) the taking of any action contemplated by this Agreement or taken at Buyer’s written request or with Buyer’s written consent or the failure to take any action prohibited under this Agreement, (G) a change in Law, in applicable regulations of any Governmental Entity (including the approval, introduction or expansion of gaming in any jurisdiction), in applicable accounting standards such as GAAP, or in the interpretation or enforcement of any of the foregoing by courts or other Governmental Entities of applicable jurisdiction, or any changes in general legal, regulatory or political conditions, (H) any pandemic or public-health emergency or event, including any impacts of COVID, (I) the taking of any COVID Actions, or (J) the identity of, or any facts or circumstances relating to, Buyer or any of its Affiliate; provided, however, that the matters described in clauses (A),  (C),  (G),  (H),  or (I) above shall be considered in determining whether a Material Adverse Effect has occurred to the extent of any disproportionate impact on the Company relative to other participants operating in the same industries and geographic markets as the Property.

“Material Casualty Event” means a Casualty Event with respect to which the cost of the repair and restoration of the applicable Property or Properties, whether or not covered in whole or in part by insurance, would reasonably be expected to equal or exceed $26,000,000 in the aggregate.

“Material Condemnation Event” means a Condemnation that would reasonably be expected to result in the permanent loss of more than $26,000,000 in the aggregate of the fair market value of the applicable Property or Properties.

“Minimum Required Cash” means $1,100,000.

“Multiemployer Plan”  means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Net Working Capital”  means, as of a certain date, the (a) current assets of the Company set forth on Schedule 1.5(a) as of such date (excluding Cash and Cage Cash), less (b) current liabilities of the Company set forth on Schedule 1.5(a) as of such date (excluding any Closing Indebtedness), plus or minus (c) the amounts of the line items constituting “Other Adjustments”  set forth on Schedule 1.5(a) as of such date; provided that, in each case of clauses (a) and (b), in the event of any ambiguity or inconsistency in the Schedule 1.5(a), such amounts shall be determined using and applying the same accounting principles, practices, procedures, policies and methods used and applied in the preparation of the Interim Financial Statements.

“Ordinary Course of Business”  shall describe any action taken by a Person if such action is (a) consistent with such Person’s past practices, including as to frequency and amount and is taken in the ordinary course of such Person’s normal day-to-day operations or (b) a COVID Action.

“Outside Date”  means the date that is 12 months after the date of this Agreement.

“Permitted Encumbrances”  means:

(i)Liens or Encumbrances for mechanics’, carriers’, workmen’s, repairment’s, materialmen’s or other similar Liens or Encumbrances not filed of record and charges assessments or arising or incurred in the Ordinary Course of Business and other governmental charges not delinquent or that are currently being contested in good faith by appropriate proceedings without any requirement to post a bond or other security; provided, that in all cases such liens are either (x) discharged of record prior to the Closing or (y) in the case of liens securing obligations that do not exceed $10,000,000 in the aggregate, affirmatively insured against by the Title Company pursuant to affirmative insurance reasonably acceptable to the Acquirors, at no cost or expense to the Acquirors;

(ii)Liens or Encumbrances for Taxes and assessments not yet due and payable;

(iii)with respect to personal property, Liens or Encumbrances in respect of judgments or awards with respect to which the Seller Parties shall in good faith be prosecuting an appeal or other proceeding for review and with respect to which the Company shall have secured a stay of execution pending such appeal or such proceeding for review without any requirement to post a bond or other security;

(iv)with respect to personal property, Liens disclosed on the Company’s most recent balance sheet delivered pursuant to Section 2.4;

(v)with respect to personal property, Liens incurred in the Ordinary Course of Business that are not reasonably expected to be material;

(vi)Liens and Encumbrances created or approved in writing by Buyer (with respect to personal property) or PropCo (with respect to the Real Property);

(vii)zoning, building and subdivision ordinances and land use regulations having jurisdiction over the Real Property and the use thereof which do not materially and adversely impact the ordinary conduct of the Company’s business;

(viii)Laws of any Governmental Entity having jurisdiction over the Property;

(ix)the Lease Documents;

(x)with respect to personal property, to the extent not material, deposits by or on behalf of the Company to secure the performance of bids, trade Contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(xi)with respect to personal property, to the extent not material, Liens evidenced by precautionary UCC financing statements relating to operating leases, bailments and consignments of personal property;

(xii)restrictions arising under Gaming Laws;

(xiii)Liens or Encumbrances that will be released at or prior to Closing; and

(xiv)All matters shown on the Pro Forma Title Policy attached hereto as Exhibit B (provided that exception 1 to Schedule B thereof shall be updated as necessary to reflect the tax year in which the Closing occurs).

For the avoidance of doubt, the term “personal property” as used herein does not include the Company’s interest under the Ground Lease.

 “Person”  means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in Rule 13d‑5(b)(1) under the Exchange Act).

“Personal Information”  means data or information that is considered to be “personally identifiable data” or “personal information” as such terms are defined under applicable Law, in each case which is collected, stored or used by the Company in the conduct of its business as currently conducted.

“Players List”  means a list in an electronic format of customers who are listed in the Customer Database on or immediately after the Closing Date that have gambled or wagered at the Property during the 12‑ month period prior to the day immediately preceding the Closing Date.

“Post-Closing Tax Period”  means any taxable period beginning after the date which includes the Effective Time, and the portion of any Straddle Period beginning after the date which includes the Effective Time.

“Pre-Closing Tax Period”  means any taxable period ending on or prior to the date which includes the Effective Time, and the portion of any Straddle Period ending on and including the date which includes the Effective Time.

“Privacy and Cybersecurity Laws”  means any applicable Law regarding the protection, collection, access, use, storage, disposal, disclosure, or transfer of Personal Information and all regulations promulgated hereunder, including the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act and other state privacy Laws, and U.S. state data security and breach notification Laws.

“Pro Forma Title Policy” means the pro forma title policy dated August 24, 2022 attached hereto as Exhibit B.

“Property”  means, that certain resort, casino and golf course located on approximately 270 acres of land with an address commonly known as 16701 Lakeview Road NE, Flintstone, Maryland 21530.

“PropCo Related Parties” means, collectively, PropCo, each of the direct and indirect equity holders and Affiliates of PropCo and each of the incorporators, members, partners, equity holders, Affiliates or current, former or future Representatives of any of the foregoing.

“Ransomware Incident” means the ransomware cyberattack that occurred in January 2021 that affected Guarantor and temporarily disrupted the Guarantor’s access to certain information located on Guarantor’s network and that ultimately may have resulted in personal information being exposed.

“Real Estate Purchase Price” has the meaning set forth in the Real Estate Purchase Agreement.

“Release”  means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representatives”  means, with respect to either party, its officers, directors, employees, financial advisors, attorneys, accountants, agents or other representatives.

“Securities Act”  means the Securities Act of 1933, as amended.

“Seller Party”  or “Seller Parties” means Seller and the Company.

“Seller Related Parties”  means, collectively, Seller, each of the direct and indirect equity holders and Affiliates (including, prior to the Closing, the Company) of Seller and each of the incorporators, members, partners, stockholders, Affiliates or current, former or future Representatives of, or any lender to, any of the foregoing.

“Straddle Period”  means any taxable period beginning before and ending on or after the date which includes the Effective Time.

“Subsidiary”  means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Target Cage Cash” means $3,791,803.

“Target Working Capital”  means -$3,979,780 (i.e., negative $3,979,780).

“Tax” or “Taxes” means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, escheat, unclaimed property, withholding, unemployment, disability, payroll, workers’ compensation, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, real property, personal property, social security, alternative or add-on minimum, value added, registration, windfall profits, natural resources, environmental, customs, base erosion or other obligations of the same or of a similar nature to any of the foregoing, together with any estimated taxes, deficiency assessments, interest, penalties, or additions to tax incurred under applicable laws with respect to any of the foregoing.

 “Tax Return” means any report, return (including any information return), election, declaration, document, disclosure, statement, schedule, claim for refund or other information or filing supplied to any Governmental Entity or required by a Governmental Entity to be supplied or maintained with respect to Taxes, including any amendments thereof or attachments thereto.

“Tenant” has the meaning given in the definition of “Ground Lease”.

“Title Company” means Chicago Title Insurance Company.

“Title Policy”  means (x) with respect to PropCo’s interest in the Real Property, an ALTA leasehold owner’s title insurance policy issued by the Title Company in the form of the Pro Forma Title Policy attached hereto as Exhibit B, in the amount of $203,925,000, reflecting the Propco Company’s leasehold title to the Real Property, and (y) with respect to Buyer’s interest in the Real Property, an ALTA leasehold owner’s title insurance policy issued by the Title Company in the form of the Pro Forma Title Policy attached hereto as Exhibit B, in the amount of $203,925,000, reflecting its leasehold title to the Real Property.

“Transferred Real Estate Assets” has the meaning set forth in the Real Estate Purchase Agreement.

“Transition Services Agreement” means the Transition Services Agreement in substantially the form attached hereto as Exhibit E.

“True Rewards loyalty program” means the True Rewards loyalty program or any other loyalty program of Seller and its Affiliates along with all data, databases, marketing and promotional materials, and other information and materials of Seller and its Affiliates associated with such loyalty programs.

“Virtual DataSite”  means the online “data room” containing information about the Company and the Property hosted by Datasite (formerly Merrill Corp.).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder, together with similar, applicable state and/or local plant closing or mass layoff laws.

The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference In Agreement

ACA	Section 2.14(f)
Acceptance Period	Section 1.5(d)
Acquiror	Recital
Acquiror Indemnitee	Section 8.2
Acquiror Indemnitees	Section 8.2

Acquiror Releasee	Section 8.11
Acquirors	Recital
Acquisition Proposal	Section 5.20
Actual Deficiency	Section 1.5(f)
Actual Overpayment	Section 1.5(f)
Affiliate Contracts	Section 2.16
Agreement	Recital
Allocation Schedule	Section 1.6
Annual Financial Statements	Section 2.4(a)
Assignment Agreement	Section 1.4(e)(v)
Base Purchase Price	Section 1.1
Basket	Section 8.4(a)
Budget Notice	Section 5.18
Buyer	Recital
Buyer Permits	Section 3.5(b)
Buyer Plans	Section 5.2(a)
CERCLA	Section 2.10(d)
Closing	Section 1.3
Closing Date	Section 1.3
Closing Payment	Section 1.5(a)
Collection Costs	Section 7.2(b)
Company	Recital
Company Intellectual Property	Section 2.7(a)
Company Permits	Section 2.12(a)
Direct Claim	Section 8.5(c)
Disclosure Schedules	Article II
Dispute Notice	Section 1.5(d)
Effective Time	Section 1.3
Environmental Permits	Section 2.10(a)
Estimated Closing Statement	Section 1.5(a)
Financial Statements	Section 2.4(a)
Form 8-K Financial Statements	Section 5.3(d)
Governmental Approvals	Section 5.4(a)
Guarantor	Recital
HSR Act	Section 2.2(c)
Indemnified Party	Section 8.5
Indemnifying Party	Section 8.5
Inspection	Section 5.3(a)
Interim Financial Statements	Section 2.4(a)
Labor Agreements	Section 2.13(a)
Landlord Parties	Section 5.23(c)
Latham	Section 9.15
Lease Documents	Section 2.6(c)
Leased Real Property	Section 2.6(a)
Licensed Intellectual Property	Section 2.7(e)
Licensed Parties	Section 3.5(a)

Licensing Affiliates	Section 3.5(a)
Material Adverse Effect	Section 6.2(a)
Material Contracts	Section 2.8
Negotiating Period	Section 1.5(d)
Neutral Accounting Firm	Section 1.5(e)
NPL	Section 2.10(d)
Obligations	Section 9.17(a)
Payor	Section 1.7
Post-Closing Statement	Section 1.5(c)
Pre-Closing Tax Refunds	Section 5.16(d)
PropCo	Recital
PropCo Licensed Parties	Section 4.5(a)
PropCo Licensing Affiliates	Section 4.5(a)
PropCo Permits	Section 4.5(b)
PropCo Transaction Filings	Section 5.4(d)
Purchase Price	Section 1.2
Purchased Interests	Recital
Purchased Interests Sale	Recital
Real Estate Purchase Agreement	Recital
Real Estate Purchase Transaction	Recital
Real Property	Section 2.6(a)
Registered IP	Section 2.7(a)
Regulation S-X	Section 5.3(d)
Releasees	Section 8.11
Requesting Acquiror	Section 5.3(d)
Restricted Area	Section 5.22
Restricted Parties	Section 5.22
Seller	Recital
Seller Indemnitee	Section 8.3(a)
Seller Indemnitees	Section 8.3(a)
Seller Releasee	Section 8.10
Seller Releasing Parties	Section 8.10
Seller Representatives	Section 5.20
Seller’s Chips	Section 1.5(b)
Seller’s Objection Notice	Section 1.6
Separate Proposal	Section 5.20
Specified Courts	Section 9.2(b)
S-X Financial Statements	Section 5.3(d)
Termination Fee	Section 7.2(a)
Third Party Claim	Section 8.5(a)
Transactions	Section 1.4
Tranfer Taxes	Section 5.7(a)

9.2Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)This Agreement, the Ancillary Agreements, any Schedules hereto and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate hereto or thereto, or the negotiation, execution or performance hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)Any suit arising out of or relating to this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, the United States District Court for the District of Delaware, or to the extent neither of such courts has subject matter jurisdiction over such suit, the Superior Court of the State of Delaware, and in each case, the appellate courts having jurisdiction of appeals in such courts (collectively, the “Specified Courts”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Specified Courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such suit. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any suit arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby in the Specified Courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any Specified Court that any such suit brought in any Specified Court has been brought in an inconvenient forum. The choice of venue set forth in this Section 9.2 is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby in any jurisdiction other than those specified in this Section 9.2. A final judgment in any such suit may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth herein shall be effective service of process for any such suit.  Notwithstanding the foregoing, the provisions of this Section 9.2(b) shall be subject to the terms of the Real Estate Purchase Agreement, including Section 10(l) thereof.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.2(c).

9.3Specific Performance.  Acquirors and Seller hereby acknowledge and agree that Seller or Acquirors, as the case may be, would be damaged irreparably in the event any of the provisions of this Agreement are not performed or threatened to be performed by any Acquiror or Seller, as the case may be, in accordance with their specific terms or otherwise are breached by such Acquiror or Seller, as the case may be. Accordingly, each Acquiror and Seller agree that Seller or Acquirors, as the case may be, shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which Seller or Acquirors, as the case may be, may be entitled, at law or in equity. Acquirors and Seller hereby waive (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

9.4Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) when transmitted via confirmed electronic mail; provided that if such email is delivered after 5:00 p.m. local time of the recipient, or on a day other than a Business Day, then on the next following Business Day, or (iii) the day following the day (except if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)if to Seller, to:

Golden Entertainment, Inc.

6595 S. Jones Boulevard

Las Vegas, Nevada 89118

Attention:  Phyllis Gilland

Email: Phyllis.Gilland@goldenent.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, CA 9007
Attention: Steven Stokdyk and Brian Duff

Email: Steven.Stokdyk@lw.com;  Brian.Duff@lw.com

(b)if to Buyer or Guarantor, to:

Century Casinos, Inc.

455 E. Pikes Peak Avenue, Suite 210

Colorado Springs, Colorado 80903

Attention: Peter Hoetzinger and Erwin Haitzmann

Email: peter.hoetzinger@cnty.com;  erwin.haitzmann@cnty.com

with a copy (which shall not constitute notice) to:

Faegre Drinker Biddle & Reath LLP
1144 15th Street
Suite 3400
Denver, Colorado 80202
Attention: Jeffrey A. Sherman
Email:Jeff.sherman@faegredrinker.com

(c)if to PropCo, to:

VICI Properties L.P.
535 Madison Avenue, 20th Floor
New York, New York 10022
Attention: Samantha S. Gallagher, General Counsel
E-Mail: corplaw@viciproperties.com

with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: James P. Godman, Todd E. Lenson and Jordan M. Rosenbaum
Email:jgodman@kramerlevin.com
tlenson@Kramerlevin.com
jrosenbaum@kramerlevin.com

9.5Interpretation

(a)When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section or Exhibit or Schedule of this Agreement unless otherwise indicated. All Exhibits and Schedules of this Agreement are incorporated herein by reference. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, (i) the word “or” is not exclusive and (ii) the words “herein,” “hereby,” “hereof,” “hereto,” and “herewith” refer to this Agreement as a whole. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The posting of any document, agreement, instrument or other information to the Virtual DataSite will constitute “delivery” of such document, agreement, instrument or other information to Acquirors within the meaning of this Agreement. PropCo, Buyer and Seller will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).

(b)The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to the corresponding numbered schedule which is included in the Disclosure Schedule. Each numbered schedule in the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Section to which the application of such disclosure is reasonably apparent on its face. It is specifically acknowledged that the Disclosure Schedule may expressly provide exceptions to a particular Section of Article II notwithstanding that the Section does not state “except as set forth on Schedule…”

9.6Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7Entire Agreement.  This Agreement, the Real Estate Purchase Agreement and all documents and instruments referred to herein and therein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof;  provided that, subject to Section 5.3(a),  the Confidentiality Agreements shall remain in full force and effect. Each party hereto hereby agrees that, except for the representations and warranties contained in this Agreement, the Real Estate Purchase Agreement, the certificates and other agreements delivered in accordance with this Agreement and the Real Estate Purchase Agreement and the respective Disclosure Schedules, neither Seller, on the one hand, nor Acquirors, on the other, makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its respective Representatives or other Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective Representatives of any documentation or other information with respect to any one or more of the foregoing.

9.8Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.9Assignment.  Except as otherwise provided in Section 5.16(g), without the prior written consent of all of the parties hereto, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise, except that (x) Buyer may assign its rights (but not its obligations, and for the avoidance of doubt,  no  such  assignment  shall  relieve  Buyer  of  any  of  its  obligations hereunder) under this Agreement to one or more of its wholly owned, direct or indirect Subsidiaries and (y) PropCo may assign all or a portion of its rights (but not its obligations, and for the avoidance of doubt,  no  such  assignment  shall  relieve  PropCo of  any  of  its  obligations hereunder) under this Agreement to one or more of its wholly owned Subsidiaries, provided, further,  that,  notwithstanding  anything  to  the  contrary  contained  in  this Agreement,  nothing shall  restrict  Guarantor  from  the  sale,  transfer,  exchange,  assignment  or  other disposition by any means of a majority of its equity securities, or all or  substantially all of Guarantor’s assets, provided that after such sale, transfer, exchange, assignment or other disposition, Guarantor shall retain cash proceeds or other consideration therefrom in an amount reasonably sufficient to satisfy Guarantor’s obligations hereunder.. Any attempted assignment in violation of this Section 9.9 shall be void.

9.10Parties of Interest; No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its permitted successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) the Financing Parties may enforce (and the Financing Parties are intended third party beneficiaries of) the provisions of this Section 9.10 (solely to the extent that it relates to the Financing Parties) and the proviso in the first sentence of Section 9.13, (ii) the Acquirer Indemnitees and the Seller Indemnitees are intended third party beneficiaries of Article VII and (iii) as expressly set forth in Section 9.9 and Section 9.17(d). In addition, Seller agree on behalf of themselves and their Affiliates that none of the Financing Parties or any of their respective former, current or future general or limited partners, shareholders, managers, members, controlling person, Representatives or Affiliates shall have any liability or obligation to Seller or any of their Affiliates relating to this Agreement or any of the Transactions (including any Financing) whether at law or equity, in contract, in tort or otherwise.

9.11Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or PDF file (portable document format file) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.12Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.13Amendment.  This Agreement may not be amended other than by an instrument in writing signed on behalf of the parties hereto provided, that, notwithstanding anything to the contrary contained herein, Section 9.10 (solely to the extent that it relates to the Financing Parties) and this proviso of Section 9.13 (and any related definition to the extent an amendment of such definition would modify the substance of any of the foregoing provisions) may not be amended in a manner that is materially adverse to the Financing Parties without the prior written consent of the Financing Parties.

9.14Extension; Waiver.  At any time prior to the Closing, Acquirors, on the one hand, and Seller, on the other hand, may, to the extent legally allowed (i) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant herein and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right or remedy hereunder shall impair such right or remedy or be construed as a waiver of, or acquiescence in, any breach hereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or any other right.

9.15Attorney-Client Privilege.  Recognizing that Latham & Watkins LLP (“Latham”) has acted as legal counsel to Seller and the Company, and that such law firm intends to act as legal counsel to Seller and its Affiliates (other than the Company) after the consummation of the Closing, Buyer agrees, as to all communications among Latham, the Company and/or Seller or their respective representatives that (i) relate to the period prior to the consummation of the Closing or (ii) otherwise relate to the negotiations of, or the transactions contemplated by, this Agreement, that the attorney-client privilege, the work product privilege, the expectation of client confidence and any other legal privileges or immunities belong to Seller and its Affiliates and may be controlled by Seller and its Affiliates and shall not pass to or be claimed by Buyer, the Company or any of their respective Affiliates or Subsidiaries or be waived by Buyer, the Company or any of their respective Affiliates or Subsidiaries. Seller and its Affiliates may assert the attorney-client privilege, the work product privilege, the expectation of client confidence and any other legal privilege or immunity against Buyer, the Company or any of their respective Affiliates or Subsidiaries to the fullest extent permitted by applicable Law. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company or any of their respective Subsidiaries or Affiliates and a third party (other than a party to this Agreement or any of its Affiliates) after the Closing, the Company may assert the attorney-client privilege, the work product privilege or any other applicable privilege or immunity from disclosure to prevent disclosure of confidential communications by Latham to such third party; provided that neither the Company nor any of its Affiliates may waive such privilege without the prior written consent of Seller.

9.16Representation.  Buyer hereby agrees that, notwithstanding the fact that such law firm may be deemed from time to time to have acted as legal counsel to Seller and the Company prior to the Closing, following the Closing, Latham may act as legal counsel to Seller and/or their Affiliates, including in connection with any dispute relating to this Agreement or the transactions contemplated by this Agreement or any other disputes that may arise between any of the parties hereto following the Closing, and Buyer shall not, and shall not cause, suffer or permit the

Company to, have or seek to have Latham disqualified from representing any of Seller and/or their Affiliates.

9.17Guarantor Guarantee

(a)Guarantor irrevocably and unconditionally guarantees to each of the Acquirors and the Acquiror Indemnitees the full and timely payment by Seller when due of any obligation of Seller to pay any amount or amount due to any Indemnified Party pursuant to Section 8.2 hereof to the extent the same is required to be paid by Seller pursuant to the terms and subject to the conditions and limitations thereof (the “Obligations”). Notwithstanding anything to the contrary contained herein, Acquirors acknowledge and agree on behalf of themselves and each Indemnified Party that (i) to the extent Seller is relieved of any of the Obligations for any reason (including pursuant to any limitation arising out of the terms and conditions of Article VIII), Guarantor shall be similarly relieved of such Obligations for all purposes hereunder, and (ii) Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by Guarantor hereunder, any claim, set-off, deduction, defense or release that Seller could assert against Acquirors or any Indemnified Party, in each case, under the terms of this Agreement.

(b)Guarantor hereby represents and warrants to the Acquirors as of the date hereof and as of the Closing as follows:

(i)Guarantor has all requisite power and authority to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the performance by Guarantor of its obligations under this Agreement have been duly authorized by all necessary action on the part of Guarantor. This Agreement has been duly executed and delivered by Guarantor and constitutes the valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject, as to enforcement, to (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (B) general principles of equity; and

(ii)The execution and delivery of this Agreement does not, and the performance by Guarantor of its obligations under this Agreement will not, (A) conflict with, or result in any violation or breach of, any provision of the organizational documents of Guarantor, (B) conflict with or violate any Law applicable to the Guarantor or (C) require any material notices, reports or other filings by Guarantor with, nor any material consents by any Governmental Entity, except for any notice, report or other filing by Guarantor with, or any consent by, any Governmental Entity where the failure to make such notice, report or other filing with, or obtain such consent of, such Governmental Entity would not, individually or in the aggregate, reasonably be expected to impair or delay Guarantor’s performance of its obligations hereunder.

(c)Guarantor shall not assign its rights, interests or obligations hereunder to any other Person without the prior written consent of Acquirors. Any attempted assignment in violation of this section shall be null and void;  provided, that, notwithstanding anything to the contrary contained in this Agreement, nothing shall restrict Guarantor from the sale, transfer, exchange, assignment or other disposition by any means of a majority of its equity securities, or all or substantially all of its assets.

(d)The Acquiror Indemnitees shall be express third party beneficiaries of this Section 9.17.

9.18Unitary Transaction.  Seller and Acquirors hereby agree that if the Closing is to occur, it must be in respect of all Purchased Interests and the Property, and unless the parties hereafter otherwise agree, Acquirors shall not have the right to acquire, and Seller shall not have the right to require Acquirors to acquire, fewer than all of the Purchased Interests and the Property.

9.19REIT Protection.  The Parties to this Agreement intend that this Agreement shall be interpreted in a manner that is consistent with the continued qualification of VICI Properties Inc. (“VICI REIT”) as a real estate investment trust under the Code (a “REIT”). Notwithstanding anything to the contrary set forth in this Agreement, VICI REIT shall not be required to take any action or refrain from taking any action that would, in either case, reasonably be expected to cause VICI REIT to fail to qualify as a REIT; provided, that in such case, the Parties to this Agreement will cooperate in good faith to identify and implement an alternative that preserves the terms of this Agreement to the greatest extent possible and use its reasonable best efforts to implement an alternative that would not reasonably be expected to cause VICI REIT to fail to qualify as a REIT; provided, further, that VICI acknowledges, that as of the date hereof, it is not aware of any provision of this Agreement that would reasonably be expected to cause VICI REIT to fail to qualify as a REIT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

SELLER:

LAKES MARYLAND DEVELOPMENT, LLC

By: /s/ Charles Protell

Name: Charles Protell

Title: President and Chief Financial Officer

BUYER:

CENTURY CASINOS, INC.

By:/s/ Margaret Stapleton

Name: Margaret Stapleton

Title: Chief Financial Officer

PROPCO:

VICI PROPERTIES, L.P.

By: /s/ David A. Kieske

Name: David A. Kieske

Title: Treasurer

GUARANTOR:

GOLDEN ENTERTAINMENT, INC.

By: /s/ Charles Protell

Name: Charles Protell

Title: President and Chief Financial Officer